Exhibit 10.1

Execution Version

Transaction Agreement

dated as of March 12, 2024

among

Solar Technology LLC,
as Lessee and Construction Agent,

BA Leasing BSC, LLC,
as Lessor,

Bank of America, N.A.,
not in its individual capacity, except as expressly
stated herein, but solely as Administrative Agent,

and

The Persons Named on Schedule II Hereto, as Participant Interest Parties

Banc of America Leasing & Capital, LLC
as Arranger

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Appendices

Appendix 1	—	Definitions and Interpretation

Schedules

Schedule I	—	Lessor Commitment
Schedule II	—	Participant Interest Parties’ Commitments
Schedule III	—	Notice Information, Payment Offices and Applicable Lending Offices
Schedule 3.1(d)	—	Project Budget
Schedule 6.1(xi)	—	Governmental Actions; Filings and Recordings

Exhibit A	—	Form of Advance Request
Exhibit B	—	Form of Opinion of Special Counsel to Lessee/Parent Guarantor
Exhibit C	—	Form of Construction Agent’s Initial Advance Date Certificate
Exhibit D-1	—	Form of Responsible Officer’s Certificate of Lessee
Exhibit D-2	—	Form of Responsible Officer’s Certificate of Parent Guarantor
Exhibit D-3	—	Form of Responsible Officer’s Certificate of Construction Agent due on Facility Completion Date
Exhibit E	—	Form of Assignment Agreement
Exhibit F	—	General Contractor Completion Certificate
Exhibit G-1	—	Form of Officer’s Certificate of Lessee
Exhibit G-2	—	Form of Officer’s Certificate of Parent Guarantor
Exhibit H	—	Form of Managed Service Agreement Consent
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Transaction Agreement

This Transaction Agreement (this “Transaction Agreement”), dated as of March 12, 2024, is entered into by and among Solar Technology LLC, a Delaware limited liability company, as Lessee (together with its permitted successors and assigns, in its capacity as Lessee, “Lessee”) and as Construction Agent (together with its permitted successors and assigns, in its capacity as Construction Agent, “Construction Agent”); BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor (“Lessor”); Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent (the “Administrative Agent”); and the Persons listed on Schedule II hereto as Participant Interest Parties (together with their permitted successors, assigns and transferees, each as a Participant Interest Party under the Participation Agreement, a “Participant Interest Party”, and collectively, the “Participant Interest Parties”).

Witnesseth:

A.Lessee, Construction Agent, Lessor, Administrative Agent and the Participant Interest Parties are entering into this Transaction Agreement, the Lease and the other Operative Documents to fund the Project Costs for Lessor to (i) acquire a ground leasehold interest in the Site, (ii) through the Construction Agent, install, assemble and construct the Facility, and (iii) lease the Leased Property to Lessee.

B.Subject to the terms and conditions of this Transaction Agreement and the other Operative Documents, on the Document Closing Date, among other things, (i) Construction Agent and Lessor will enter into the Construction Agency Agreement pursuant to which Construction Agent will act as construction agent for Lessor in connection with the construction of the Facility on the Site and (ii) and Lessor will enter into the Lease pursuant to which Lessor will agree to lease the Leased Property to Lessee, and Lessee will agree to lease the Leased Property from Lessor, pursuant to the Lease for a term commencing on the Facility Completion Date.

C.The Participant Interest Parties have agreed, subject to the conditions, restrictions and limitations in this Transaction Agreement and each other Operative Document, to provide to the Administrative Agent a portion of the financing necessary to pay Project Costs, including the cost of designing, and constructing the Facility during the Commitment Period.

D.Ground Lessor is the fee simple owner of the Site, and Ground Lessor, as ground lessor, and Lessor, as ground lessee, will enter into that certain Ground Lease, pursuant to which Lessor, as ground lessee, will lease the entire Site from Ground Lessor.

E.Lessor has agreed, subject to the conditions, restrictions and limitations in this Transaction Agreement and each other Operative Document, to provide to the Administrative Agent the remaining portion of the funds necessary to pay Project Costs, including the cost of designing, and constructing the Facility during the Commitment Period.

F.Administrative Agent using amounts funded by Participants, will provide Advances during the Commitment Period to pay Project Costs, including the cost of designing and constructing the Facility during the Commitment Period.

G.Lessee will not be required to make scheduled payments of Basic Rent under the Lease until the Base Term Commencement Date.

H.Parent Guarantor will provide a guaranty of Lessee’s obligations under the Operative Documents pursuant to the Guaranty.

I.To secure the repayment of the Participants’ respective Lessor Amount and Participant Interest Contribution Amount and the other amounts due and payable by Lessee under the Operative Documents, the Lessor, on behalf of the Participants, will have the benefit of a Lien on the Leased Property and the other Collateral.

Now, Therefore, in consideration of the mutual agreements contained in this Transaction Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions; Interpretation

Section 1.1.     Definitions; Interpretation. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Transaction Agreement.

Article II
Document Closing Date; Acquisition Date

Section 2.1.     Effectiveness of Agreement. This Transaction Agreement shall be effective as of the earliest date (the “Document Closing Date”) on which all of the conditions precedent thereto set forth in Section 6.1 have been satisfied or waived by the applicable parties as set forth therein.

Section 2.2.     Lease of Leased Property. Subject to the conditions set forth in this Transaction Agreement and pursuant to the terms hereof, on the Document Closing Date, (i) Lessor, in its capacity as tenant, and the Ground Lessor in the capacity as landlord, shall enter into the Ground Lease pursuant to which the Ground Lessor shall lease to the Lessor the Site, together with Appurtenant Rights, (ii) Construction Agent and Lessor shall enter into the Construction Agency Agreement and (iii) Lessor and Lessee will enter into the Lease pursuant to which Lessor shall lease the Leased Property to Lessee effective on the Base Term Commencement Date, and Lessee shall lease the Leased Property from Lessor for the Term.

Section 2.3.     Project Costs. Subject to the terms and conditions of this Transaction Agreement, on each Advance Date, Lessor shall make an Advance, the proceeds of which shall be used for the payment of Project Costs (including Capitalized Yield, Capitalized Fees, Capitalized Contingent Rent and Transaction Expenses accruing during the Commitment Period).

Section 2.4.     Guaranty by Parent Guarantor. On the Document Closing Date, Parent Guarantor shall enter into the Guaranty, pursuant to which Parent Guarantor shall absolutely and unconditionally guarantee the obligations of Lessee and Construction Agent under the Operative Documents.

Section 2.5.     General Construction Agreement.  Construction Agent shall prior to July 31, 2024 enter into an amendment to the General Construction Agreement (the “GMP Amendment”) providing for (a) a final completion date thereunder of not later than the Outside Completion Date and (b) a guaranteed maximum price under the General Construction Agreement that, when taken together with the Project Costs payable under all of the Project Agreements, is not in excess of $750,000,000 (the “Required GMP Amount”); provided, that Construction Agent shall not incur Project Costs in excess of $240,000,000 under any Project Agreement, including the General Construction Agreement, until Construction Agent has satisfied the clauses (a) and (b) of this Section 2.5. All Project Specific Agreements relating to the General Construction Agreement, Architect Agreement and any other Major Project Agreement that are necessary for the completion of the Facility shall be entered into prior to, or contemporaneous with, the GMP Amendment.

Section 2.6.     Increase in Commitments.

(a)Request for Increase. In the event Construction Agent has delivered a GMP Amendment in excess of the Required GMP Amount, and provided there exists no Event of Default, upon written notice to the Administrative Agent (which shall promptly notify the Participants), the Construction Agent may request an increase in the Commitments and the Aggregate Commitment Amount by an amount equal not to exceed One Hundred Million Dollars; provided any such request shall occur prior to August 31, 2024. At the time of sending such notice, the Construction Agent (in consultation with the Administrative Agent) shall specify the time period within which each Participant is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Participants).

(b)Participant Elections to Increase. Each Participant, in its sole discretion, shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Participant not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)Notification by Administrative Agent; Additional Participant. The Administrative Agent shall notify the Construction Agent and each Participant of the Participants’ responses to the request made hereunder. In the event that one or more Participants does not agree to increase its Commitment in an amount equal to its Commitment Percentage of the requested increase, solely to the extent necessary to achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Lessor, the Construction Agent may also invite additional Eligible Assignees to become Participants pursuant to a joinder agreement in form and substance satisfactory to the Lessor and its counsel.

(d)Effective Date and Allocations. If the Aggregate Commitment Amount and the Commitments are increased in accordance with this Section, the Administrative Agent and the Construction Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase (which, if all Participants agree to such increase, will be pro rata amongst the Participants based on their Commitment Percentage of the requested increase), which Increase Effective Date shall be conditioned upon (i) the entering into any amendments to the Operative Documents reasonably necessary to evidence the increase of the Commitments, including amendments to the Security Instruments and a reaffirmation of the Guaranty by Guarantor, (ii) payment of any stamp, court or documentary, intangible, recording, filing or similar taxes (including mortgage taxes), (iii) payment of the Upfront Fee to each Participant and the Arranger Fee to the Arranger, (iv) receipt of modifications to the Title Policies, in each case, in form and substance satisfactory to Lessor and the Participants and (v) receipt of an updated Appraisal. The Administrative Agent shall promptly notify the Construction Agent and the Participants of the final allocation of such increase and the Increase Effective Date and Schedule I and Schedule II to this Transaction Agreement shall be deemed amended consistent with the final allocations. In the event that the Commitment Percentages are amended on the Increase Effective Date, the Administrative Agent will adjust, and the applicable Participants agree to fund, the allocations of the next requested Advance (or Advances, as applicable) so that any new Participant or any Participant whose Commitment Percentage was increased will fund such Advance (or Advances), or portion thereof, until the aggregate amount funded by each Participant is equal to their revised Commitment Percentages of the aggregate outstanding Lessor Amount and Participant Interest Contribution Amount.

(e)Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Construction Agent shall deliver to the Administrative Agent a certificate of the Construction Agent and Guarantor dated as of the Increase Effective Date signed by a Responsible Officer of such Persons (x) certifying and attaching the resolutions adopted by Person approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VIII of this Transaction Agreement, Section 7 of the Guaranty and the other Operative Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.6, the representations and warranties contained in Section 7(e) of the Guaranty shall be deemed to refer to the most recent statements furnished pursuant to Section 8(i) of the Guaranty, and (ii) no Event of Default exists or would result therefrom.

Article III
Funding of Advances

Section 3.1.     Fundings. (a) Amount of Fundings. Subject to the terms and conditions of this Transaction Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request, on each Advance Date Administrative Agent shall, to the extent it has received amounts from the Participants, make the requested Advance, and each Participant will fund its portion of such Advance, as and to the extent provided herein, in each case by making available to the Administrative Agent by wire transfer of immediately available funds in accordance with the instructions set forth in the Advance Request, an amount equal to (i) with respect to any Participant Interest Party, the product of such Participant Interest Party’s Commitment Percentage and the aggregate amount of the requested Advance and (ii) with respect to the Lessor, the product of Lessor’s Commitment Percentage and the aggregate amount of the requested Advance. Notwithstanding the foregoing, (i) the Funding by each Participant (x) on any Advance Date shall not exceed such Participant’s Available Commitment and (y) of any Advance required to be made by such Participant on such Advance Date, together with all prior Fundings and future Advances to be made by such Participant as set forth in the Project Budget shall not exceed such Participant’s Commitment and (ii) the Advance to be made by the Participants on such Advance Date, together with all prior Fundings and future Advances to be made as set forth in the Project Budget, shall not exceed the Aggregate Commitment Amount. No amounts paid or prepaid with respect to the Lessor Amount or the Participant Interest Contributions may be readvanced.

(b)Yield on Participant Interest Contributions and Lessor Amount. The Participant Interest Contribution Amount and the Lessor Amount shall accrue Yield at the Yield Rate.

(c)Fundings. Any Advance required to be made by Lessor pursuant to any Operative Document shall be made by the Participants making a Funding directly to the Administrative Agent. Such Funding by the Participants to the Administrative Agent with respect to an Advance and any Advance by the Administrative Agent to any Person entitled to payments constituting Project Costs, including Contingent Rent, Fees, Yield or Transaction Expenses shall be deemed to constitute the required Advance by the Participants.

(d)Advances; Limitations and Limits. (i) Pursuant to Section 3.2, each Advance shall be used solely to (A) pay Project Costs previously incurred or to reimburse Lessee for amounts previously advanced in respect of, and to pay directly, Project Costs which Lessee certifies in the Advance Request for such Advance will be incurred and become payable within the thirty (30) day period following the date of such Advance, (B) Fund Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent provided for, and in the manner set forth, in Section 3.2 and (C) to reimburse Lessor for previously funded Specified Payments (as defined in the Agency and Indemnity Agreement), plus interest thereon, pursuant to Section 15 of the Agency and Indemnity Agreement.

(ii)The first Advance Date shall occur on the Document Closing Date (the “Initial Advance Date”). Each Advance Date other than the Initial Advance Date shall be a Business Day which is also a Payment Date, and there shall be no more than one Advance during any calendar month (excluding any Advance made solely to pay Capitalized Fees, Capitalized Contingent Rent, or Capitalized Yield), except that there may be two (2) Advances in March 2024. Each Advance shall be comprised solely of Project Costs of the general categories of costs and shall be subject to the limitations on amounts for each such general cost category as set forth in the Project Budget and the Project Costs to be included in such Advance and of the type provided for in each general category of costs together with all prior Advances of Project Costs of such type, as applicable will not exceed the aggregate dollar amount set forth in the applicable general category of costs of the Project Budget. Lessee may not request an Advance with respect to Project Costs payable under any Major Project Agreement unless Lessee has satisfied the conditions with respect thereto of Section 2.4 of the Construction Agency Agreement. All remittances made by the Participants for the Funding of any Advance shall be made in immediately available federal funds by wire transfer to the Administrative Agent at the Administrative Agent’s address referred to in Schedule III hereto prior to 1:00 p.m. (New York City time) on the Advance Date specified in the relevant Advance Request; provided, that if the terms and conditions for such Advance set forth herein have not been satisfied by 1:00 p.m. New York time on the Advance Date specified in such Advance Request, no Participant shall be obligated to maintain the availability of its funds for such Advance unless such Participant has received a satisfactory indemnity for the overnight investment of such funds. Promptly upon Administrative Agent’s receipt of such funds from the Participants, subject to the conditions herein (including Section 3.2), Administrative Agent shall wire such funds on the applicable Advance Date to the Persons entitled thereto and to such accounts as Lessee shall have indicated in the Advance Request. Notwithstanding anything to the contrary set forth in this Section 3.1(d)(ii), (Y) a Completion Date Advance may be made on any Business Day subject to the terms of Section 3.2(b) hereof and (Z) there may be two Advances made during the calendar month in which a Completion Date Advance is requested by Lessee.

(e)Termination of Commitments. Notwithstanding anything in this Transaction Agreement to the contrary, the Commitments shall terminate and no Participant shall be obligated to make an Advance, and no Advance Date may occur, upon the occurrence of the earliest of (i) 2:00 p.m. New York time on the last day of the Commitment Period, (ii) a termination of the Participant Interest Parties’ Commitments pursuant to Section 3.2 of the Participation Agreement and (iii) any payment by the Lessee in full of the Lease Balance then due and payable.

Section 3.2.     Payment of Project Costs and Fees; Application and Allocation of Funds.

(a)Payment of Project Costs. Effective on the Document Closing Date and as provided for in the Construction Agency Agreement, Construction Agent is hereby appointed as Lessor’s agent to supervise the performance of the General Contractor under the General Construction Agreement and undertake or cause to be undertaken the Site Obligations. Construction Agent shall pay or cause to be paid as and to the extent provided for and subject to the limitations of Sections 2.5 and 4.1 of the Construction Agency Agreement all Project Costs, as such costs become due. On the Initial Advance Date and on each subsequent Advance Date, upon the satisfaction of the terms and conditions of this Transaction Agreement, the Administrative Agent, on behalf of Lessor, shall make an Advance, from funds made available by the Participants pursuant to Section 3.1(c), in the amount specified in the applicable Advance Request either, (i) to the extent the Project Costs have been previously paid directly by Construction Agent from Construction Agent’s own funds and either Construction Agent has not been reimbursed for such expenditures by an Advance hereunder or amounts have not been previously Advanced for the payment thereof pursuant to clause (iii) hereof, to Construction Agent to reimburse Construction

Agent for such Project Costs; (ii) to the extent the Project Costs have not been previously paid and are then due and payable, to the Person(s) entitled to the payment thereof; (iii) to Fund Capitalized Yield, Capitalized Fees, Capitalized Contingent Rent, Contingent Rent and Supplemental Rent (if any) then due and payable and (iv) to reimburse Lessor for previously funded Specified Payments (as defined in the Agency and Indemnity Agreement), plus interest thereon, pursuant to Section 15 of the Agency and Indemnity Agreement; provided, however, that all such Fundings for Capitalized Yield, Rent, Capitalized Fees, Capitalized Contingent Rent, Contingent Rent or other Supplemental Rent (if any) payable to any Participant will be Funded to the Administrative Agent and paid by the Administrative Agent directly to such Participant as provided for in Section 5.3.

(b)Completion Date Advance. Subject to the requirements of this Section 3.2(b), Section 3.3 and Section 6.2 (other than Section 6.2(f)(F)), Construction Agent may request an Advance (such Advance, a “Completion Date Advance”) for the purpose of paying all Project Costs provided for in the Project Materials for the Facility that Construction Agent, in good faith and its reasonable judgment, expects to become payable after the Completion Date and which Lessor has confirmed are expected to become payable after the Completion Date (such amounts, the “Completion Advance Funds”). Construction Agent shall provide at least thirty (30) days’ prior written notice for the Completion Date Advance and specify the Advance Date for the Completion Date Advance. All Completion Advance Funds shall, at the election of Lessor, be funded into an escrow account with the Administrative Agent or another commercial bank acceptable to Lessor on escrow terms acceptable to Lessor until such Completion Advance Funds are due and payable and Construction Agent has provided invoices and other documentation requested by Lessor regarding the application of the Completion Advance Funds and written direction to pay such invoices directly or reimburse Construction Agent for such Project Costs to the extent Construction Agent has previously paid such Project Costs; provided, however, that Administrative Agent shall not be obligated to release any Completion Advance Funds unless Construction Agent has satisfied the requirements of Section 6.2. Notwithstanding anything to the contrary set forth herein, no Completion Date Advance may be made unless the (i) Construction Consultant has made an inspection of the Facility, if requested by Lessor, and (ii) Construction Consultant has certified that Substantial Completion has been achieved at least five (5) Business Days prior to the related Advance Date.

Section 3.3.     Advance Dates.

(a)Notice and Closing. At least four (4) Business Days prior to each Advance Date (but no later than 12:00 noon New York time on such date), Construction Agent, shall deliver to Administrative Agent (which shall promptly forward a copy of such Advance Request to each Participant) an irrevocable written notice substantially in the form of Exhibit A (an “Advance Request”), setting forth:

(i)with respect to the Initial Advance, the Estimated Facility Completion Date (which shall be no later than the Outside Completion Date);

(ii)the proposed Advance Date;

(iii)a statement of the amount of the requested Advance setting forth the amount of such Advance to be used to Fund (x) Capitalized Yield and to pay Capitalized Fees and Capitalized Contingent Rent or (y) other Supplemental Rent which is payable with Advances hereunder;

(iv)a description of all Project Costs, by type and amount, to which such Advance applies, indicating which portion of such Project Costs have been paid by Construction Agent and for which Construction Agent has not been reimbursed hereunder, the portion of the Project Costs which are then due and unpaid and the identity of the Persons entitled to such payments and the portion of the Advance to be paid to such Person (including a description of all Soft Costs and Transaction Expenses, it being understood that, to the extent amounts for Transaction Expenses are retained by and paid at the direction of Administrative Agent, a general description of the types of categories of Transaction Expenses will be sufficient);

(v)a certification by Construction Agent that: (A) such Advance complies with the limitations and conditions set forth in Section 3.1(d) and all conditions to such Advance set forth in Article VI have been fully satisfied, (B) the aggregate amount to be Funded by the Participants on such Advance Date, together with the Advances made on all prior Advance Dates and future Advances to be made as set forth in the Project Budget, does not exceed the Aggregate Commitment Amount, (C) the Project Budget is In Balance, (D) the aggregate amount to be funded by the Participants on such Advance Date, together with all Advances made on all prior Advance Dates, and each specific Project Cost requested on such Advance Date does not exceed the aggregate amounts set forth in the Project Budget or, with respect to any specific Project Cost does not exceed the applicable budget item for such costs (plus any reserve specifically for such item) set forth in the Project Budget taking into consideration the allocation of any Savings and the remaining Contingency Reserve available in respect of such costs (each such allocation of the Contingency Reserve so applied reducing thereafter the remaining Contingency Reserve); (E) there are no events of default or breaches under the General Construction Agreement or any other Major Project Agreement or any other events which might reasonably be expected to cause the Facility Completion Date not to occur on or prior to the Outside Completion Date for the Aggregate Commitment Amount; (F) if any payments are due under the General Construction Agreement or any other Major Project Agreement or any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such amounts, and all conditions under the General Construction Agreement or such other Major Project Agreements, as applicable, to payment of such Project Costs have been satisfied; (G) all conditions to Construction Agent’s right to request an Advance for Project Costs or to the disbursement of all prior Advances in respect of Project Costs, as applicable, pursuant to the Construction Agency Agreement have been fully satisfied to the extent not waived in accordance with the Operative Documents; (H) Completion is capable of occurring on or before the Outside Completion Date; (I) no Project Change approved or requested by Construction Agent has an adverse effect on the Fair Market Value, utility, useful life or residual value of the Leased Property following such Project Change; (J) the amounts requested in the Advance are only for payment of Project Costs then due and payable or which will be incurred and payable within the next thirty (30) days; and

(vi)wire transfer instructions for the disbursement of the appropriate amount of funds to Construction Agent or to such other Persons as may be entitled to such Advance.

All documents and instruments required to be delivered on the Document Closing Date and in connection with the Initial Advance pursuant to this Transaction Agreement shall be delivered at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, Attention: Vincent W. Pelleriti, Esq. or at such other location as the Administrative Agent and Lessee may agree. All documents and instruments required to be delivered on any subsequent Advance Date pursuant to this Transaction Agreement shall be delivered to the Administrative Agent, or at such other location as the Administrative Agent, Required Participants, Lessor and Lessee may agree.

(b)Advance. On each Advance Date, and subject to the satisfaction of the conditions set forth in Article VI, the Participants shall, as and to the extent provided herein, Fund the Advance by wire transfer directly to Administrative Agent. Notwithstanding the foregoing, in the event that Lessor elects, following an Event of Default, to cause the performance and completion of the Site Obligations, including the Construction of the Facility, then Lessor may submit Advance Requests, the aggregate amount available to be Funded by the Participants shall equal the aggregate amount of the Available Commitments (without regard to the limitations in Section 3.3(a)(v), but in all cases subject to the limitations and limits set forth in the last sentence of Section 3.1(a)), and such amounts shall be disbursed directly to Lessor or its designee for the payment of Project Costs.

(c)Notification to Participants of Advance Requests. Upon receipt of an Advance Request, the Administrative Agent shall calculate the amounts required to fund the requested Advance based on the respective Commitments of the Participants, and shall promptly, and not less than (3) Business Days prior to each Advance Date (but no later than 12:00 noon New York time on such date), notify the Participants of such amounts.

(d)Notification to Construction Agent of Capitalization of Certain Amounts. The Administrative Agent shall provide to the Construction Agent from time to time not less than six (6) Business Days prior to any Advance Date a written statement of the amount of Capitalized Yield and Capitalized Fees accrued on or with respect to the Participant Interest Contributions, the Lessor Amount and Available Commitments as of such Advance Date and any Capitalized Contingent Rent then due and payable; provided, however, that Administrative Agent’s failure to give such notice shall not relieve Construction Agent of its obligation to pay when due all such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent.

Section 3.4.     Capitalization of Certain Amounts. (a) During the Commitment Period, on each date which is four (4) Business Days prior to any Payment Date, Construction Agent shall request, or if Construction Agent fails to request, Construction Agent shall be deemed to have requested an Advance in an amount equal to Capitalized Yield and Capitalized Fees accrued on or with respect to the Participant Interest Contribution Amount, the Lessor Amount and Available Commitments, during the immediately preceding Interest Period ending on such Payment Date and any Capitalized Contingent Rent then due and payable, and so long as (i) no Insolvency Event, Event of Default, Event of Loss, or Significant Environmental Event has occurred, (ii) Lessor has not given a Termination Notice pursuant to Section 15.1 of the Lease or Section 3.4 of the

Construction Agency Agreement, (iii) no Default or Event of Default, Event of Loss, or Significant Environmental Event will have occurred after giving effect to the making of such Advance, and (iv) the conditions in Sections 6.2(b), (f), (g), (h)(i) and (i) hereof have been satisfied as of such Advance Date, then the Participants shall make such Advance. The Advance Date with respect to each such Advance for such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent shall be the relevant Payment Date (subject to the terms and conditions for an Advance set forth in this Transaction Agreement), and the proceeds of such Advance shall be applied to pay such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent. On each Advance Date on which each such Advance is being made, the Project Costs Funded by the Participants shall be increased by an amount equal to the Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent so Funded; provided, however, that if an Advance hereunder would exceed the limitations and limits set forth in the first sentence of Section 3.1(d), the Participants shall not have any obligation to make such Advance.

(b)If any Participant elects to capitalize the amount of any Claims relating to any loss or liability resulting from a Casualty or Condemnation occurring during the Commitment Period, any such amount shall be capitalized by automatically treating such amount as an Advance (funded by such Participant) and shall correspondingly increase the Participant Balance of such Participant and the Lease Balance. Administrative Agent shall notify Construction Agent and each Participant of each amount so capitalized and treated as an Advance (and the related increase in the applicable Participant Balance and Lease Balance therein) under this Section 3.4 within fifteen (15) days after each such Advance.

Section 3.5.     Non-Funding Participant Interest Party’s Portion. (a) In the event that any Participant Interest Party fails to make available to the Administrative Agent on the applicable Advance Date after all conditions to such Advance have been satisfied an amount equal to such Participant Interest Party’s Commitment Percentage of the amount of the Advance required by the terms hereof to be funded by such Participant Interest Party on such Advance Date (a “Defaulting Participant Interest Party”), or the Administrative Agent determines that a Participant Interest Party will become a Defaulting Participant Interest Party on the applicable Advance Date, the Administrative Agent shall cease to pay such Defaulting Participant Interest Party any Commitment Fee for as long as such Participant Interest Party remains a Defaulting Participant Interest Party and the Administrative Agent shall promptly notify Construction Agent thereof and Construction Agent shall have the following options: (x) except in respect of any Advance pursuant to Section 3.4 and without in any way waiving the occurrence of any Payment Default, the Construction Agent may elect to postpone the Funding of the portion of the Advance to be provided by the Defaulting Participant Interest Party (provided, however, that such postponement shall in no event relieve Construction Agent of its obligation to pay as Contingent Rent any Break Costs suffered or incurred by any Participant (other than to the extent of an amount equal to any payment thereof to the Defaulting Participant Interest Party) as and to the extent required by and pursuant to Article XIV), or (y) Construction Agent may elect to have the provisions of clause (b) of this Section 3.5 be applicable. In either event, Construction Agent or the Administrative Agent may elect to have the Defaulting Participant Interest Party replaced with a new Participant Interest Party acceptable to the Construction Agent, and the Administrative Agent and the Defaulting Participant Interest Party shall cooperate (at no cost to the Construction Agent) in assigning its interest at par to a replacement Participant Interest Party in accordance with Section 12.1(a). The

Administrative Agent’s right to replace the Defaulting Participant Interest Party shall be subordinate to such right of Construction Agent; and if Construction Agent does not elect to replace the Defaulting Participant Interest Party with a new Participant Interest Party by delivery of written notice to the Administrative Agent within fifteen (15) days after the Advance Date on which the Defaulting Participant Interest Party fails to fund its Participant Interest Party’s Commitment Percentage of the requested Advance, or if Construction Agent timely elects to do so, but for only a portion of the Defaulting Participant Interest Party’s Commitment, and the Non-Defaulting Participant Interest Parties do not elect to increase their Commitments to cover the uncommitted portion of the Defaulting Participant Interest Party’s Commitment, then the Administrative Agent shall have the right to replace the Defaulting Participant Interest Party.

(b)At Construction Agent’s or, subject to the provisions of Section 3.5(a), the Administrative Agent’s option, the Administrative Agent shall (i) promptly notify each other Participant Interest Party that is not a Defaulting Participant Interest Party (each, a “Non-Defaulting Participant Interest Party”), (ii) specify the then Available Commitment (as used in this Section 3.5(b), the “Defaulted Participant Interest Party Commitment Amount”) of each Defaulting Participant Interest Party less, if applicable, the Commitment(s) of the replacement Participant Interest Party(s) (such difference, the “Commitment Shortfall”), and (iii) offer to all Non-Defaulting Participant Interest Parties the opportunity to increase their respective Commitments by notice in writing to Administrative Agent within five (5) Business Days of Administrative Agent’s receipt of notice in clause (i) above. If the Non-Defaulting Participant Interest Parties offer to increase their Commitments in an amount in the aggregate which is not less than the Commitment Shortfall, Administrative Agent shall increase the Commitments of the participating Non-Defaulting Participant Interest Parties on a pro-rata basis in accordance with the respective amounts by which such Non-Defaulting Participant Interest Parties have offered to participate, it being understood that in no event shall the aggregate amount funded by any Participant Interest Party exceed the amount of such Participant Interest Party’s Commitment, after giving effect to any increase in such Commitment pursuant to this sentence.

As soon as practical after receipt of notices from Non-Defaulting Participant Interest Parties electing to participate in the Defaulted Participant Interest Party Commitment Amount in an amount equal to or greater than the Defaulted Participant Interest Party Commitment Amount, Administrative Agent shall notify each participating Participant Interest Party of its revised Participant Interest Contribution Commitment, and Construction Agent may resubmit such Advance Request and each Participant Interest Party shall Fund to the Administrative Agent in the manner set forth in Section 3.1 in accordance with its revised Commitment Percentage. Following a revision of the Participant Interest Contribution Commitments as described above, a Defaulting Participant Interest Party shall not have the right to Fund its Defaulted Participant Interest Party Commitment Amount. Notwithstanding anything set forth herein or in any other Operative Document to the contrary, the Defaulting Participant Interest Party shall forfeit the Upfront Fee previously paid to such Participant Interest Party (which shall be withheld by the Administrative Agent from any payments due to the Defaulting Participant Interest Party, and shall be, to the extent received by Administrative Agent, (i) reimbursed by the Administrative Agent to Construction Agent to cover the cost of any Upfront Fee payable to a replacement Participant Interest Party, and (ii) paid to the Non-Defaulting Participant Interest Parties on a pro-rata basis in accordance with the percentage their increased Commitment bears to the Defaulting Participant

Interest Party’s Commitment), and the right of a Defaulting Participant Interest Party to receive any payments made in connection with a Participant Interest Contribution or otherwise in accordance with the Operative Documents shall be subordinate in all respects to the obligation of the Administrative Agent to withhold the Defaulting Participant Interest Party’s Upfront Fee from such payments and the right of all other Participant Interest Parties to receive payments of amounts in connection with such Participant Interest Contributions or otherwise in accordance with the Operative Documents, and no such payments shall be made to any Defaulting Participant Interest Party until each other Participant Interest Party and Lessor shall have received all such sums then due to it.

Unless either (i) the Non-Defaulting Participant Interest Parties offer to increase their Participant Interest Contribution Commitments in an amount equal to or greater than the Defaulted Participant Interest Party Commitment Amount or (ii) the Defaulting Participant Interest Party is replaced pursuant to Section 3.5(a), such that the aggregate Available Commitments of the Non-Defaulting Participant Interest Parties and, if applicable, the replacement Participant Interest Parties are equal to the remaining aggregate, unfunded Participant Interest Contribution Commitments of the Participant Interest Parties prior to the occurrence of the events described in clauses (i) or (ii) of this paragraph, no Participant Interest Party shall be obligated to make any Participant Interest Contributions.

(c)The parties hereto agree that, subject to the assignment provisions of this Transaction Agreement and the Participation Agreement, upon replacement of any Defaulting Participant Interest Party with a replacement Participant Interest Party, and/or reapportionment of such Defaulting Participant Interest Party’s Commitment among the Non-Defaulting Participant Interest Parties pursuant to Section 3.5(a) or (b), as applicable, such Defaulting Participant Interest Party or its Commitment shall be automatically replaced or altered accordingly, without any further action or requirement by or of any Person, such that at all times the Participant Interest Parties shall have proportionate Commitments under the Participation Agreement.

(d)Construction Agent shall have the right to exercise any remedies available at law or in equity (including the recovery of monetary damages) against any Defaulting Participant Interest Party in Construction Agent’s own name. Each Participant acknowledges that Construction Agent will be relying on the commitments of the Participants to make Advances required by this Transaction Agreement.

Section 3.6.     Project Collateral Arrangements. (a) Contemporaneously with the execution and delivery of each Major Project Agreement required in connection with the development of the Facility, Construction Agent shall (i) execute and deliver to Lessor an Assignment of Project Documents substantially in the form of Exhibit A to the Construction Agency Agreement, pursuant to which Construction Agent will assign to Lessor all of Construction Agent’s rights and obligations under each such Major Project Agreement and (ii) cause the Contractor entering into such Major Project Agreement to execute and deliver to the Administrative Agent a Consent and Acknowledgement substantially in the form of Exhibit B to the Construction Agency Agreement.

(b)Contemporaneously with the execution and delivery of each Managed Service Agreement required in connection with the development of the Facility, Construction

Agent shall cause the Managed Service Provider entering into such Managed Service Agreement to execute and deliver to the Administrative Agent a Managed Service Agreement Consent substantially in the form of Exhibit H attached hereto.

Article IV
Yield

Section 4.1.     Yield on Lease Balance. The amount of the Lease Balance outstanding from time to time shall accrue Yield at the Yield Rate calculated, when the Yield Rate is based on an Alternate Base Rate, on the basis of a 365 (or, if applicable, 366) day year basis for the actual days elapsed, and, at all other times, calculated on the basis of a 360-day year for the actual days elapsed. If all or any portion of the Lease Balance outstanding, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

Section 4.2.     [Omitted].

Section 4.3.     Payments of Rent; and Payments and Prepayments of Funded Amounts. (a) Lessor hereby directs Lessee to pay to the Administrative Agent, pursuant to the terms of the Lease, the Rent from time to time payable. Notwithstanding anything to the contrary herein or in any other Operative Document, except as provided for in the proviso at the end of this sentence and excluding amounts payable by other Persons which Lessee is required to pay over to Lessor, Administrative Agent or any Participant, (i) Yield, Fees and Contingent Rent due and fees payable prior to the Base Term Commencement Date and (ii) any other Supplemental Rent payable prior to the Base Term Commencement Date shall be payable solely from Advances pursuant to the terms and conditions of Section 3.1 to the extent of the Available Commitments; provided, however, that all payments or other amounts (i) required to be made by Lessee prior to the Base Term Commencement Date pursuant to Article XIII or (ii) payable by Construction Agent pursuant to Section 3.4 or Article V of the Construction Agency Agreement, shall be the direct recourse obligations of Lessee and shall not be payable with Advances.

(b)In the event that the Lessee pays the Lease Balance to the Lessor in connection with the Lessee’s purchase of the Leased Property in accordance with Section 15.1, 16.2(e), 18.1, or Article XIX of the Lease, Lessor will prepay the entire outstanding principal amount of the Participant Interest Contribution Amount and the Lessor Amount. Each Participant hereby acknowledges that its Participant Interest Contribution Amount or Lessor Amount, as the case may be, may be so prepaid without any prepayment premium or charge (other than Break Costs, if any).

(c)Initial Direct Costs. Notwithstanding anything contained herein or in any other Operative Document to the contrary, in connection with any early termination of the Lease during the Base Term, whether by exercise of Lessee of the Early Termination Option during the Base Term, Lessee’s other early purchase of the Leased Property and payment of the Lease Balance, after the occurrence of an Event of Default or otherwise during the Base Term, in addition to all other amounts owing under the Operative Documents, Lessee shall pay to Lessor the IDC Amount pursuant to the IDC Side Letter.

Section 4.4.     Fees; Contingent Rent. (a) Subject to Section 4.3(a), Lessee agrees to pay the fees set forth in this Section 4.4 (collectively, the “Fees”).

(b)Commitment Fees. Lessee agrees to pay to the Administrative Agent on behalf of the Participants a commitment fee (the “Commitment Fees”) for the benefit of (i) each of the Non-Defaulting Participant Interest Parties at the applicable Commitment Fee Rate on such Non-Defaulting Participant Interest Party’s daily unused Participant Interest Contribution Commitment and (ii) Lessor at the applicable Commitment Fee Rate on Lessor’s daily unused Lessor Commitment, determined as of the last Business Day of each calendar quarter during the Commitment Period or, with respect to the final period, the last day of the Commitment Period;

The Administrative Agent shall provide to the Lessee from time to time not less than six (6) Business Days prior to the due date(s) for each Commitment Fee, a written statement of the amount of the Commitment Fee then due, the due date therefor and the calculation thereof; provided, however, that Administrative Agent’s failure to give such notice shall not relieve Lessee of its obligation to pay when due all Commitment Fees. During the Commitment Period, all Commitment Fees may be payable through Advances subject to the conditions and limitations at Articles III and IV. The Commitment Fees shall be payable quarterly in arrears (on a date which is otherwise a Payment Date or the last day of the Commitment Period, as applicable), shall be computed on the basis of the actual number of days occurring during each calendar quarter, or portion thereof, ending on the last day of the calendar quarter immediately preceding such Payment Date (with the initial period for the Commitment Fees being the period from and including the Document Closing Date to and including the last day of the calendar quarter in which the Document Closing Date occurs or the last day of the Commitment Period, as applicable) for which such Commitment Fees are payable over a year of 360 days and shall be distributed by the Administrative Agent to those Participants entitled thereto in accordance with their respective interests therein.

(c)Other Fees. Lessee also agrees to pay (x) to each Participant, the Upfront Fee, (y) to the Arranger, for its own account, the Fees set forth in the Arranger Fee Letter, and (z) to the Administrative Agent, the Fees set forth in the Administrative Agent Fee Letter. The fees payable pursuant to this subsection 4.4(c) shall be payable in the amounts and on the dates set forth herein or therein, as applicable.

Section 4.5.     Obligations Several. The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint, and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

Section 4.6.     Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or in any other Operative Document to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Transaction Agreement, the Lease and the other Operative Documents, (y) Lessor to the Participant Interest Parties under the Participation Agreement and (z) either Lessee or Lessor or any other party under any other Operative Document shall, in each case, be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Transaction Agreement, the Lease, the Participation Agreement or any other Operative Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Transaction Agreement, the Lease, the Participation Agreement or any other Operative Document, it is agreed as follows as to the recipient of any such amount:

(a)the provisions of this Section 4.6 shall govern and control over any other provision in this Transaction Agreement, the Lease, the Participation Agreement and any other Operative Document, and each provision set forth herein and therein is hereby so limited;

(b)the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Transaction Agreement, the Lease, the Participation Agreement or any other Operative Document shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest Lawful Rate”), and all amounts owed under this Transaction Agreement, the Lease, the Participation Agreement and any other Operative Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under this Transaction Agreement, the Lease, the Participation Agreement or any other Operative Document shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c)all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Transaction Agreement, the Lease, the Participation Agreement or any other Operative Document shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d)if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Transaction Agreement, the Lease, the Participation Agreement and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

Section 4.7.     Renewal of Lease. (a) Lessee may request in writing (the “Renewal Option Request”) to the Administrative Agent, Lessor and each Participant pursuant to the Lease to renew the Term (the “Lease Renewal”) for an additional five-year period commencing on the last day of the then Term ( a “Lease Renewal Term”), and that the Maturity Date for the Participant Interest Contribution Amount and the Lessor Amount be correspondingly extended to the extended Expiration Date. Such Renewal Option Request must be delivered in writing to Lessor, Administrative Agent and each Participant not later than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the expiration of the Term. Each Participant will notify Administrative Agent in writing of whether or not it has consented to such Renewal Option Request not later than seventy-five (75) days before the Expiration Date of the Term (the “Renewal Option Response Date”). Any failure by any Participant to so notify Administrative Agent by the Renewal Option Response Date will be deemed to be a non-consent by such Participant. Each Participant’s determination with respect to the Renewal Option Request shall be a new credit determination and within such Participant’s sole and absolute discretion and may be conditioned upon such terms and conditions as shall be deemed appropriate by such Participant, including receipt of such financial information, documentation or other information or conditions as may be requested by such Participant and the receipt of a satisfactory appraisal of the Leased Property. Lessee shall have thirty (30) days after receipt of the Participants’ consent to the Renewal Option Request (such time period being referred to as the “Renewal Rescission Period”) to irrevocably rescind the Renewal Option Request and elect not to extend the Term (a “Renewal Rescission”). If Lessee exercises a Renewal Rescission, the Lease shall terminate on the last day of the Term and Lessee shall be deemed to have exercised the Purchase Option. Any failure by Lessee to exercise a Renewal Rescission during the Renewal Rescission Period shall be deemed a waiver of the right of Lessee to effectuate a Renewal Rescission and Lessee shall have been deemed to have accepted Lessor’s consent to the Renewal Option Request and any terms and conditions set forth therein.

If consented to pursuant to the preceding paragraph, Lessee and the Participants shall proceed promptly to execute and deliver all such amendments and modifications to the Operative Documents as are necessary to set forth any terms and conditions relating to the Renewal Option not reflected in the Operative Documents and the renewal shall become effective as of the first date (the “Renewal Effective Date”) on or after the Renewal Option Response Date on which all of the Participants shall have consented to such Lease Renewal; provided that on both the date of the Renewal Option Request and the Renewal Effective Date: (w) each of the representations and warranties made by Lessee in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date), (x) Lessee shall not have elected the Purchase Option or Sale Option, (y) no Default or Event of Default shall have occurred and be continuing, and (z) on each of such dates, Lessor shall have received a certificate of a Responsible

Officer of Lessee as to the matters set forth in clauses (w), (x) and (y) above and (3) without duplication, the conditions set forth in Section 19.3 of the Lease shall have been satisfied as of the dates required therein.

(b)Following the Renewal Effective Date, Lessee’s election of the Lease Renewal Term shall be undertaken pursuant to, and shall be subject to the terms and conditions set forth in, Section 19.1(a) of the Lease.

Article V
Certain Intentions of the Parties

Section 5.1.     Nature of Transaction. It is the intention of the parties that:

(a)the Overall Transaction constitutes a development of the Facility undertaken by Lessor as the holder of the leasehold interest in the Site and performed on behalf of Lessor by Construction Agent, as agent for Lessor, followed by a lease from Lessor to Lessee of the Leased Property for purposes of Lessee’s financial reporting, including under Accounting Standards Codification (ASC) 842;

(b)for all other purposes, including federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based), real estate and commercial law and UCC purposes:

(i)the Overall Transaction (including the transactions and activities prior to the Base Term Commencement Date referred to or contemplated by the Construction Agency Agreement) constitutes a secured lending transaction by the Participants to Lessee and preserves beneficial ownership in the Leased Property in Lessee, Lessor holds only legal title to the Leased Property within the meaning of 11 U.S.C. Section 541(d) and Lessee will be entitled to all tax benefits (including for greater clarity, depreciation) ordinarily available to owners of property similar to the Leased Property for tax purposes, the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, the payment by Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Participants and, in the event Lessee purchases the Leased Property pursuant to the terms of the Lease or the Construction Agency Agreement and pays in full the Lease Balance and all other amounts outstanding under the Operative Documents, legal title to the Leased Property shall automatically vest in Lessee; and

(ii)in order to secure the obligations of Lessee now existing or hereafter arising under the Lease or any of the other Operative Documents, the Lease, together with the other Security Instruments, creates a security interest or a lien, as the case may be, in the Leased Property and the other Collateral in favor of the Lessor, and for the benefit of the Participants, to secure Lessee’s payment and performance of the Obligations.

Nevertheless, without limiting the foregoing agreement, Lessee acknowledges and agrees that none of the Participants, the Administrative Agent or the Arranger has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate.

Original Issue Discount Legend. THE AMOUNTS REPRESENTING ADVANCES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS PART OF THE OVERALL TRANSACTION WILL BE TREATED AS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF SUCH SECURED OBLIGATIONS MAY BE OBTAINED BY WRITING TO the Treasurer OF GUARANTOR AT ITS ADDRESS REFERRED TO IN SCHEDULE III HERETO.

(c)Specifically, without limiting the generality of clause (a), the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, Parent Guarantor or any Participant or any collection actions, the transactions evidenced by the Operative Documents (including the Lease) constitute a financing made directly to Lessee by the Participants, as unrelated third party lenders, and that Lessor holds good and marketable title to the Leased Property to secure Lessee’s obligations to repay such financing to the Participants and all other amounts due under any of the Operative Documents and that Lessee retains the beneficial ownership of the Leased Property.

(d)Each of the parties agrees that it will not, nor will any of its Affiliates, except that the Administrative Agent and/or Lessor may in the case that Lessor elects to terminate the Lease pursuant to Section 16.2 of the Lease if an Event of Default shall have occurred and be continuing (and the beneficial ownership is transferred to Lessor for relevant tax purposes as a result therefrom), take any position that is inconsistent with the intention of the parties expressed in this Section.

(e)Further, for clarity purposes, none of the parties, other than Lessee, shall claim any credits or take any deductions including depreciation deductions and property tax deductions with respect to the Leased Property which would be inconsistent with Lessee’s ownership of the Leased Property for tax purposes, as provided in this Agreement, Construction Agency Agreement, the Lease and any other Operative Documents.

(f)Lessee hereby acknowledges that the Lessor has granted to the Participant Interest Parties, and the Participant Interest Parties have accepted and assumed from Lessor, subject to the terms and conditions of the Participation Agreement and this Transaction Agreement, without recourse to Lessor, the Participant Interests (including the related payments and recoveries to which each such Participant is entitled pursuant to Section 5.3 of the Transaction Agreement), and that all payments other than Excepted Payments made to the Administrative Agent are for the benefit of all Participants.

Section 5.2.     Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of Lessee and the Participants that: (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as (A) Accrual Rent on the Lease Balance due on each Payment Date and (B) Capital Rent due on each Payment Date that occurs after the Base Term Commencement Date; (ii) if Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Leased Property under the Lease, the Lease Balance, all accrued and unpaid Yield thereon, any Fees and all other obligations of Lessee owing to the Participants shall be paid in full by the Lessee; (iii) if Lessee properly elects the Sale Option with respect to the Leased Property and subject to Articles XX and XXI of the Lease, Lessee shall only be required to pay to the Administrative Agent the proceeds of the sale of the Leased Property, the Sale Option Recourse Amount with respect to the Leased Property and any amounts due pursuant to Section 20.2 of the Lease, together with all other amounts due and payable as Supplemental Rent, but subject to the right of the parties with respect to the Gross Proceeds as set forth at Section 5.3(d); and (iv) upon an Event of Default resulting in an acceleration of the Lessee’s obligations to purchase the Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease or the Construction Agency Agreement on a recourse basis shall include all amounts necessary to pay in full the Lease Balance.

Section 5.3.     Distribution. (a) (i) Each payment of Accrual Rent (and any payment of interest on overdue installments of Accrual Rent) and during the Commitment Period each Advance for Capitalized Yield received by the Administrative Agent shall be distributed by the Administrative Agent on a pro rata basis to the Participants, in accordance with, and for application to, the amount of Yield then due on the Participant Interest Contribution Amount and the Lessor Amount, as well as any overdue interest due to each Participant Interest Party or Lessor (to the extent permitted by Applicable Laws).

(ii)Each payment of Basic Rent to the extent attributable to Capital Rent received by the Administrative Agent shall be distributed by the Administrative Agent on a pro rata basis to the Lessor and Participant Interest Parties, in accordance with, and for application to, the amount of Capital Rent then due to each Participant.

(b)Any payment received by the Administrative Agent as a result of:

(i)the purchase of the Leased Property pursuant to the provisions of the Lease (including Sections 18.1 and 19.1), or

(ii)the payment of the Lease Balance or Purchase Amount pursuant to the Lease or the Construction Agency Agreement,

shall be distributed by the Administrative Agent to pay in full on a pro rata basis, based on their respective shares of the Lease Balance, to the Participants for application to pay in full the Lease Balance owing to them, plus all other amounts owing by Lessee under the Operative Documents, and the balance, if any, of such payment or amounts after the payment of the Lease Balance shall be promptly distributed to, or as directed by, Lessee.

(c)The payment by Lessee of the Sale Option Recourse Amount to the Administrative Agent in accordance with Section 20.1(j) of the Lease upon Lessee’s exercise of the Sale Option shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Lease Balance, to the Participants for application to pay in full the Lease Balance owing to them, plus any accrued and unpaid Yield owing to them plus all other amounts owing by Lessee under the Operative Documents; and

second, the balance, if any, shall be promptly distributed to, or as directed by, Lessee.

(d)Any payments received by the Administrative Agent as Gross Proceeds from the sale of the Leased Property (A) pursuant to Lessee’s exercise of the Sale Option pursuant to Article XX of the Lease or by Lessor as contemplated by Section 20.3 of the Lease or (B) pursuant to Section 13.2 herein shall be distributed after deduction of the Sale Expenses by the Administrative Agent in the funds so received in the following order of priority:

first, to the extent not previously deducted therefrom, Sale Expenses to the party that incurred such amount;

second, on a pro rata basis based on their respective shares of the Lease Balance, to the Participants for application to pay in full the Lease Balance owing to them, plus any accrued and unpaid Yield owing to them and all other amounts owing by Lessee under the Operative Documents; and

third, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, Lessee.

(e)All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

(f)If, on any date, after an Event of Default has occurred and is continuing, a payment is made of any amount (other than the Lease Balance), including proceeds from the sale of the Leased Property, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:

first, to the extent not previously deducted therefrom, in an amount not to exceed the reasonable sales costs, expenses, related transfer and documentary taxes incurred by Lessor or Administrative Agent in connection with any sale of the Leased Property, second, on a pro rata basis based on their respective shares of the Lease Balance, to the Participants for application to pay in full the Lease Balance owing to them, plus any accrued and unpaid Yield owing to them; and

third, the balance, if any, of such payment or amounts after the payment of the Lease Balance shall be promptly distributed to, or as directed by, Lessee.

(g)(i) Any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(f).

(ii)Except as otherwise provided in Section 5.3(a), all payments received and amounts realized by the Administrative Agent under the Lease or otherwise with respect to the Leased Property, or any proceeds thereof, to the extent received or realized at any time after an indefeasible payment in full of the Lease Balance and all other amounts due and owing to the Participants under the Operative Documents, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in Section 5.3(f), except that such payment shall be distributed omitting clause “first” of such Section 5.3(f).

(iii)Any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

(h)Except to the extent clause (g) is applicable thereto, any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to the Lease or the Construction Agency Agreement shall be distributed as follows: (x) if a Termination Notice shall have been given, all amounts that are to be applied to the purchase price of the Leased Property in accordance with Section 15.1(b) of the Lease shall be distributed by the Administrative Agent in accordance with Section 5.3(b); and (y) all amounts payable to Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Lease shall, except as otherwise provided in the Construction Agency Agreement or the Lease, as applicable, be distributed to, or as directed by, Lessee.

(i)To the extent any payment made to any Participant, personally, is insufficient to pay in full the respective share of the Lease Balance of such Participant, then each such payment which is payable to a Participant shall first be applied to accrued Yield and then to principal outstanding on the respective share of the Lease Balance.

Article VI
Conditions Precedent to Advances

Section 6.1.     Conditions Precedent to the Initial Advance. The obligations of the Lessor (through the Administrative Agent) to make an Advance on the Initial Advance Date and the obligation of the Participant Interest Parties to make the related Funding of their Participant

Interest Contributions on the Initial Advance Date are subject to the satisfaction or waiver by each Participant on or prior to the Initial Advance Date of each of the following conditions precedent:

(i)Lessee’s and Parent Guarantor’s Resolutions and Incumbency Certificate, etc. (A) Lessee shall have delivered to the Lessor and the Administrative Agent (1) a good standing certificate with respect to Lessee from the Secretary of State of Delaware, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (2) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit G, attaching and certifying as to (w) the corporate authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (x) its articles of incorporation, (y) its bylaws and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (B) the Parent Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a good standing certificate with respect to Parent Guarantor from the Secretary of State of New York issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (2) an Officer’s Certificate of Parent Guarantor substantially in the form of Exhibit G-2, attaching and certifying as to (w) the corporate authority for the execution, delivery and performance by Parent Guarantor of each Operative Document to which it is or will be a party, (x) its articles of incorporation, (y) its by-laws and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

(ii)Opinions of Special Counsel to Lessee and Parent Guarantor. Lessee shall have delivered to the Lessor and the Administrative Agent the opinion of Latham & Watkins LLP, special counsel to Lessee and Parent Guarantor, as to the matters set forth in Exhibit B, which opinion shall be reasonably acceptable in form and substance to the Lessor.

(iii)[Reserved].

(iv)Taxes. All stamp, court, documentary, intangible, recording, filing or other similar taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents, if any, shall have been paid by or from an Advance, to the extent set forth in the Project Budget, or provisions for such payment shall have been made by the Lessee or the Parent Guarantor to the satisfaction of the Lessor and the Administrative Agent.

(v)Leased Property and Appraisal Matters. Lessee shall have delivered to the Lessor and the Administrative Agent:

(A)the Project Budget which shall set forth all Project Costs (including all hard and soft Project Costs), associated with the lease of the Site and construction and maintenance of the Leased Property prior to the Base Term Commencement Date (together with a certificate by Lessee of the accuracy and adequacy of the amounts set forth therein). The Project Budget shall, among other things, set forth categories for each type of cost and expense and the portion of the

Aggregate Commitment Amount to be allocated to each such category (including separate categories and amounts for the different types of payments which are to be made or which may become payable under the General Construction Agreement and the other Major Project Agreements) and amounts necessary to Fund Transaction Expenses, Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent during the Commitment Period and which establish reasonable separate contingency reserves for Change Orders and additional costs and expenses that may arise as a result of a change under the General Construction Agreement or under any other Major Project Agreement as well as the Contingency Reserve; and

(B)an appraisal (the “Appraisal”) performed by the Appraiser and in form and substance satisfactory to the Lessor which shall establish (by the use of appraisal methods reasonably satisfactory to the Participants) the “as-built” Fair Market Value of the Facility to be constructed on the Site (assuming Completion in accordance with the Plans and Specifications and the Project Agreements) as contemplated in the Project Budget (x) as of the expected Facility Completion Date and (y) as of the expected last day of the Base Term. The Appraisal shall assume that the Facility shall have been completed in a good and workmanlike manner, in compliance with Applicable Laws and shall meet the requirements of FIRREA.

(vi)Environmental Report. At least fifteen (15) Business Days prior to the Document Closing Date, an Environmental Audit with respect to the Site shall have been received by and be satisfactory to the Lessor, and the Lessor, the other Participants and the Administrative Agent shall receive a letter from the consultant performing the Environmental Audit which allows the Lessor, the other Participants and the Administrative Agent to rely on such report.

(vii)Matters relating to the Site.

(A)The Ground Lease and the documents relating thereto shall have been entered into by the parties thereto and shall be reasonably satisfactory in form and substance to Lessor;

(B)Lessor and Administrative Agent shall have received evidence reasonably satisfactory to Lessor that the Memorandum of Ground Lease and the other documents related to the Ground Lease shall have been or in connection with such Advance are being recorded with the appropriate Governmental Authorities, and the UCC Financing Statements shall have been or are being filed with the appropriate Governmental Authorities;

(C)The Lease shall have been entered into by the parties thereto and shall be reasonably satisfactory in form and substance to Lessor;

(D)Lessor and Administrative Agent shall have received evidence satisfactory to Lessor that the Memorandum of Lease and the Mortgage shall have been or in connection with such Advance are being recorded with the appropriate

Governmental Authorities, and the UCC Financing Statements with respect to such Site shall have been or are being filed with the appropriate Governmental Authorities; and

(E)Lessor shall have received evidence satisfactory to Lessor that all real property Taxes imposed on, or with respect to the Site, that are then due and owing have been paid to date.

(viii)Searches. Lessor and Administrative Agent shall have received reports disclosing no liens other than Permitted Liens and otherwise reasonably acceptable to the Participants (A) as to Lessee by the office of the secretary of state of the state in which Lessee is organized, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files maintained by such office, (B) as to Parent Guarantor by the office of the secretary of state of the state in which Parent Guarantor is organized, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files maintained by such office and (C) as to the Site, by the appropriate county filing or recording office of the county in which such Site is located, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files and any indices of Liens maintained by such office (including, if applicable, indices of judgment, revenue and tax liens).

(ix)Survey. Lessee shall have, or shall have caused to be, delivered and certified to Lessor, the Title Insurance Company and the Administrative Agent an ALTA survey of the Site (A) dated a satisfactory date to the Lessor, (B) in a form satisfactory to Lessor and the Title Insurance Company, (C) including any applicable flood zone designation with property annotations based on Federal Flood Insurance Rate Maps, (D) enabling the Title Insurance Company to delete any standard printed survey exception contained in the applicable title policy and to issue the Title Policies, (E) in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective February 23, 2021, (F) showing the location of all improvements thereon. Without limiting the generality of the foregoing, there shall be surveyed and shown or stated on such survey, as applicable, the following: (v) the locations of any established building setback lines; (w) the lines of streets abutting the Site and the width thereof; (x) all access and other easements appurtenant to the Site necessary to use the Site; (y) all roadways, paths, driveways, easements, encroachments, overhanging projections and similar encumbrances affecting the Site, whether recorded, apparent from a physical inspection of the Site or otherwise known to the surveyor; (z) any encroachments on any adjoining property; (G) if the Site is described as being on a filed map, a legend relating the survey to said map and (H) a vicinity sketch showing the closest thoroughfare intersection.

(x)Title and Title Insurance. Lessor shall have received from the Title Insurance Company (i) an ALTA 2006 leasehold owner’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Leased Property (the

“Owner’s Policy”), reasonably acceptable in form and substance to Lessor, insuring Lessor’s leasehold interest in the Leased Property, subject in each case to such exceptions to title as are acceptable to Lessor, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein and (ii) an ALTA 2006 lender’s policy of title insurance and naming Lessor as the insured (or an irrevocable commitment for the issuance thereof) with respect to the Leased Property (the “Lender’s Policy”, and together with the Owner’s Policy, each a “Title Policy”, and collectively the “Title Policies”), reasonably acceptable in form and substance to Participants, insuring the Lien created by the Lease as a valid first priority Lien against the Leased Property, subject in each case to such exceptions to title as are acceptable to Lessor and the Participants, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein. The Title Policies shall be dated as of the Initial Advance Date and, to the extent permitted under Applicable Laws, shall, as applicable: (v) contain affirmative endorsements as to mechanics’ liens, zoning, comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete survey exclusions, (y) contain endorsements regarding the effect of recharacterization, and (z) contain such other endorsements reasonably requested by the Participants.

(xi)Filings and Recordings. All filings or recordings enumerated and described in Schedule 6.1(xi), as well as all other filings and recordings necessary or advisable, including precautionary financing statements and/or mortgage filings, reasonably deemed necessary by Lessor and the Administrative Agent, to perfect the rights, titles and interests of Lessor, the Participants and Administrative Agent intended to be created by the Operative Documents shall have been made (or appropriate arrangements so to file shall have been made) in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect: (A) Lessor’s interest in the Collateral and any other property and interests included in the Leased Property, and (B) first priority liens for the benefit of Administrative Agent and the Participants on the Collateral, subject only to Permitted Liens. All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.1(xi) shall have been provided for in the Project Budget and paid in full by Lessee from Advances on or prior to such date, and satisfactory evidence thereof shall have been delivered to the Lessor and Administrative Agent, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Lessor.

(xii)Insurance. Lessor and Administrative Agent shall have received (i) a report from the Insurance Consultant, in form and substance satisfactory to Lessor and Administrative Agent, stating that the Facility and the Site will be properly and adequately insured pursuant to the requirements of Schedule 2.6(b) of the Construction Agency Agreement and (ii) insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.6(b) of the Construction Agency Agreement shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to Lessor, all in form and substance reasonably satisfactory to Lessor and the Administrative Agent.

(xiii)Construction Agent’s Certificate. Construction Agent shall have delivered to the Lessor and the Administrative Agent a Certificate dated as of the date of the Initial Advance in the form of Exhibit C hereto.

(xiv)No Material Adverse Effect. Immediately prior to, and after giving effect to, the Initial Advance, since December 31, 2022 there shall be no Material Adverse Effect in the reasonable judgment of the Required Participants.

(xv)Requirements of Law. In the reasonable opinion of Lessor, the Administrative Agent and the Participants and their respective counsel, the Overall Transaction does not and will not violate in any material respect any Applicable Laws and does not and will not subject any such Person to any material adverse regulatory prohibitions or constraints or cause any such Person to violate any Applicable Laws.

(xvi)Responsible Officer’s Certificate of Lessee and Parent Guarantor. The Lessor and the Administrative Agent shall have received a (1) Responsible Officer’s Certificate of the Lessee, in substantially the form of Exhibit D-1 attached hereto, dated as of the Initial Advance, and (2) Responsible Officer’s Certificate of the Parent Guarantor, in substantially the form of Exhibit D-2 attached hereto, dated as of the Initial Advance.

(xvii)Initial Advance Date. The Initial Advance Date shall occur on or prior to March 12, 2024.

(xviii)No Default. There shall not have occurred and be continuing any Default, Event of Default, Force Majeure Event, or Event of Loss or Significant Environmental Event, and no Default, Event of Default, Force Majeure Event, Event of Loss or Significant Environmental Event will have occurred after giving effect to the Advance Request.

(xix)Flood Certificate. Lessor and the Administrative Agent shall have received a Federal Emergency Management Agency flood certificate.

(xx)Financial Statements. Receipt and reasonable approval by the Lessor and the Participant Interest Parties of the audited financial statements of Parent Guarantor and its Subsidiaries for the fiscal year ended as of December 31, 2022 and the unaudited financial statements of Parent Guarantor and its Subsidiaries dated as of December 31, 2023.

(xxi)Plans and Specifications. Lessee shall have delivered to Lessor a copy of the preliminary Plans and Specifications and Project Schedule, each in form and substance approved by the Participants.

(xxii)General Construction Contract. Lessee shall have entered into the General Construction Agreement and Lessor and Administrative Agent shall have received a fully executed copy of the General Construction Agreement.

(xxiii)Collateral Documents. Lessor and Administrative Agent shall have received (A) a full assignment of each of the Major Project Agreements to Lessor, and the consent of each Contractor or manufacturer which is a party thereto substantially in the forms attached as exhibits to the Construction Agency Agreement, and any other Security Instruments reasonably required to perfect Lessor’s rights to the Major Project Agreements, and the Project Materials and the other Collateral, each of which shall have been duly executed, delivered and filed, as applicable and (B) an acknowledgment from each Managed Service Provider that Lessor has the right, but not the obligation, to assume the obligations of the Lessee under each Managed Service Agreement, in each case, in form and substance satisfactory to Lessor.

(xxiv)[Reserved].

(xxv)Construction Consultant Report. Lessor shall have received a report of the Construction Consultant reasonably satisfactory to Lessor.

(xxvi)Governmental Approvals. All Governmental Actions and other approvals, consents, licenses and easements including the approval of the subdivision of the parcel of real property of which the Site is a part, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee or Parent Guarantor, that are necessary in connection with the performance at the Site of the Site Obligations, including the Construction of the Facility, in each case, that are necessary to have been obtained prior to the Initial Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(xxvii)KYC Information.

(i)Upon the reasonable request of any Participant made at least ten (10) days prior to the Document Closing Date, Lessee shall have provided to such Participant, and such Participant shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least ten (10) days prior to the Document Closing Date.

(ii)At least ten (10) days prior to the Document Closing Date, if Lessee qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Lessee shall deliver, to each Participant that so requests, a Beneficial Ownership Certification.

(xxviii)Execution and Delivery of Documents. The Transaction Agreement, the Ground Lease, the Memorandum of Ground Lease, the Lease, the Memorandum of Lease, the Construction Agency Agreement and the Fee Letters shall have been duly authorized, executed and delivered by each of the other parties thereto, and shall (to the extent the form and substance thereof shall not be prescribed hereby) be in form and substance reasonably satisfactory to Lessor and an executed counterpart of each thereof (except for each Fee Letter, originals and copies of which shall only be delivered to the parties thereto) shall have been received by each of the Administrative Agent and Lessor. Each of the Operative Documents shall be in full force and effect as to all parties thereto and no Default or Event of Default shall have occurred or be continuing.

All documents and instruments required to be delivered on the Initial Advance Date shall be delivered at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606 Attention: Vincent W. Pelleriti, Esq, or at such other location as may be determined by Lessor and Lessee.

Section 6.2.     Conditions Precedent to each Advance. The obligations of the Lessor (through the Administrative Agent) to make an Advance on any Advance Date and the obligation of the Participant Interest Parties to make the related Funding of their Participant Interest Contributions on such Advance Date are subject to the satisfaction or waiver by each Participant on or prior to such Advance Date of each of the following conditions precedent:

(a)Advance Request. Lessor and the Administrative Agent shall have received a fully executed counterpart of the applicable Advance Request, executed by the Lessee, in accordance with Section 3.3(a). Each delivery of an Advance Request and the acceptance by the Lessee of the proceeds of such Advance shall constitute a representation and warranty by (i) Lessee that on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), (A) the statements made in Section 8.3 of this Transaction Agreement by Lessee are true and correct in all material respects as of such date except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, (B) no Default, Event of Default, Event of Loss, or Significant Environmental Event has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date, (C) the Lessee has not received a Termination Notice pursuant to Section 3.4 of the Construction Agency Agreement, (D) the amount of the Advance requested represents amounts owed in respect of Project Costs incurred on or prior to the date of such Advance or within thirty (30) days thereafter and for which the Lessee has not previously been reimbursed by an Advance, (E) the conditions precedent to such Advance and the related Lessor Amount and Participant Interest Contribution set forth in this Article VI have been satisfied or waived in accordance with the Operative Documents and (F) the certifications given as of the Initial Advance Date as described in Exhibit C are deemed to have been given and restated by Lessee as of such Advance Date, and (ii) by Parent Guarantor that, except as otherwise expressly stated in the Advance Request, on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), the statements made in Section 7 of the Guaranty by the Parent Guarantor are true and correct in all material respects as of such date except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(b)Fees. Administrative Agent, Lessor, Participant Interest Parties and the Arranger shall have received all Fees due and payable pursuant to Section 4.4, or such payment will be made out of the requested Advance to the extent permitted pursuant to the terms hereof.

(c)Representation and Warranties. On the applicable Advance Date, the representations and warranties of the Lessee and Parent Guarantor herein and in each of the other Operative Documents (except, with respect to any Advance Date other than the Initial Advance Date, the representations set forth in the last sentence of Section 7(e) and Section 7(g) of the Guaranty) shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d)Litigation. No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance by Lessee or Parent Guarantor of this Transaction Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction, (ii) that questions the validity of the Operative Documents or the rights or remedies of the Lessor or the Administrative Agent with respect to the Lessee, the Parent Guarantor, the Leased Property or the other Collateral under the Operative Documents, or (iii) for which there is a reasonable possibility of an adverse decision which has had or would reasonably be expected to have a Material Adverse Effect.

(e)Default/Event of Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss, or Significant Environmental Event nor shall Lessor have given a Termination Notice pursuant to Section 15.1 of the Lease or Section 3.4 of the Construction Agency Agreement, and no Default or Event of Default, Event of Loss, or Significant Environmental Event will have occurred after giving effect to the making of the Advance requested by such Advance Request.

(f)Commitment Amount. (A) The aggregate amount to be Funded by the Participants on such Advance Date, together with the Advances made on all prior Advance Dates and future Advances to be made as set forth in the Project Budget, does not exceed the Aggregate Commitment Amount, (B) the Project Budget is In Balance, (C) the aggregate amount to be funded by the Participants on such Advance Date, together with all Advances made on all prior Advance Dates, and each specific Project Cost requested on such Advance Date does not exceed the aggregate amounts set forth in the Project Budget or, with respect to any specific Project Cost does not exceed the applicable budget item for such costs (plus any reserve specifically for such item) set forth in the Project Budget taking into consideration the allocation of any Savings and the remaining Contingency Reserve available (each allocation of Contingency Reserve to any Project Costs thereafter reducing the remaining Contingency Reserve); (D) if any payments are due under the General Construction Agreement or any other Major Project Agreement or any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such amounts and all conditions under the General Construction Agreement or such other Major Project Agreements, as applicable, to payment of such Project Costs have been satisfied; (E) Completion is capable of occurring on or before the Outside Completion Date; and (F) the amounts requested in the Advance are only for payment of Project Costs presently due and payable or which will be incurred and payable within the next thirty (30) days.

(g)Transaction Expenses. Lessee shall have paid or made arrangements to pay all applicable Transaction Expenses by or from an Advance, to the extent such Transaction Expenses are provided for in the Project Budget.

(h)Advances for Project Costs due and payable under Project Agreements. For each Advance requesting Funds for Project Costs due and payable under the Project Agreements:

(i)The Project Costs in respect of which such Advance is requested shall not exceed the applicable general Project Budget category plus the Contingency Reserves set forth in the Project Budget; and

(ii)Lessor and Administrative Agent shall have received on the date of each such Advance following the Initial Advance, an endorsement to the Title Policies (i) indicating that since the date of the preceding Advance for Project Costs there has been no change in the state of title (except changes approved by Lessor), (ii) updating such Title Policies to the date of such Advance, and (iii) increasing the coverage of such Title Policies by an amount equal to such Advance if such Title Policies do not by their own terms provide for such an increase; and

(iii)Lessor and Administrative Agent shall have received the invoice or payment request of any Contractor setting forth the amount then due under the relevant Project Agreement or under any other contract which is to be paid with the proceeds of such Advance, setting forth the amount due under such Project Agreement or other contract, in each case accompanied by a certification by Lessee as to the correctness of such invoiced amount together with underlying invoices and proof of payment of subcontractors and manufacturers.

(i)Commitment Period. No Advance shall be made after the termination of the Commitment Period.

(j)Consents and Approvals. (i) All Governmental Actions and other approvals and consents required to be taken, given or obtained, as the case may be, by or from any

Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee, Parent Guarantor and their respective Affiliates, in each case that are necessary in connection with the execution and delivery of the Operative Documents by such persons and that are necessary to have been obtained by such persons prior to such Advance Date in connection with any portion of the Overall Transaction shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise) except for any such governmental actions, approvals, consents, licensees or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(i)All Governmental Actions and other approvals, consents, licenses and easements including the approval of the subdivision of the parcel of real property of which the Site is a part, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee, that are necessary in connection with the performance at the Site of the Site Obligations, including the Construction of the Facility, in each case, that are necessary to have been obtained prior to such Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(k)Insurance. Insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.6(b) of the Construction Agency Agreement shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to Administrative Agent and Lessor, all in form and substance reasonably satisfactory to the Lessor.

(l)Taxes. All taxes, charges, fees and costs, if any, payable by Lessee in connection with the execution, delivery, recording and filing of the Operative Documents and the transactions contemplated to be consummated on such Advance Date shall have been paid in full, or arrangements for such payment shall have been made to the satisfaction of the Lessor and Administrative Agent.

Article VII
Completion Deliveries

Within (Y) ten (10) Business Days of the earlier to occur of either the Construction Consultant’s or Construction Agent’s certification of the Facility Completion Date with respect to clause (a) below and (Z) within twenty (20) Business Days of the Final Completion Date with respect to clauses (b), (c) and (d) below:

(a)Lessee’s Certification. Construction Agent shall furnish to Lessor and the Administrative Agent a Responsible Officer’s Certificate of Construction Agent, in substantially the form of Exhibit D-2 attached hereto, dated as of the Facility Completion Date. Construction Agent shall also deliver or cause to be delivered to Lessor a certificate, dated on or about the date of Completion, to the effect that the Facility has been substantially completed on the Site, including the Construction (subject to completion of punch list items, if any) in accordance with the Plans and Specifications and in compliance in all material respects with all Applicable Laws and Insurance Requirements.

(b)General Contractor’s Certificate. Construction Agent shall furnish to Lessor a certificate of the General Contractor under the General Construction Agreement (substantially in the form of Exhibit F attached hereto) dated at or about the Facility Completion Date.

(c)As Built Survey; Title Insurance Endorsements. Construction Agent shall furnish to Administrative Agent and Lessor true, correct and complete copies of the following (to the extent not previously delivered to Lessor):

(i)an “as built” ALTA survey of the Facility, certified to Administrative Agent and Lessor, showing the location of the completed Facility, the location of all points of access to the Site and the location of all easements of record affecting the Site and certifying that there are no encroachments of the Facility onto any easements of record affecting the Site or onto any adjoining property (other than Permitted Liens) and that all applicable setback requirements and other restrictions have been complied with and otherwise complying with the requirements set forth in Section 6.1(ix); and

(ii)a date-down endorsement, dated not earlier than the date of Facility Completion Date to the Title Policies; and

(iii)a certificate of occupancy for the Facility issued by the applicable Governmental Authority.

(d)Bill of Sale. Lessee shall deliver, or cause to be delivered, to Lessor a bill of sale conveying all right, title and interest of Lessee, if any, in and to the Facility to the Lessor.

Article VIII
Representations

Section 8.1.     Representations of the Participants. As of the date of its execution of this Transaction Agreement, each Participant represents and warrants, severally and only as to itself, to the other Participants and to the Administrative Agent and Lessee that:

(a)Power and Authority. Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

(b)Lessor Liens. There are no Lessor Liens attributable to such Participant on the Lease or the Leased Property.

(c)Organization, etc. Such Participant is a corporation, banking association, or limited liability company validly organized and existing and in good standing under the laws of the State or jurisdiction of its creation.

(d)ERISA. Such Participant is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with its Advances hereunder and/or performing its obligations under the Operative Documents.

The making of any Participant Interest Contribution or the advancing of the Lessor Amount by a Participant on any Advance Date shall constitute an affirmation by such Participant of the preceding representations and warranties.

Section 8.2.     Representations of Lessee. Lessee represents and warrants to each of the other parties hereto as of the Document Closing Date and on the date of each Advance Request and each Advance (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), that:

(a)Lessee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)The execution, delivery and performance by Lessee of this Transaction Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby, are within the Lessee’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not contravene (i) the Lessee’s certificate of organization or limited liability company agreement or (ii) law or any contractual restriction binding on or affecting the Lessee.

(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Lessee of this Transaction Agreement and the other Operative Documents to which Lessee is a party.

(d)This Transaction Agreement is, and each of the other Operative Documents to which Lessee is to be a party will have been, duly executed and delivered by the Lessee. This Transaction Agreement is, and each of the other Operative Documents to which Lessee is to be a party will be, a legal, valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e)[Reserved].

(f)[Reserved].

(g)[Reserved].

(h)The Lessee is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i)The Lessee is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(j)[Reserved].

(k)None of the information, exhibit or report furnished by or on behalf of the Lessee to the Administrative Agent, Lessor or any other Participant in connection with the negotiation and syndication of the Operative Documents or pursuant to the terms of the Operative Documents, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time made (which if after the Document Closing Date will be made after giving effect to all supplements thereto); provided that with respect to projected financial information, the Lessee represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Lessee and that no assurances can be given that such projections will be realized).

(l)Neither the Lessee nor any of its Subsidiaries or any of its directors or officers or, to the knowledge of the Lessee, its employees or authorized agents that will act in any capacity in connection with or directly benefit from the financing established hereby is (i) in violation of any Anti-Corruption Laws, (ii) a Sanctioned Person or (iii) operating, organized or resident in a Sanctioned Country, except in the case of (ii) or (iii) to the extent licensed by the Office of Foreign Assets Control of the United States or otherwise permissible under U.S. law. No Advance will be made with the intent of using the proceeds thereof in a manner that would violate applicable Anti-Corruption Laws or Sanctions.

(m)Appraisal Data. As of the Document Closing Date, the information provided by Lessee or any of its Affiliates to the Appraiser and forming the basis for the conclusions set forth in the Appraisal, taken as a whole, was true and correct in all material respects and did not omit any information known and available to Lessee or its Affiliates necessary to make the information provided not materially misleading.

(n)Patents, Trademarks. There are no patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Leased Property that are necessary for the operation of the Leased Property, except to the extent that the Lessee has rights in respect thereof without payment of royalties or other licensing payments which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of the Leased Property.

(o)Subjection to Government Regulation. Neither the Administrative Agent nor any Participant will become subject to ongoing regulation of its operations by any Governmental Authority solely by reason of entering into the Operative Documents or consummation or performance of the transactions contemplated thereby, except for regulation the applicability of which depends upon the existence of facts in addition to the ownership of, or the holding of any interest in, the Leased Property.

(p)No Transfer Taxes. No sales, use, excise, transfer or other similar tax, fee or imposition shall result from the sale, transfer, purchase of or holding title to the Leased Property, except such taxes, fees or impositions that will have been paid in full on or prior to the Facility Completion Date, with respect to the Site and Facility, and which are in each case described or provided for in the Project Budget.

(q)Location of Chief Executive Office and Principal Place of Business, etc. The (i) “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of the Lessee is the State of Delaware, and the place where its records concerning the Leased Property and all of its interests in, to and under all documents relating to the Leased Property are and will be kept, is located at One Riverfront Plaza, Corning, New York 14831, and (ii) “Solar Technology LLC” is its true legal name as registered in the jurisdiction of its organization, its federal employer identification number is 92-3058424 and its organizational identification number designated by its jurisdiction of organization is 7362935.

(r)Title to Leased Property; Fee Interest. Upon payment through Advances for the materials and equipment to be provided by a Contractor to complete the Facility under the General Construction Agreement and the other Major Project Agreements, good and valid title to such materials and equipment will be held by the Lessor, free and clear of all Liens (except Liens of the type described in clauses (a), (b) or (c) of the definition of “Permitted Liens”). Subject at all times to Section 5.1 hereof and the terms of the Ground Lease, Lessor will at all times have good and marketable record title to the Facility and the leasehold interest in the Site, free and clear of all Liens other than Permitted Liens and the Lease.

(s)Creation of Liens. The Security Instruments will create a valid and, and when the filings and recordings described in Schedule 6.1(xi) have been made, first priority (subject only to Permitted Liens) perfected Lien in favor of the Lessor in the Leased Property and the Collateral, and no filing, recording, registration or notice with, or payment of any fees to, any federal or state Governmental Authority will be necessary to establish or, except for such filings and recordings as will be made pursuant to Schedule 6.1(xi) and payment of fees in connection therewith, which fees Lessee has provided for in the Project Budget, to perfect, or give record notice of, the Lien in favor of the Lessor to the extent such Lien may be perfected by filings or recordings. With respect to the Lessor’s leasehold interest in the Site, the Ground Lease will be sufficient to convey good and marketable leasehold interest to the Site (subject to the Permitted Liens).

(t)Applicable Law. The Facility when constructed will be in compliance in all material respects with all Applicable Laws and Insurance Requirements, and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply with all Applicable Laws. No notices, complaints or orders of violation or noncompliance or liability have been issued to the Lessee or, to the best of their knowledge, threatened by any Person with respect to the Leased Property or the present or intended future use thereof, and Lessee is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders.

(u)Plans and Specifications. Upon Substantial Completion, fuel, electric distribution, water, sewer, telephone and drainage facilities, and all other utilities required to adequately service the Leased Property for its intended use will be available. No fire or other Casualty has occurred which has had a Material Adverse Effect. All utilities serving the Leased Property, or proposed to serve the Leased Property in accordance with the Plans and Specifications, are or will be located in, and vehicular access to the Leased Property is provided by, either public rights-of-way abutting the Leased Property or valid easements that run with the land. With respect to the Leased Property, all material licenses, approvals, authorizations, consents, permits (including building and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for (x) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the Leased Property during the construction of the Facility thereon, (y) construction of the Facility in accordance with the Plans and Specifications and the Construction Agency Agreement and (z) the use and operation of the Leased Property have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, as and when necessary and in any event prior to Facility Completion Date.

(v)Flood Hazard Areas. No portion of the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority. If the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

(w)No Prohibited Transactions. None of the transactions contemplated by the Operative Documents will constitute a prohibited transaction within the meaning of Section 4975(c)(1)(A) through (D) of the Code.

(x)Site Compliance. The Site is in compliance in all material respects with all Applicable Laws, including all Environmental Laws and applicable zoning, use and building codes, laws, regulations and ordinances relating to the operations, maintenance, use or ownership of the Site, except where the noncompliance with which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Lessee’s ability to perform its obligations under the Operative Documents.

(y)Environmental Condition of the Site. Except as set forth in the Environmental Audit described in Section 6.1(vi),

(i)neither Lessee nor any of its Affiliates have received any written notice of, or written inquiry from any Governmental Authority regarding, any Environmental Claim or any violation or non-compliance with Environmental Laws with regard to the Site;

(ii)neither Lessee nor any of its Affiliates have stored, released or transported any Hazardous Substances on the Leased Property or the Site in violation of Environmental Laws;

(iii)the Site does not contain any Hazardous Substance at, on or under the Site in amounts or concentrations that constitute a violation of Environmental Laws; and

(iv)Lessee has obtained all Governmental Actions which are required of it under all Environmental Laws.

(z)Title. (i) Ground Lessor shall have good title in fee simple estate to the Site, subject to such exceptions to title that as are acceptable to Lessor, together with complete, legible copies of all documents referenced as exceptions in the Title Policies, and except for non-material survey exceptions, or non-material encumbrances, easements, licenses, permits or reservations of, or rights of others for, rights of way, access, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, licenses, permits, reservations, rights and restrictions do not in the aggregate materially detract from the value of the Site or materially impair Lessee’s use in the operation of the Facility and (ii) subject at all times to Section 5.1 hereof, the Lessor shall have good and marketable recorded title to the Facility and leasehold interest in the Site, free and clear of all Liens other than Permitted Liens.

(aa)Beneficial Ownership Certification. As of the Document Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(bb)Plan Assets. Lessee represents and warrants as of the Document Closing Date that Lessee is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments.

Section 8.3.     Representations of Lessee with Respect to Each Advance. Lessee represents and warrants to each of the other parties as of each Advance Date on which an Advance is made as follows:

(a)Representations and Warranties. The representations and warranties of Lessee and Construction Agent set forth in the Operative Documents (including the representations and warranties set forth in Section 8.2) are true and correct in all material respects on and as of such Advance Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. No Default, Event of Default, Event of Loss, Force Majeure Event or Significant Environmental Event has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date. Construction Agent has not received a Termination Notice pursuant to Section 3.4 of the Construction Agency Agreement.

(b)Advance. The amount of the Advance requested represents amounts owed in respect of Project Costs incurred on or prior to the date of such Advance and for which Construction Agent has not previously been reimbursed by an Advance. The conditions precedent to such Advance and the related Lessor Amount and Participant Interest Contributions set forth in Article VI have been satisfied or waived in accordance with the Operative Documents.

Section 8.4.     Representations and Warranties of Administrative Agent. Bank of America, N.A., in its individual capacity and not in its capacity as Administrative Agent (with the exception of the last sentence of clause (b) below, which representation and warranty is made by Bank of America, N.A. solely in its capacity as Administrative Agent), hereby represents and warrants to each of the other parties hereto that:

(a)Organization and Authority. It is duly organized as a national banking association under the laws of the United States of America, and has the corporate power and authority to enter into and perform its obligations under the Operative Documents.

(b)Authorization; Binding Effect. The Operative Documents to which Administrative Agent is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Administrative Agent. This Transaction Agreement is, and each such other Operative Documents is, or, when so executed and delivered by the Administrative Agent will be, valid, legal and binding agreements of the Administrative Agent, enforceable against the Administrative Agent in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)Non-Contravention. Neither the execution and delivery by the Administrative Agent of the Operative Documents to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its charter documents or bylaws; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it is now a party or by which it or its property, either in its individual capacity, or as Administrative Agent, or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both; or (iii) any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any federal or Governmental Authority or any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority governing the banking and trust powers of the Administrative Agent applicable to it in its individual capacity or as Administrative Agent, or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party.

(d)Absence of Litigation, etc. There is no litigation (including derivative actions), arbitration or governmental proceedings pending or, to the best knowledge of the Administrative Agent, threatened against it which would be reasonably likely to adversely affect the Administrative Agent’s ability to perform its obligations under the Operative Documents to which it is or will be a party.

(e)Governmental Actions. No action, consent or approval of, registration or filing with or any other action by any federal or Governmental Authority is or will be required by the Administrative Agent in connection with the Overall Transaction, except those which have been made or obtained or will be obtained on a timely basis in the ordinary course of the Administrative Agent’s business, and which are in full force and effect.

Article IX
Covenants of Lessee

Section 9.1.     Affirmative Covenants of Lessee . Lessee hereby agrees that, from and after the Document Closing Date until payment in full of the Lease Balance and any other amount then due and owing to any Participant or the Administrative Agent hereunder and under any other Operative Document, Lessee shall:

(a)Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Specified Environmental Laws, Anti-Corruption Laws and the Patriot Act except in each case to the extent that the failure to so comply would not reasonably be expected to have a Specified Material Adverse Effect, and maintain in effect policies and procedures reasonably designed to effect compliance with Anti-Corruption Laws and applicable Sanctions.

(b)Payment of Taxes, Etc. (a) Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Lessee shall not be required to pay or discharge any such tax, assessment, charge or claim (A) that is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (B) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Specified Material Adverse Effect and (b) timely and accurately file all federal, state and other material Tax returns required to be filed.

(c)Maintenance of Insurance. Maintain reasonable insurance as determined in the Lessee’s good faith business judgment, the failure of which to maintain could reasonably be expected to have a Specified Material Adverse Effect, and which, to the extent consistent with good business practices, such insurance may be provided by the Lessee through its program of self-insurance.

(d)Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Lessee may consummate any merger or consolidation permitted under Section 9.2(b) and provided further that the Lessee shall not be required to preserve any right or franchise if the preservation thereof is no longer material to the conduct of the business of the Lessee.

(e)Visitation Rights. Prior to the occurrence and continuance of an Event of Default, no more than once per calendar year, upon reasonable notice and from time to time, permit the Administrative Agent, Lessor or any other Participant or any agents or representatives thereof (at their sole cost and expense), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Lessee, and to discuss the affairs, finances and accounts of the Lessee with any of their officers or directors and with their independent certified public accountants. Notwithstanding anything to the contrary herein, the Lessee will not be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, Lessor or any other Participant (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f)Keeping of Books. Keep proper books of record, and account of the Lessee in accordance with, and to the extent required by, generally accepted accounting principles in effect from time to time.

(g)Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Specified Material Adverse Effect.

(h)Transactions with Affiliates. Conduct all transactions otherwise permitted under this Transaction Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Lessee in any material respect than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, provided that the foregoing shall not prohibit (i) transactions between or among the Lessee and its Subsidiaries not involving any other Affiliate, (ii) indemnification agreements, (iii) employee agreements or other compensation or bonus arrangements, (iv) management or board fees and (v) dividends to securityholders.

(i)[Reserved].

(j)Use of Proceeds. The proceeds of the Advances will be used exclusively for the purposes set forth herein and as described in the applicable Advance Request. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(k)On-going KYC Obligation. Promptly following any request therefor, Lessee will provide information and documentation reasonably requested by the Administrative Agent or any Participant for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.2.     Negative Covenants of Lessee . Lessee hereby agrees that, from and after the Document Closing Date until payment in full of the Lease Balance and any other amount then due and owing to any Participant or the Administrative Agent hereunder and under any other Operative Document, Lessee shall not:

(a)Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to (y) the Leased Property other than Permitted Liens and (z) any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)Bank Credit Agreement Permitted Liens;

(ii)purchase money Liens upon or in any assets acquired or held by the Lessee or any Subsidiary to secure the purchase price of such assets or to secure Debt incurred solely for the purpose of financing the acquisition, improvement or construction of such assets (including any Liens placed on such assets within 180 days after the latest of the acquisition, completion of construction or improvement of such assets), or Liens existing on such assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such assets) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any assets of any character other than the assets being acquired, improved or constructed and no such extension, renewal or replacement shall extend to or cover any assets not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $100,000,000 at any time outstanding;

(iii)the Liens existing on the date hereof securing Debt (other than Debt in respect of finance leases) in an aggregate principal amount not exceeding $50,000,000;

(iv)Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Lessee or any Subsidiary of the Lessee or becomes a Subsidiary of the Lessee; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Lessee or such Subsidiary or acquired by the Lessee or such Subsidiary;

(v)Liens securing Debt owing by any Subsidiary of the Lessee to the Lessee;

(vi)Liens securing Debt of Subsidiaries of the Lessee organized under the laws of any country other than the United States of America or a State thereof;

(vii)Liens created under any finance lease on the assets that are the subject of such lease;

(viii)Liens securing obligations under the Operative Documents;

(ix)other Liens securing Debt in an aggregate principal amount not to exceed, together with the aggregate amount of Subsidiary Debt incurred in accordance with Section 9(c)(vi) of the Guaranty, at any time outstanding, the greater of (i) $2,500,000,000 and (ii) 15% of Consolidated Net Tangible Assets; and

(x)the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto, so long as the principal amount of Debt secured by any such Lien is not increased in connection with any such replacement, extension or renewal of the Debt secured thereby.

(b)Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except as permitted by Section 9(b) of the Guaranty.

(d)Change in Nature of Business. Make any material change in the nature of the business of the Lessee, taken as a whole, as carried on at the date hereof.

(e)Use of Proceeds. Use, directly, or to its or their knowledge, indirectly, or permit any of their respective directors, officers, employees or authorized agents to use, the proceeds of any Advance to fund any activities or business (i) in violation of any Anti-Corruption Laws, (ii) of or with any Sanctioned Person or (iii) in, or with the government of, any Sanctioned Country, except in the case of (ii) or (iii) to the extent licensed by the Office of Foreign Assets Control of the United States or otherwise permissible under U.S. law.

Article X
Other Covenants and Agreements

Section 10.1.     Covenants of the Administrative Agent and the Participants. (a) Lessor Liens. Each of the Participants (severally and not jointly with any other Participants) and the Administrative Agent hereby agrees that so long as this Transaction Agreement is in effect it:

(i)will not create, incur, assume or suffer to exist Lessor Lien attributable to it upon the Lease or the Leased Property (other than as contemplated by any of the Operative Documents); and

(ii)will remove any Lessor Lien created or incurred by it and use its best efforts to remove Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease or the Leased Property (other than the Liens of the Security Instruments and such other Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this clause (ii) shall not limit the Lessee’s rights or remedies under any of the Operative Documents.

(b)Participation Agreement. Lessor and each Participant hereby agree that, so long as the Lease is in effect, Lessor shall not consent to or permit any amendment of the terms and provisions of the Participation Agreement or any Security Instrument, whether or not any Event of Default shall have occurred and be continuing, if any such amendment or action would have the effect of increasing the obligations of Lessee or decreasing the rights of Lessee, in each case without the prior written consent of Lessee, except that without such consent, Lessor may waive performance by Administrative Agent of obligations to Lessor, the non-performance of which does not adversely affect Lessee.

(c)Acceptance of Provisions of Lease. The Participants and the Administrative Agent hereby acknowledge and accept the provisions of Sections 15.2, 18.1, and 20.1 and Article XXI of the Lease.

(d)Depreciation. With respect to any taxable year or portion thereof, prior to the Expiration Date, no Participant shall claim any federal, state or local tax attributes or benefits (including depreciation) relating to the Leased Property or otherwise claim ownership of the Leased Property for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that if an appropriate taxing authority shall require Lessor or any Participant to claim any such federal, state or local tax attributes or benefits or if it proposes to claim any such federal, state or local tax attributes or benefits as a protective response, such Person shall provide reasonable advance written notice thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 13.4(b).

(e)Right of Set-Off. Each of the Participants and the Administrative Agent, in its individual capacity, and Lessee covenants as to itself, not jointly with any other Person, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of Lessee or Parent Guarantor, or any of its Affiliates held or maintained by such Person without the prior written consent of the Administrative Agent, which shall base its decision to grant such consent solely upon a determination, upon the advice of the Administrative Agent’s counsel, that such exercise shall not adversely affect the right of any other Participant to resort to any other right or remedy as a result of the application of state law relating to such Participant.

(f)Release of Documents. The Administrative Agent hereby agrees that, upon a sale of the Leased Property pursuant to Section 20.1 of the Lease and payment of all amounts due and owing from the Lessee under the Operative Documents or repayment in full of all Participant Interest Contributions and Lessor Amount and all other amounts due and owing from Lessee under the Operative Documents to Administrative Agent and the Participants, the Administrative Agent shall, at Lessee’s sole cost and expense execute and deliver to the Lessee a bill of sale, release of any Security Instrument, and releases of all other Liens created by the Operative Documents, and termination statements for any financing statements relating to the Leased Property or any of the Collateral which are then of record naming the Administrative Agent as secured party or assignee thereof.

(g)Release of Liens. Administrative Agent hereby agrees with Lessee (so long as no Event of Default shall have occurred and be continuing) and the Participant Interest Parties, except as otherwise expressly authorized or otherwise permitted under the Operative Documents, not to release the Lien of any of the Security Instruments on the Collateral.

(h)Notice of Change; Lessor Confirmation Letter. Lessor shall notify Lessee if (i) Lessor determines that any facts or circumstances could reasonably be expected to cause Lessor to be deemed to be a “variable interest entity” pursuant to GAAP, or (ii) the SEC or the accounting firm which audits Lessor sends Lessor written notice that it has commenced any investigation or inquiry into whether Lessor is a “variable interest entity”, or (iii) Lessor has knowledge that the status of Lessor is being considered under Paragraph 7 of ASC 810. In the event that the Lessor becomes a “variable interest entity” pursuant to GAAP, or is otherwise required to be consolidated with Lessee, Lessor shall provide such financial information as may be reasonably requested by Lessee in connection with the consolidation of Lessor in Lessee’s financial statements. Lessor shall annually, and upon the request of the Lessee, and in any event not more than quarterly, provide to the Lessee a letter of the same tenor as the Lessor Confirmation Letter. In the event Lessor shall be determined to be a “variable interest entity” under GAAP, then at Lessee’s option, Lessor shall, at Lessee’s expense, assign its interest in this Transaction Agreement, the other Operative Documents and the Leased Property to a successor lessor designated by the Lessee for the Lessor Balance plus all other amounts owing to Lessor under the Operative Documents in accordance with Section 12.1(b).

Article XI
Reserved

Article XII
Transfers of Participants’ Interests

Section 12.1.     Assignments.

(a)All or any part of the interest of any Participant Interest Party in, to or under this Transaction Agreement, the other Operative Documents, the Leased Property or the Participant Interest Contributions may be assigned or transferred by such Participant Interest Party at any time to any Person; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations under the Participation Agreement (if applicable to such Participant Interest Party); (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Commitment of the assigning Participant Interest Party being assigned pursuant to each such assignment shall not be less than $10,000,000.00 (or if less, the entire amount of such Participant’s Commitment) and shall be an integral multiple of $10,000,000.00 (or such Participant’s entire Commitment), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Administrative Agent shall have received from the assignee/transferee or the assignor/transferor a transfer fee in the amount of $3,500.00, (v) each assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3; (vi) if the assignment occurs prior to the end of the Commitment Period, the assignor shall concurrently assign to the assignee that percentage of its Commitment set forth in Schedule II hereto; (vii) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Transaction Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Transaction Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(a), (B) deliver to the Lessee, the Administrative Agent and the Lessor an Assignment Agreement, in substantially the form of Exhibit E, each executed by the assignee or transferee and (C) represent and warrant to Lessor, the Administrative Agent, each other Participant and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and engage in the Overall Transaction and (viii) to the extent required in the definition of “Eligible Assignee”, Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of a Default or Event of Default.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Transaction Agreement until such requirements are satisfied.

(b)All of the interests of the Lessor (but expressly excluding Lessor’s interest as a Participant Interest Party, which is subject to Section 12.1(a) above) in, to or under this Transaction Agreement, the other Operative Documents, the Leased Property or the other Collateral may be assigned or transferred by the Lessor at any time to any Person; provided, however, that (i) Lessor shall give notice of such assignment and the name of the assignee to Lessee; (ii) the assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (iii) so long as no Event of Default has occurred and is continuing, such assignment shall be to an Eligible Assignee (unless otherwise consented to by Lessee) and (iv) the assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Transaction Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Transaction Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(b), (B) deliver to the Lessee, the Administrative Agent and the Lessor an Assignment Agreement, in substantially the form of Exhibit E, each executed by the assignee or transferee) and (C) represent and warrant to Lessor, Administrative Agent and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction; provided, further, that no such assignment shall be made if so long as no Event of Default exists, (1) in the reasonable opinion of Lessee, such assignment would cause Lessee to be required to cease reporting the Lease as an operating lease in Lessee’s financial statements and (2) Lessee provides Lessor written notice of such determination within five (5) days of Lessee’s receipt of the notice described in clause (i) above. If Lessee has objected to a proposed assignee for the reason set forth in clause (1) above (which shall be the only reason Lessee can object to a proposed assignee), Lessor may re-submit notice of such proposed assignee to Lessee at a later date and the reasonableness of Lessee’s opinion in clause (1) shall be determined as of such later date. Additionally, in the event Lessee objects in writing to the proposed assignee for the reason set forth in clause (1) above (which shall be the only reason Lessee can object to a proposed assignee) within five (5) days of receipt of the notice described in clause (i) above, Lessee shall have thirty (30) days from the date of receipt of such notice to find a replacement assignee and if no such replacement assignee is found within such thirty (30) day period, the Lessor may assign all of its rights, obligations and interest in, to and under the Lease, the other Operative Documents, and the Leased Property as contemplated above to such assignee identified in such notice delivered to Lessee.

The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Participants that own interests in, to or under this Transaction Agreement or the Participation Agreement, the other Operative Documents, the Leased Property or the other Collateral, and the Commitments of, and Advances and any other amounts treated as principal or interest for United States federal income tax purposes owing to each Participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Lessor, the Lessee, the Administrative Agent and the Participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice. No transfer or assignment shall be effective until recorded in the Register.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Transaction Agreement until such requirements are satisfied.

Section 12.2.     Participations. Notwithstanding Section 12.1, any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Sub-Participant”) participating interests in all or a portion of its rights and obligations under this Transaction Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) without the prior consent of the Lessee or the Administrative Agent; provided, however, that:

(a)no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;

(b)such Participant shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and under any Operative Documents;

(c)the Lessee, Lessor and the Administrative Agent shall continue to deal solely and directly with such Participant in connection with such Participant’s rights and obligations under this Transaction Agreement and each of the other Operative Documents; provided, however, that such assignee or Sub-Participant shall comply with Section 12.3(c);

(d)the Lessee shall not be required to pay any amount that is greater than the amount which it would have been required to pay had no participating interest been sold (but subject to Section 12.2(e));

(e)each Sub-Participant shall be entitled to the benefits of Sections 13.4, 13.5 and 14.3 (subject to the requirements and limitations therein) to the same extent as if it were a Participant and had acquired its interest by assignment pursuant to Section 12.1; provided that such Sub-Participant shall not be entitled to receive any greater payment under Section 13.4, 13.5 or 14.3, with respect to any participation, than its participating Participant would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Sub-Participant acquired the applicable participation; and

(f)each Participant that sells a sub-participation shall maintain a register on which it enters the name and address of each Sub-Participant and information relating to the interests of each Sub-Participant (including information relating to any amounts treated as principal or interest for United States federal income tax purposes) (the “Participant Register”); provided that no Participant shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Sub-Participant or any information relating to a Sub-Participant’s interests in any Commitments or Advances) to any Person except to the extent that such disclosure is necessary to establish that the Commitments or Advances or any obligations under this Transaction Agreement or any other Operative Documents is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Participant shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Transaction Agreement and the other Operative Documents notwithstanding any notice to the contrary.

Section 12.3.     Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a)  If any Participant or any assignee of, or Sub-Participant in, any Participant Interest Contribution or the Lessor Amount (each such Participant, assignee or Sub-Participant, a “Recipient”) is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), then such Recipient shall (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, prior to any payment being made to such Recipient pursuant to any Operative Document and for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document, and (ii) provide to the Lessor, the Administrative Agent and the Lessee a new Internal Revenue Service Form W-9 and any such additional form (or other such form) upon learning that any such form previously provided by the Lessor or Recipient has become incorrect and upon the expiration or obsolescence of any previously delivered form in accordance with applicable United States laws and regulations duly executed and completed by the Lessor or Recipient, as the case may be, and such other documents or certificates as may reasonably be requested by the Lessor, the Administrative Agent or the Lessee as is necessary for such Recipient to claim complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document.

(b)If any Recipient is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), then such Recipient shall (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, prior to any payment being made to such Recipient pursuant to any Operative Document and for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, together with any necessary attachments (including customary representations as reasonably required by Lessor, Administrative Agent or Lessee for purposes of claiming portfolio interest exemption under Section 881(c) of the Code) and any additional form (or such other form) as is necessary to benefit from complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document, (ii) provide to the Lessor, the Administrative Agent and the Lessee a new Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, together with any necessary attachments and any such additional form (or such other forms adopted from time to time by the relevant United States taxing authority) upon learning that any such form previously provided by such Recipient has become incorrect and upon the expiration or obsolescence of any previously delivered form duly executed and completed by such Recipient and such other documents or certificates as may reasonably be requested by the Lessor, the Administrative Agent or the Lessee, and (iii) comply at all times with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such Withholding Tax exemption.

(c)By its acceptance of an assignment of or participation in the interests, in whole or in part, of any Participant under this Transaction Agreement or any other Operative Document, each assignee or Sub-Participant shall be deemed bound by the provisions set forth in this Article XII and Section 13.4(e) and to represent on the date it becomes a Recipient, that it is entitled to complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document.

(d)Subject to Section 15.14 hereof, the Administrative Agent or any Participant may, in connection with any assignment, participation or proposed assignment or participation permitted pursuant to this Article XII, disclose to the Recipient or proposed Recipient any information relating to the Lessee.

(e)Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of the Lessee, assign and pledge all or any portion of its interest in the Participant Interest Contributions, this Transaction Agreement or any other Project Agreement to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.

(f)If a payment made to a Recipient pursuant to any Operative Document would be subject to Withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Lessor, the Administrative Agent and the Lessee at the time or times prescribed by law and at such time or times reasonably requested by the Lessor, the Administrative Agent or the Lessee such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lessor, the Administrative Agent or the Lessee as may be necessary for the Lessor, the Administrative Agent or the Lessee to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Transaction Agreement.

(g)On or before the date Administrative Agent (or any successor or replacement Administrative Agent) becomes Administrative Agent under this Transaction Agreement, such Administrative Agent shall represent that it is a “U.S. Person” under Section 7701(a)(30) and shall deliver to Lessee a duly executed copy of Internal Revenue Service Form W-9.

Article XIII
Indemnification

Section 13.1.     Indemnification.

(a)General Indemnification.

(i)Prior to the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII:

(A)Lessee shall pay and assume liability for, and does hereby agree whether or not any of the transactions contemplated hereby shall be consummated, to indemnify, protect, defend, save and keep harmless Lessor from and against any and all Claims that may be imposed on, incurred by or asserted against Lessor (whether because of action or omission by Lessor), whether or not such Claim is covered by any other indemnification under this Article XIII or the Lessor shall also be indemnified as to any such Claim by any other Person, whenever such Claim arises or accrues, including whether or not such Claim arises or accrues at any time prior to or after the Document Closing Date or the Expiration Date, and which in all cases shall include any Claim for which the Lessor has an obligation to indemnify any Person (including any Person to which the Lessor sells participating interests in its rights and obligations under this Transaction Agreement or the Operative Documents pursuant to Section 12.2), or for which Lessor otherwise has liability, under Section 13.1(a)(i)(B) below, and

(B)Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each Participant Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against any such Participant Indemnitee (whether because of action or omission by such Participant Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such Participant Indemnitee shall also be indemnified as to any such Claim by any other Person but in each case only to the extent Lessor has been indemnified by Lessee for such claim pursuant to clause (A) above, and

(ii)Commencing upon the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each General Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such General Indemnitee (whether because of action or omission by such General Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such General Indemnitee shall also be indemnified as to any such Claim by any other Person, and whether or not such Claim arises or accrues after the Expiration Date, in each case under this Section 13.1(a), arising out of or in any way relating to:

(1)any of the Operative Documents, any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(2)any Project Agreement, the Leased Property, or any part thereof or interest therein;

(3)the purchase, manufacturing, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including any sale or other transfer pursuant to Sections 15.1 or 16.2 of the Lease or any sale or transfer pursuant to Articles XVIII, XX or XXI of the Lease), return or other disposition of all or any part of any interest in the Leased Property or the Site or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including: (i) Claims or penalties arising under the General Construction Agreement or any other agreements or obligations relating to the Construction, the Site Obligations or from any violation of law or in tort (strict liability or otherwise) by Lessee, Parent Guarantor, Administrative Agent, Lessor, any Participant or any other Person or with respect to the use, operation or maintenance of the Leased Property or the Site, (ii) loss of or damage to the environment (including investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects in the Leased Property, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from the Leased Property or the Site, (v) any Claim resulting from or related to the purchase, acquisition, lease or transfer of the Leased Property, the Site Obligations, including the Construction, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or the Site, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or the Site or any part thereof, or (viii) any Claim for patent, trademark or copyright infringement;

(4)the offer, issuance, sale, transfer or delivery of the Participant Interest Contributions or Lessor Amount in accordance with the terms of this Transaction Agreement;

(5)the breach or alleged breach by either Parent Guarantor or Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate delivered by it;

(6)the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

(7)the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Transaction Agreement; or

(8)any other agreement entered into or assumed by Lessee or its Affiliate in connection with the Leased Property (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Participant Indemnitee or any General Indemnitee).

It is expressly understood and agreed that the indemnities provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

(b)Exclusions from Indemnities. Notwithstanding the foregoing provisions of this Article XIII, Lessee shall not be obligated to indemnify Lessor or a General Indemnitee under Section 13.1, and Lessor shall not be required to indemnify a Participant Indemnitee under Section 13.1(a)(i)(B), for any Claim to the extent that such Claim is attributable to: (i) the gross negligence or willful misconduct of such Indemnitee; (ii) the material breach by such Indemnitee of its representations and warranties in Section 8.1 or 8.4, as the case may be, or the material breach by such Indemnitee of its covenants as set forth in this Transaction Agreement or in any other Operative Document to which such Indemnitee is a party; (iii) any Claim resulting from the imposition of any Lessor Lien which such Indemnitee is responsible for discharging under the Operative Documents; (iv) (intentionally omitted); (v) any Claim for the recovery of Project Costs to the extent such Claim arises solely as a result of any Event of Default prior to the Base Term Commencement Date, the recovery of such Project Costs to be governed by Article V of the Construction Agency Agreement; and (vi) any Claim related to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax Claim, it being agreed that any such indemnity for Taxes is in Section 13.4; provided, however, that nothing in the foregoing clauses (i) through (iii) shall be deemed to exclude or limit any (x) Claim that Lessor or any Participant Indemnitee may have under any Operative Document or Applicable Laws for damages from the Lessee or Parent Guarantor for breach by Lessee or Parent Guarantor of its representations or warranties made or deemed made by it in any Operative Document or (y) any remedy under or right to damages pursuant to Article XVI of the Lease or Article V of the Construction Agency Agreement.

Section 13.2.     Nonconformance. If (a) Lessee elects the Sale Option, an Event of Default occurs, or Lessee returns the Leased Property to Lessor or Administrative Agent and (b) after paying to Lessor, for the benefit of the Participants, any amounts then due under the Operative Documents (including the Sale Option Recourse Amount), the Lease Balance shall not have been reduced to zero, then Lessee shall promptly pay on the earlier of Expiration Date or the date which is thirty (30) days following the delivery of the appraisal described below, an amount (the “Nonconformance Amount”) not to exceed the shortfall which such appraisal indicates is the result of extraordinary wear and tear to or excessive usage of the Leased Property, whether or not permitted under the Lease. For purposes of making the determination provided for in this Section 13.2, Lessor shall cause to be delivered to Administrative Agent and Lessee within twenty (20) days of the occurrence of the event described in the first sentence of this Section 13.2 but in any event not less than ten (10) Business Days prior to the consummation of a sale of the Leased Property, at Lessee’s sole cost and expense, a report from an appraiser selected by the Required Participants and reasonably approved by Lessee, in form and substance satisfactory to the Required Participants and using approved methods satisfactory to the Required Participants, concerning the extent to which the fact that the actual Fair Market Value of the Leased Property as of the date of determination is less than the Fair Market Value anticipated for such date in the Appraisal is due to any of the factors enumerated in the preceding sentence hereof. Any Nonconformance Amounts payable by Lessee shall be distributed in accordance with Section 5.3(d).

Section 13.3.     Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.2, such Indemnitee shall, if so requested by Lessee and prior to any payment, submit such additional information to Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall, within a reasonable period, notify Lessee of the commencement thereof provided that failure to notify Lessee shall not alter such Indemnitee’s rights under this Section 13.3, except to the extent such failure precludes or materially impairs Lessee’s ability to conduct a defense, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of the Required Participants, on behalf of the Indemnitee; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and the Lessee shall keep such Indemnitee fully appraised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within ninety (90) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property unless, in the case of civil liability, Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.

The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non-controlling party reasonably informed as to the progress of the defense. Each Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.2, as applicable, and Lessee and/or Parent Guarantor shall reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. No Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of the Lessee in connection with such Claim, and uses reasonable efforts to advise Lessee on the status of proceedings from time to time during the pendency of such Claim.

Upon payment in full of any Claim by Lessee pursuant to Section 13.1 or 13.2, as applicable, to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.2 shall be paid to such Indemnitee promptly, but in no event no later than thirty (30) days, after receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided that the foregoing shall not limit any obligation of Lessee to indemnify an Indemnitee for costs and expenses incurred by such Indemnitee in contesting such Claim in accordance with the terms herein.

Section 13.4.     General Tax Indemnity.

(a)Indemnification.

(i)Prior to the Base Term Commencement Date and without limitation on, or duplication of, the rights of any Tax Indemnitee under Sections 13.1 and 13.2 hereof, (x) the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and the Lessor, and hold the Leased Property and the Lessor harmless against, all Impositions on an After Tax Basis and which in all cases shall include all Impositions on an After Tax Basis for which the Lessor has an obligation to indemnify any Person (including, but not limited to, any Person to which Lessor sells participating interests in its rights and obligations under this Transaction Agreement or the Operative Documents pursuant to Section 12.2) or for which Lessor otherwise has liability under clause (y) below and (y) the Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all other Tax Indemnitees, and hold it and them harmless against (for and against which obligations of the Lessor the Lessee agrees to indemnify, protect and defend the Lessor), all Impositions on an After Tax Basis, but only to the extent Lessor was indemnified by Lessee for such Impositions pursuant to clause (x) above.

(ii)Commencing upon the Base Term Commencement Date and without limitation on, or duplication of, the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, and the immediately preceding sentence, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all Tax Indemnitees, and hold it and them harmless against, all Impositions on an After Tax Basis.

(b)Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which the Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly (and in any event, within twenty (20) days) notify the Lessee in writing (provided that failure to so notify the Lessee within twenty (20) days shall not alter such Tax Indemnitee’s rights under this Section 13.4, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.

Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified the Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the Lessee’s expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim; provided that in the case of a contest described in any of clause (x), (y) or (z) if the Tax Indemnitee determines in good faith that such contest by the Lessee could have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of the preceding sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. In no event shall the Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which the Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Lessee shall have agreed to pay and shall pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Transaction Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to the Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of the Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $50,000 and (B) unless, if requested by the Tax Indemnitee, the Lessee shall have provided to the Tax Indemnitee an opinion of counsel selected by the Lessee (which may be in-house counsel, except, in the case of income taxes indemnified hereunder, which opinion shall be that of independent tax counsel selected by the Tax Indemnitee and reasonably acceptable to the Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment; provided, however, that if the Tax Indemnitee is the controlling party and the Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the non-controlling party with a copy of (or appropriate excerpts from)

any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and the Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence and continuance of an Event of Default where Lessee and/or Parent Guarantor shall have failed to provide indemnity and, if requested by a Tax Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Tax Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in Applicable Law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

(c)Payments. (i) To, or for the Account of, a Tax Indemnitee. Any Imposition indemnifiable under this Section 13.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two (2) Business Days prior to the date that the relevant Taxes are due. Any payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to the Lessee, or, if no such direction shall have been given, by check of the Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Transaction Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

(ii)To the Lessee. (x) If any Tax Indemnitee actually shall realize a Tax benefit by way of deduction (but not including any Tax benefit in the form of a credit) with respect to a Tax not indemnifiable hereunder which, in the Tax Indemnitee’s reasonable determination, would not have been realized but for any Tax with respect to which the Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Tax Indemnitee and net of any additional Taxes and any expenses related to obtaining the Tax benefit actually borne by such Tax Indemnitee as a result of such payment (a “Grossed-Up Basis”); provided, however, that as long as an Event of Default has occurred and is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to the Lessee any Tax benefit to the extent such payment would be greater than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to the Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of the Lessee under this Section 13.4. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (xi) of the definition of Impositions.

(y)Upon receipt by a Tax Indemnitee of a refund which in the Tax Indemnitee’s reasonable determination was derived all or in part from any Taxes paid or indemnified against by the Lessee, which refund was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that as long as an Event of Default has occurred and is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to the Lessee any refund to the extent such refund is greater than the amount of Taxes in respect of which payment or indemnification was made by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount. If such repaid refund is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

(d)Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.4 and of which the Lessee has knowledge, the Lessee shall promptly notify the Tax Indemnitee of such requirement and, at the Lessee’s expense (i) if the Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.

(e)Withholding Taxes. (i) Except as otherwise required by law, each payment to an Indemnitee under or contemplated by any Operative Document shall be free of Withholding Taxes (including any Withholding Taxes in respect of payments pursuant to this Section 13.4) and the Lessee agrees to indemnify, protect, defend and hold harmless the Tax Indemnitees against all such Withholding Taxes. If any such withholding is so required, the Lessee or any other applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate taxing authority before penalties attach thereto or interest accrues thereon. Lessee shall forthwith pay the relevant Tax Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this Section), equals the amount that would have been paid if such withholding had not been required. Notwithstanding the first sentence of this Section 13.4(e), the Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee pursuant to this paragraph on account of:

(A)Withholding Taxes while they are being contested in accordance with Section 13.4(b), so long as such Tax Indemnitee shall be receiving all payments required to be made to it without reduction for any such Withholding Taxes;

(B)Withholding Taxes imposed on a transferee on the day of the transfer to the extent of the excess of such Withholding Taxes over the total amount of Withholding Taxes that would have been imposed on the transferor on the date of the transfer had there not been a transfer;

(C)Withholding Taxes imposed on a Participant to the extent of the excess of such Withholding Taxes over the total amount of the Withholding Taxes that would have been imposed had such Participant not relocated its Applicable Lending Office after the date on which it becomes a party to this Transaction Agreement;

(D)Withholding Taxes resulting from the gross negligence, willful misconduct, or fraud of the Tax Indemnitee or any of its Affiliates or the breach of the Operative Documents by the Tax Indemnitee including directing the Lessor to engage in any activity not permitted under the Operative Documents;

(E)Withholding Taxes imposed pursuant to FATCA;

(F)Withholding Taxes imposed on any Recipient that would have been imposed under then Applicable Law as of the date such Person becomes a Recipient, except to the extent that, pursuant to Section 13.4(e)(i), amounts with respect to such Withholding Taxes were payable to such Recipient’s assignor immediately before such Recipient became a party to this Transaction Agreement; and

(G)Withholding Taxes attributable to any Recipient’s failure to comply with Section 12.3(a), (b), (c) or (f).

If the Lessee pays any amount to a Tax Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 13.4, such Tax Indemnitee shall reimburse the Lessee within thirty (30) days of written demand therefor for the amount so paid by the Lessee provided that if such Tax Indemnitee fails to reimburse the Lessee within such thirty (30) days, such Tax Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.

(ii)For purposes of this Section 13.4, it shall be assumed that the Lease constitutes a loan for United States federal income tax purposes (as is the parties’ intention).

(f)Disclosure. The parties agree that any party to this Transaction Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other analyses) that are provided to such party relating to such tax treatment and tax structure.

Section 13.5.     After Tax Basis. If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such original payment on an After Tax Basis; provided for greater clarity that this Section 13.5 shall not apply to Taxes covered by Section 13.4(e).

Section 13.6.     Limitation on Indemnity.      Lessor’s obligation to indemnify and hold harmless any Participant Indemnitee under Section 13.1(a)(i)(B) or Tax Indemnitee under Section 13.4(a)(i)(y), Indemnitee under Section 13.7 or other Person under Section 15.2:

(A)is not an individual or personal obligation of Lessor, but solely its obligation in its capacity as Lessor, and nothing herein shall be construed as creating any liability on Lessor, individually or personally, to pay, indemnify or hold harmless any Participant Indemnitee or other Person under this Article XIII or Section 15.2;

(B)is not an obligation binding on Lessor except to the extent of any payment received by Lessor pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i) or Section 13.7(A) or Section 15.2(a), as applicable; and

(C)shall be paid and discharged solely and exclusively from amounts received by Lessor pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i)(x), or 13.7(A) or Section 15.2(a), as applicable, and it is expressly agreed by each Participant Indemnitee that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under Section 13.1(a)(i)(B), Section 13.4(a)(i)(y), Section 13.7(B) and Section 15.2(b), as applicable, shall be to such amounts paid by Lessee pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i)(x), Section 13.7(A) or Section 15.2(a), as applicable; and

(D)is the sole and exclusive right of each Indemnitee against Lessor, and any right to proceed against Lessor individually or otherwise under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by Section 13.1(a) or Section 13.4, 13.7(B) or Section 15.2(b) is hereby expressly waived by each Indemnitee (other than claims that may be made against Lessor, individually or personally, for fraud, gross negligence or willful misconduct).

Except as otherwise set forth in this Section 13.6, nothing in this Article XIII is intended as or shall be construed as a limitation on the right of any Indemnitee to make indemnification, contribution or other claims of any kind against Lessee, to the extent that such claims otherwise may be made, with respect to any matter, including indemnification for Claims of the type referred to in Section 13.1(a).

To the extent that any payments made pursuant to Section 13.1(a)(i)(B), Section 13.4(a)(i) or Section 13.7(B) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lessor to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Indemnitee who received any such payments from Lessor (or any portion thereof) shall repay any such amounts to Lessor, or as may otherwise be directed by a court of competent jurisdiction.

The indemnification obligations of Lessor under Section 13.1(a)(i)(B) shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of Lessee.

The right of any Participant Indemnitee or Tax Indemnitee to seek indemnification from Lessor under Section 13.1(a)(i)(B) or 13.4(a)(i)(y) is subject to and conditioned upon compliance by any such Indemnitee with the notice, cooperation, appointment of counsel, contest rights and other provisions in Sections 13.3 and 13.4(b), except that any reference in such Sections to Lessee shall be deemed to be a reference to Lessor.

Section 13.7.     Environmental Indemnity. Without limitation of the other provisions of this Article XIII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee, (except that prior to the Base Term Commencement Date (A) such indemnity shall be for the benefit of Lessor and which in all cases shall include any Environmental Claim for which the Lessor has an obligation to indemnify any Person (including any Person to which the Lessor sells participating interests in its rights and obligations under this Transaction Agreement or the Operative Documents pursuant to Section 12.2), or for which Lessor otherwise has liability, under this Section 13.7 and (B) Lessor who shall indemnify each other Indemnitee but only to the extent Lessor was indemnified by Lessee for such Environmental Claim), in each case, from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys’ and/or paralegals’ fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Leased Property or any clean-up, remedial, removal or restoration work required or conducted by any Governmental Authority or required by Environmental Laws (collectively, “Environmental Claims”), arising in whole or in part, out of:

(a)the presence on, under or around the Leased Property or any portion thereof of any Hazardous Substance, or any Release of any Hazardous Substance on, under, from, onto or around the Leased Property or any portion thereof,

(b)any activity, including construction (including construction of the Facility), carried on or undertaken on the Leased Property or any portion thereof or off the Leased Property, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the investigation, handling, treatment, remediation, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time has been or is released, located or present on, under or around, or that at any time has or may migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property or any portion thereof, or any activity that aggravates, contributes to or exacerbates existing environmental conditions or results in a violation of existing deed restrictions.

(c)loss of or damage to any property or the environment arising from, or in any way related to, the Leased Property or Lessee or any of its Affiliates (including investigation costs, clean-up costs, response costs, remediation, restoration and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under Environmental Laws, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates or the Overall Transaction or any portion thereof,

(d)any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Leased Property or any portion thereof, or

(e)any residual contamination on or under any of the Leased Property, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates, or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

Notwithstanding the foregoing provisions of this Section 13.7, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.7 for any Claim (i) to the extent that such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee or (ii) to the extent attributable to acts occurring after the expiration or earlier termination of the Term.

Article XIV
Contingent SOFR Rate and Other Costs

Section 14.1.     Term SOFR Rate Lending Unlawful . If any Participant shall reasonably determine (which determination shall, upon notice thereof to the Lessee and the Participants, be conclusive and binding on the Lessee and which notice shall be withdrawn whenever the applicable circumstances no longer exist) that the introduction of or any change in or in the interpretation of any applicable law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Participant Interest Contribution or Lessor Amount that bears Yield based upon the Term SOFR Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Participant Interest Contribution or Lessor Amount, as the case may be, on a Term SOFR Rate basis shall, upon such determination, forthwith be suspended (unless such Participant determines in its sole discretion that it can continue to make any Participant Interest Contribution or Lessor Amount based upon the Term SOFR Rate at one of its lending offices where such action would not be deemed unlawful) until such Participant shall notify the Lessee and Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Participant Interest Contributions and Lessor Amount, as the case may be, of such Participant shall automatically accrue Yield at the Alternate Base Rate (unless and until a Successor Rate has been determined in accordance with Section 14.10(b)) either (a) on the last day of the then current Interest Period applicable to such Participant Interest Contribution or Lessor Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Participant Interest Contribution or Lessor Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Participant Interest Contribution or Lessor Amount, as the case may be, to such day or sooner, if required by such law or assertion.

Section 14.2.     [Intentionally omitted.].

Section 14.3.   Increased Costs, etc. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof increases or would increase the cost other than in respect of Taxes, except for withholding taxes imposed as the result of any change in law, regulation or treaty first enacted, promulgated or signed after the Document Closing

Date (and without limiting, but without duplication of, Lessee’s obligations pursuant to Sections 13.4, 13.5 or 14.6 hereof), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 12.3 with respect to, any Participant Interest Contributions or Lessor Amount, as the case may be, then the Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Transaction Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to the Administrative Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost; provided, that no Participant shall be entitled to demand such compensation more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request. A certificate setting forth the nature and amount of such increased cost in reasonable detail, submitted to the Lessee and the Administrative Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

Section 14.4.     Funding Losses. In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Participant Interest Contributions or Lessor Amount, as the case may be) as a result of

(a)any conversion or repayment or prepayment of the principal amount of any Participant Interest Contributions or Lessor Amount, as the case may be, on a date other than the Payment Date applicable thereto,

(b)any Participant Interest Contribution or Lessor Amount, as the case may be, not being made in accordance with the Advance Request therefor (unless such failure to fund such Participant Interest Contributions or fund such Lessor Amounts, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to the Lessee (with a copy to Lessor), the Lessee shall, within five (5) days of its receipt thereof, pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions this Transaction Agreement relating to Advances and Lessee shall request an Advance the proceeds of which shall be used to pay) directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant’s standard practices) as will reimburse such Participant for such loss or out-of-pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on the Lessee absent demonstrable error.

Section 14.5.     Increased Capital Costs. If any Participant determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof affects or would affect the amount of capital required or liquidity requirements or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount of such capital is increased by or based upon the existence of such Participant’s Commitment hereunder and other commitments of this type then, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), the Lessee shall pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Transaction Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to the Administrative Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant’s Commitment hereunder or the Fundings made by such Participant hereunder; provided, that no Participant shall be entitled to demand such compensation if more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guidelines or request. A certificate as to such amounts submitted to the Lessee and the Administrative Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error.

Section 14.6.     After Tax Basis. Lessee shall pay all amounts owing under this Article XIV on an After Tax Basis.

Section 14.7.      [Intentionally Omitted.].

Section 14.8.   Funding Office. If the Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 14.1 to 14.3 or Section 14.5, to the extent applicable, then such Participant will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

Section 14.9.     Replacement of Participants. (a) If (i) any Participant shall make demand for payment under Section 14.3 or 14.5, or shall deliver any notice to the Administrative Agent pursuant to Section 14.1 resulting in the suspension of certain obligations of the Participants with respect to Term SOFR Rate Advances, (ii) the Administrative Agent notifies Lessee that any Participant Interest Party is a Defaulting Participant Interest Party under Section 3.5(b),(iii) any Participant fails to consent to a Renewal Option Request pursuant to Section 4.7,(iv) any Participant shall refuse to consent to any amendment, modification or waiver which has been approved by the Required Participants but can only become effective upon the consent of all Participants, or (v) any Recipient becomes subject to a Withholding Tax or any other Tax in respect of which Lessee is required to pay additional amounts or indemnity payments pursuant to Section 13.4,then within sixty (60) days of such demand, notice or refusal, Lessee may demand that such Participant assign its interest in accordance with this Section 14.9 to one or more Eligible Assignees designated by the Lessee and all (but not less than all) of such Participant’s Commitment(s), Fundings and its Participant Interest Contribution and Lessor Amount, as applicable, within the next thirty (30) days but such Participant shall be entitled to any amount which would have been due to it under Section 14.4 hereof if such Fundings had been prepaid rather than assigned. If any such Eligible Assignee designated by the Lessee shall fail to consummate such assignment on terms acceptable to such Participant and as otherwise provided in Sections 12.1(a) and 12.1(b), or if the Lessee shall fail to designate any such Eligible Assignee for all of such Participant’s Commitment or Fundings, then such Participant may assign such Commitment and Fundings to any other Eligible Assignee in accordance with this Section 14.9 and as otherwise provided in Sections 12.1(a) and 12.1(b) during such 30-day period.

(b)The Administrative Agent and the Lessor hereby agree to reasonably cooperate with the Lessee, at Lessee’s sole cost and expense in Lessee’s efforts to arrange one or more replacement Participants as contemplated by this Section 14.9.

Section 14.10.     Inability to Determine Rates.

(a)  If (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) no Successor Rate has been determined in accordance with Section 14.10(b), and the circumstances under clause (i) of Section 14.10(b) or the Scheduled Unavailability Date has occurred, or (y) adequate and reasonable means do not otherwise exist for determining Term SOFR for any Interest Period, or (ii) the Administrative Agent or the Required Participants determine that for any reason that Term SOFR for any Interest Period does not adequately and fairly reflect the cost to such Participants of their Funding, then the Administrative Agent will promptly so notify the Lessee and each Participant.

Thereafter, the obligation of the Participants to maintain the Advances at the Term SOFR Rate shall be suspended (to the extent of the affected Advances or Interest Periods) until the Administrative Agent (or, in the case of a determination by the Required Participants described in clause (ii) of this Section 14.10(a), until the Administrative Agent upon the instruction of the Required Participants) revokes such notice, and any such Advance (to the extent of the affected

Advances or Interest Periods) shall bear Yield on an Alternate Base Rate basis (unless and until a Successor Rate has been determined in accordance with Section 14.10(b)).

(b)Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Transaction Agreement or any other Operative Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lessee or Required Participants notify the Administrative Agent (with, in the case of the Required Participants, a copy to the Lessee) that the Lessee or Required Participants (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide Term SOFR after such specific date (the latest date on which Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period for Yield calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Operative Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for Yield calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Transaction Agreement or any other Operative Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all Yield payments will be payable on a monthly basis on the applicable Payment Date.

Notwithstanding anything to the contrary herein or in any other Operative Document, (x) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in Section 14.10(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Lessee may amend this Transaction Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 14.10 at the end of any Interest Period with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Participants and the Lessee unless, prior to such time, Participants comprising the Required Participants have delivered to the Administrative Agent written notice that such Required Participants object to such amendment. If no Successor Rate is agreed to by Administrative Agent and Lessee, the Participant Interest Contribution Amount and the Lessor Amount will be deemed to bear Yield on an Alternate Base Rate basis until a Successor Rate is so agreed to by Administrative Agent and Lessee. The Administrative Agent will promptly (in one or more notices) notify the Lessee and each Participant of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Transaction Agreement and the other Operative Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Operative Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Transaction Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lessee and the Participants reasonably promptly after such amendment becomes effective.

Article XV
Miscellaneous

Section 15.1.     Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Transaction Agreement and any of the other Operative Documents, the transfer of the interest in the Leased Property as provided herein or in any other Operative Documents (and shall not be merged into any conveyance or transfer document), any disposition of any interest of Lessor in the Leased Property, the purchase and sale of the Participant Interest Contributions or Lessor Amount, payment therefor and disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents until payment in full of the Lease Balance, and the indemnities provided for in Section 13.1 and 13.4 shall continue to survive thereafter.

Section 15.2.     No Broker, Etc. Except for Lessee’s and Parent Guarantor’s dealing with Banc of America Leasing & Capital, LLC, as the Arranger, each of the parties hereto represents to the others that it has not retained or employed the Arranger, or any broker, finder or financial advisor to act on its behalf in connection with this Transaction Agreement or any other Operative Document, nor has it authorized the Arranger, or any broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Lessor, Administrative Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation; provided however that prior to the Base Term Commencement Date (a) any indemnity by Lessee shall be for the benefit of Lessor only and in all cases shall include all claims for which Lessor has an obligation to indemnify any Person (including any Person to which Lessor sold participating interests in its rights and obligations under this Transaction Agreement or the other Operative Documents pursuant to Section 12.2) or for which Lessor otherwise had liability under clause (b), and (b) Lessor shall in turn indemnify the other parties hereto for such liability but only to the extent Lessor was indemnified by Lessee for such liability pursuant to clause (a) above.

Section 15.3.     Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by electronic mail or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice.

Notices and other communications to any Participant Interest Party hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 3.3 unless otherwise agreed by the Administrative Agent and the applicable Participant Interest Party. The Administrative Agent or Lessee may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Lessor agrees to promptly forward any written notices received from Lessee or Parent Guarantor pursuant to the Operative Documents to the Administrative Agent. Administrative

Agent agrees to promptly forward any written notices received from Lessee, Parent Guarantor or Lessor pursuant to the Operative Documents to the Participants.

Section 15.4.     Counterparts. (a) This Transaction Agreement, any Operative Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Transaction Agreement or any Operative Document (each a “Communication”), including Communications required to be in writing, may, if agreed by the Lessor and Administrative Agent, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. Each of the parties hereto agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, Lessor and each of the Participant Interest Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format for transmission, delivery and/or retention. The Administrative Agent, Lessor and each of the Participant Interest Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent, Lessor and each of the Participant Interest Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Lessee without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent, Lessor or any Participant Interest Party, any Communication executed using any Electronic Signature shall be promptly followed by a manually executed, original counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(b)  Neither the Administrative Agent nor Lessor shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Operative Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Lessor’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Lessor shall be entitled to rely on, and shall incur no liability under or in respect of this Transaction Agreement or any other Operative Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Operative Documents for being the maker thereof).

(c)  Each of the parties hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Transaction Agreement and/or any other Operative Document based solely on the lack of paper original copies of this Transaction Agreement and/or such other Operative Document, and (ii) any claim against the Administrative Agent, Lessor and each Participant Interest Party for any liabilities arising solely from the Administrative Agent’s, Lessor’s and/or any Participant Interest Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Lessee to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(d)  Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Transaction Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

Section 15.5.     Amendments. Except as contemplated by Section 14.10 and Section 3.1 of the Construction Agency Agreement as to Change Orders, no Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of Lessor, Administrative Agent, Lessee and the Required Participants; provided, however, that Sections 6.2(b) and 15.19 hereof may not be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Arranger; and provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

(a)modify any of the provisions of this Section 15.5, change the definition of “Required Participants” or modify or waive any provision of an Operative Document expressly requiring consent, approval or action by each Participant;

(b)(i) amend, modify, waive or supplement any of the provisions of Sections 4.1, 4.2, 4.7, 5.3, 6.1 and 8.1 hereof or Section 2.5 of the Participation Agreement or (ii)  extend the maturity date of any Participant Interest or extend the Outside Completion Date or the Expiration Date;

(c)reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

(d) (i) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Participant

Interest Contribution or Lessor Amount, the Lease Balance, the Participant Interest Contribution Balance, Sale Option Recourse Amount, amounts due pursuant to Section 20.2 of the Lease or Yield, Upfront Fee or Commitment Fee (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any Fees payable to it) or, subject to clause (c) above, any other amount payable to it under the Lease or any other Operative Document, or (ii) modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Participant Interest Contributions or Lessor Amounts, Lease Balance, Participant Interest Contribution Balance, Lessor Balance, Sale Option Recourse Amount, Project Costs, Aggregate Commitment Amount, Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

(e)consent to any assignment of the Lease by the Lessee releasing the Lessee from its obligations in respect of the payments of Rent, Participant Interest Contribution Balance, Lessor Balance or Lease Balance or changing the absolute and unconditional character of such obligations;

(f)release of any Lien granted by the Lessee or the Lessor under the Operative Documents, except as provided in the Operative Documents, or release Parent Guarantor under the Guaranty or amend, release or waive compliance with the terms of the Guaranty; or

(g)amend, release or waive compliance with the terms of either Section 16.1(j) of the Lease or Section 5.1(n) of the Construction Agency Agreement; or

(h)increase the Aggregate Commitment Amount without the consent of the affected Participants.

Without limiting the foregoing, (1) no increase in the Commitment of any Participant shall occur without the consent of such Participant and (2) no amendment, supplement, waiver or modification (A) shall be effective with respect to the definitions of “Excepted Rights” and “Excepted Payments”, the Participation Agreement, Articles VI, IX, X, XI, XIII, XIX or XX of the Lease, Article XII of this Transaction Agreement or any definitions used therein, unless Lessor has agreed to such amendment, supplement, waiver or modification or (B) which increases the Lessor’s obligations under the Operative Documents or adversely affect the Lessor’s rights or its interest under the Operative Documents or the Leased Property, without the Lessor’s prior written consent.

Section 15.6.     Obligations. Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than the principal and Yield on the Participant Interest Contributions which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor under the Participation Agreement, any Security Instrument, the General Construction Agreement and any other Major Project Agreements.

Section 15.7.     Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Transaction Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 15.8.     Parties in Interest. Except as provided in Section 15.19 and as otherwise expressly provided herein, none of the provisions of this Transaction Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in an Operative Document, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.

     Section 15.9.     Governing Law. This Transaction Agreement shall in all respects, except as set forth in the proviso, be governed by the internal law of the State of New York as to all matters of construction, validity and performance, without regard to conflicts of law principles, except Title 14 of Article 5 of the New York general obligations law; provided, however, that with respect to the creation, perfection, effect of perfection, priority and enforcement of security interests and liens in the leased property and project collateral, such matters shall be governed by the laws of the State of Michigan and, to the extent applicable, the Uniform Commercial Code of such State (including the choice of law rules under such Uniform Commercial Code).

Section 15.10.     Severability. Any provision of this Transaction Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.11.     Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Transaction Agreement and the other Operative Documents and the Overall Transaction, including(i) reasonable access to the Site, General Contractor’s officers and employees who have responsibility for the Construction and all construction records and Project Materials relating thereto during normal business hours and upon reasonable prior notice, (ii) to establish, preserve, protect and perfect the right, title and interest of Lessor and Administrative Agent in the Leased Property, the Lien of Lessor and Administrative Agent in the other Collateral, and/or any Participant’s rights under this Transaction Agreement and the other Operative Documents (including the preparation, execution and filing of any and all UCC Financing Statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request to be filed or effected). Lessee, at its own expense (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Transaction Agreement concerning Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses) and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.

Section 15.12.Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Transaction Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;

(b)consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule III or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 15.13.     Waiver of Jury Trial. The parties hereto voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Transaction Agreement or any other Operative Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any of the parties hereto and thereto. The parties hereto hereby agree that they will not seek to consolidate any such litigation with any other litigation in which a jury trial has not or cannot be waived. The provisions of this Section 15.13 have been fully negotiated by the parties hereto and shall be subject to no exceptions. each party acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Operative Document to which it is a party) and that this provision is a material inducement for each other party entering into this Transaction Agreement and each other Operative Document.

Section 15.14.     Confidentiality. Subject to Section 13.4(f), each party hereto shall keep confidential, and shall not disclose, any information not otherwise publicly available it obtains about the Lessee, Parent Guarantor or the books and records of Lessee, Parent Guarantor and each of its Affiliates or relating to the Leased Property, except that such party may disclose such information (i) as required by Applicable Laws, (ii) to its attorneys, auditors, accountants and other professional advisors which have been informed as to the confidential nature of such information,

(iii) in connection with the enforcement of the Operative Documents, (iv) to its Affiliates, any participant, transferee, potential participant or potential transferee permitted by the Operative Documents; provided such Affiliate, potential participant or potential transferee agrees to the terms of this sentence, and (v) to any federal or state banking authority or other regulatory authority having jurisdiction over such Participant, the Arranger or Administrative Agent or any of their respective Affiliates, and to any of their officers, employees and agents.

Section 15.15.     Limited Liability of Lessor. The parties hereto agree that Lessor shall have no personal liability whatsoever to Lessee, the Participant Interest Parties, Administrative Agent or any of their respective successors and assigns for any Claim based on or in respect of this Transaction Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Lessor shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty made by it in this Transaction Agreement or in any certificate or document delivered pursuant hereto, or from the failure of Lessor to perform the covenants and agreements set forth in Section 10.1 hereof or any other breach by Lessor of any of its other covenants or obligations hereunder or under any of the other Lessor Documents, or (c) for any Tax based on or measured by any income, fees, commission or compensation received by it for actions contemplated by the Operative Documents; provided, further, in no event shall Lessor’s liability exceed its interest in the Facility.

Section 15.16.     Limited Liability of Administrative Agent. The parties hereto agree that Bank of America, N.A., in its individual capacity, shall have no personal liability whatsoever to Lessee, Lessor, the Participant Interest Parties or any of their respective successors and assigns for any Claim based on or in respect of this Transaction Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Bank of America, N.A. shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or, to the extent Lessor receives funds from Lessee or Construction Agent hereunder, its negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Leased Property, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Transaction Agreement or from its failure to perform the covenants and agreements set forth in this Transaction Agreement or any other Operative Document, or (c) for any Tax based on or measured by any income, fees, commission or compensation received by it for actions contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding proviso, Administrative Agent shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

Section 15.17.     Payment of Transaction Expenses and Other Costs.

(a)Transaction Expenses and Continuing Expenses. Subject to clause (b) below, as and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable counsel fees) of Lessor under the Lease and Administrative Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent.

(b)Payment by Advances. Subject to the other provisions of this Section 15.17 and pursuant to the terms and conditions in this Transaction Agreement relating to Advances, Lessee shall request an Advance for the payment of and all fees and expenses referenced in Section 15.17(a) payable or incurred prior to the Base Term Commencement Date, which shall be paid through Advances, and Lessee may seek reimbursement for Transaction Expenses paid by Lessee prior to the Initial Advance Date for which Lessee has not been previously reimbursed, in each case to the extent there are Available Commitments and such Transaction Expenses to be paid or reimbursed are reserved for in the Project Budget.

(c)Amendments, Supplements and Appraisal. Without limitation of the foregoing, Lessee agrees to pay to the Participants and Administrative Agent all reasonable costs and expenses (including reasonable legal fees and expenses of special counsel to Administrative Agent and Lessor and the document counsel) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document; (ii) any Event of Loss or Significant Environmental Event or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or “workout”, whether or not consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; (v) any transfer by Lessor or a Participant of any interest in the Operative Documents during the continuance of an Event of Default; or (vi) any Advance Date. Notwithstanding the foregoing, Lessee’s obligation to make payments under this Section 15.17(c) prior to the Base Term Commencement Date shall be subject to Article XIII with respect to clause (ii), (iv) or (v) above, Section 15.17(b) above with respect to clause (vi) above and Section 14.1 of the Lease with respect to clause (ii) above as it relates to an Event of Loss.

Section 15.18.     Reproduction of Documents. This Transaction Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Lessor in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, Administrative Agent or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15.18 shall not prohibit the Lessee, Parent Guarantor or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 15.19.     Role of Arranger. Each party hereto acknowledges hereby that it is aware of the fact that Banc of America Leasing & Capital, LLC has acted as the “Arranger” with respect to the Overall Transaction. The parties hereto acknowledge and agree that the Arranger and its Affiliates, including Bank of America, N.A., have not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as the Arranger. The parties hereto further agree that Section 5.1, Section 16.6, Section 15.2, the first proviso in the first sentence of Section 15.5, Section 15.17(a) and this Section 15.19 are for the express benefit of the Arranger, and the Arranger shall be entitled to rely thereon as if it were a party hereto.

Section 15.20.     Retention of Consultants. In connection with any matters to be determined or resolved by an independent engineer, an independent environmental consultant or other third party expert, Administrative Agent is hereby authorized to retain any such third party consultant reasonably acceptable to Lessee, at Lessee’s cost and expense (which if incurred prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Transaction Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses), in accordance with the terms of the Operative Document calling for or requiring the appointment of such third party consultant.

Section 15.21.     Liability Limited. No Participant shall have any obligation to any other Participant or to Lessee, Lessor or the Administrative Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents, except as otherwise so set forth.

Section 15.22.     Deliveries to Participants. Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to the Administrative Agent, along with the costs of postage, with instructions to the Administrative Agent to deliver such item to such Participant.

Section 15.23.     USA Patriot Act Notice. Each Participant that is subject to the USA Patriot Act hereby notifies Lessee, Parent Guarantor and Lessor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Lessee and Parent Guarantor, which information includes the name and address of Lessee and Parent Guarantor and other information that will allow such Participant, as applicable, to identify Lessee and Lessor, as applicable, in accordance with the USA Patriot Act.

Section 15.24.     No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), Lessee acknowledges and agrees that: (i) (A) the services regarding this Transaction Agreement provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between Lessee, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) Lessee has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Lessee is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Lessee or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to Lessee or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Lessee and its Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to Lessee or any of its Affiliates. To the fullest extent permitted by law, Lessee hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b)The Administrative Agent and the Arranger hereby inform the Participants that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, Participant Interest Contributions, the Commitments and the Operative Documents, (ii) may recognize a gain if it extended the Advances, Participant Interest Contributions or the Commitments for an amount less than the amount being paid for an interest in the Advances, Participant Interest Contributions or the Commitments by such Participant or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 15.25.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Operative Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Participant that is an Affected Financial Institution arising under any Operative Document, to the extent such liability is unsecured, may be subject to the Write- Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Participant that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Operative Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Article XVI
The Administrative Agent

Section 16.1.     Appointment. Each Participant hereby irrevocably designates and appoints the Administrative Agent as its agent under this Transaction Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Transaction Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Transaction Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Transaction Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Transaction Agreement or any other Operative Document or otherwise exist against the Administrative Agent.

Section 16.2.     Delegation of Duties. The Administrative Agent may execute any of its duties under this Transaction Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of agents or attorneys-in-fact selected by it with reasonable care.

Section 16.3.     Exculpatory Provisions. Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Transaction Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any Participant or any other party to the Operative Documents for any recitals, statements, representations or warranties made by the Lessor or the Lessee or Parent Guarantor or any officer thereof contained in this Transaction Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this

Transaction Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Transaction Agreement or any other Operative Document or for any failure of the Lessor or the Lessee or Parent Guarantor to perform its respective obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Transaction Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor, Parent Guarantor or the Lessee.

Section 16.4.     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Participant Interest Contribution Amount, Lessor Amount, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Participant Interest Contribution Amount or Lessor Amount as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent, in accordance with the Participation Agreement. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Transaction Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Transaction Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future transferees. Wherever in the Operative Documents the consent or approval of the Administrative Agent is required, in giving any such consent or approval the Administrative Agent may rely upon, or make its approval subject to, the directions of or consent or approval from the Required Participants.

Section 16.5.     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Participant referring to this Transaction Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, Lessor and the Lessee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants.

Section 16.6.     Indemnification. Other than with respect to indemnification provided to the Administrative Agent in accordance with Section 15.2 and 16.4, the Administrative Agent agrees,

with respect to any Claim occurring prior to the Base Term Commencement Date, to look solely to the Lessor pursuant to Section 13.1(a)(i)(B), and with respect to any Claim occurring following the Base Term Commencement Date, to look solely to Lessee under Section 13(a)(ii), and in either case, not to any other party hereto, for any claim for indemnification which may arise hereunder or under any other Operative Document.

Section 16.7.     Administrative Agent in Its Individual Capacity. Each Participant acknowledges that Bank of America, N.A. is acting as Administrative Agent hereunder. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Lessor, the Lessee and their Affiliates as though it was not the Administrative Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants. Each Participant acknowledges that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding the Lessee, Parent Guarantor, Lessor or its respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee, Lessor or its respective Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.

Section 16.8.     Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Participants and the Lessee and may be removed at any time with or without cause by the Required Participants. Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor Administrative Agent, reasonably acceptable to Lessee. If no successor Administrative Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Participants’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Participants, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of Eligible Assignee and have a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Transaction Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XVI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Transaction Agreement. Notwithstanding the foregoing if no Event of Default and no Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 16.8 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

Section 16.9.     Non-Reliance on Administrative Agent. Each Participant acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its related parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Transaction Agreement. Each Participant also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its related parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Transaction Agreement, any other Operative Document or any related agreement or any document furnished hereunder or thereunder.

Section 16.10.     Recovery of Erroneous Payments . Without limitation of any other provision in this Transaction Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Participant, whether or not in respect of an Obligation due and owing by Lessee at such time, where such payment is a Rescindable Amount, then in any such event, each Participant receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Participant in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Participant irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Participant promptly upon determining that any payment made to such Participant comprised, in whole or in part, a Rescindable Amount. A notice of the Administrative Agent to any Participant with respect to any amount owing under this Section 16.10 shall be conclusive, absent manifest error. As used herein, “Rescindable Amount” means any payment that the Administrative Agent makes for the account of the Participants hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) Lessee has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by Lessee (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment.

[End of Page]
[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Transaction Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

Solar Technology LLC, as Lessee and as Construction Agent

By:	/s/ Scott A. Forester
	Name:	Scott A. Forester
	Title:	Vice President

[Signature Page to Transaction Agreement]

BA Leasing BSC, LLC, as Lessor

By:	/s/ Erin M. Parks
	Name:	Erin M. Parks
	Title:	Vice President

[Signature Page to Transaction Agreement]

Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent

By:	/s/ Christine Trotter
	Name:	Christine Trotter
	Title:	Vice President

[Signature Page to Transaction Agreement]

SMBC LEASING AND FINANCE, INC., as Participant Interest Party

By:	/s/ Stephen R. Perry
	Name:	Stephen R. Perry
	Title:	President

[Signature Page to Transaction Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Participant Interest Party

By:	/s/ Ross Pritsch
	Name:	Ross Pritsch
	Title:	Director

[Signature Page to Transaction Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as Participant Interest Party

By:	/s/ Rodrigo Vega
	Name:	Rodrigo Vega
	Title:	Managing Director

By:	/s/ Verra Kumalasari
	Name:	Verra Kumalasari
	Title:	Director

[Signature Page to Transaction Agreement]

BANKERS COMMERCIAL CORPORATION, as Participant Interest Party

By:	/s/ Benjamin Clark
	Name:	Benjamin Clark
	Title:	Vice President

[Signature Page to Transaction Agreement]

BANK OF CHINA, NEW YORK BRANCH, as Participant Interest Party

By:	/s/ Jinan Yan
	Name:	Jinan Yan
	Title:	Executive Vice President

[Signature Page to Transaction Agreement]

Final Version

Corning Lease Financing

Definitions and Interpretation

(a)Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)reference to any gender includes the other gender;

(iv)reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, replaced, extended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)reference to any Applicable Laws means such Applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws means that provision of such Applicable Laws from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii)“hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

(viii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

Appendix 1

(to Transaction Agreement)

(ix)relative to the determination of any period of time, “from” means “from and including” and “to”, “until” and “through” means “to but excluding”.

(b)Accounting Terms. In each Operative Document, unless expressly otherwise provided, all terms of an accounting or financial nature not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 7 of the Guaranty (“GAAP”). If the Lessee notifies the Lessor or the Administrative Agent that the Lessee requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or Section 2.14 of the Bank Credit Agreement, such amendment will result in a reduction in such compensation or payments thereafter; in the application thereof on the operation of such provision (or if the Administrative Agent or Lessor notifies the Lessee that the Required Participants request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in generally accepted accounting principles or in the application thereof, then such provision shall be interpreted on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Transaction Agreement shall prevail and control.

(d)Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

(e)Yield Rates. The Administrative Agent does not warrant, or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration or submission of or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

(f)Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Accrual Rent” means, for any Payment Date after the Base Term Commencement Date on which Base Rent is due under the Lease, an amount equal to the sum of the aggregate amount of Yield payable under the Operative Documents on such date on the Participant Interest Contribution Amount and the Lessor Amount in respect of the applicable Interest Period.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Transaction Agreement, or any successor pursuant to the terms of the Operative Documents.

“Administrative Agent Fee Letter” means the fee letter dated March 12, 2024, between Lessee and Administrative Agent.

“Advance” means an advance by Lessor to the Administrative Agent for the benefit of Construction Agent or Lessee, of amounts Funded by the Participants pursuant to Article III of the Transaction Agreement.

“Advance Date” means, for each Advance, any date on which such Advance is made under the Transaction Agreement in accordance with Section 3.3 thereof.

“Advance Request” is defined in Section 3.3(a) of the Transaction Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“After Tax Basis” means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes payable by reason of inclusion of such amount in income otherwise excluded by the definition of Impositions, and assuming for this purpose that the recipient of such payment is subject to taxation at the highest Federal and applicable state and local marginal corporate tax rates applicable to such recipient for the year in which such income is taxable) required to be paid by the recipient (less any tax savings realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, and the present value of any tax savings projected, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase to be realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

“Agency and Indemnity Agreement” means that certain Purchase Agency Agreement, dated as of August 1, 2023, by and among Lessee, as Limited Agent, Lessor and Parent Guarantor, as amended.

“Aggregate Commitment Amount” means Eight Hundred Thirty-Five Million Dollars ($835,000,000).

“ALTA” means the American Land Title Association or any successor thereto.

“Alternate Base Rate” means, on any date with respect to the Lease Balance, a fluctuating rate of interest per annum equal to the sum of (a) the higher of (A) the rate of interest most recently announced by Bank of America, N.A. in the United States from time to time as its “prime rate”, and (B) the Federal Funds Effective Rate most recently determined by Administrative Agent plus .50% per annum, plus (b) the Applicable Margin. If either of the aforesaid rates or their equivalent changes from time to time after the Document Closing Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee or Lessor, as of the effective time of each change. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and substantively similar anti-corruption laws and regulations of any country in which the Parent Guarantor or any of its Subsidiaries operates.

“Applicable Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations (including Environmental Laws), ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable orders, judgments, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or agency, in each case having the force of law (including those pertaining to health, safety or the environment (including wetlands).

“Applicable Lending Office” means, for each Participant, the office of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Transaction Agreement, as applicable, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its share of the Participant Interest Contributions or Lessor Amount, as applicable, accruing Yield are made available and maintained.

“Applicable Margin” means, the appropriate applicable percentages corresponding to the Public Debt Rating, in each case, in effect from time to time as shown below:

	Public Debt Rating
Category	S&P/Moody’s	Applicable Margin

I.	≥ A+ from S&P or A1 from Moody’s	1.875%

II.	A from S&P or A2 from Moody’s	2.000%

III.	A- from S&P or A3 from Moody’s	2.125%

IV.	BBB+ from S&P or Baa1 from Moody’s	2.250%

V.	< BBB from S&P or Baa2 from Moody’s	2.375%

“Appraisal” is defined in Section 6.1(v)(B) of the Transaction Agreement.

“Appraiser” means any independent appraiser appointed by Lessor.

“Appurtenant Rights” means, with respect to the Site, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to the Site or the Improvements thereon, including the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Site and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Site.

“Architect” means SSOE, Incorporated.

“Architect Agreement” means that certain (i) Corning Project-Specific Agreement, dated as of February 25, 2023, by and between Parent Guarantor and the Architect and assigned to the Lessor, (ii) any other Corning Project-Specific Agreement entered into on or after the Document Closing Date, by and between Lessor and the Architect (or the Architect and Parent Guarantor and assigned to the Lessor) (in each case, pursuant to the terms of the Operative Documents) and (iii) Corning Master Services Agreement, dated as of February 25, 2023, by and between Parent Guarantor and the Architect, as incorporated into the Project-Specific Agreements referred to in clauses (i) and (ii).

“Arranger” means BALC.

“Arranger Fee” means the fee payable to the Arranger pursuant to the Arranger Fee Letter.

“Arranger Fee Letter” means that certain fee letter agreement between BALC and Lessee dated the Document Closing Date.

“Assignment of Project Documents” means, individually and collectively, as the context may require, each Assignment of Project Documents from Construction Agent to Lessor, substantially in the form of Exhibit A to the Construction Agency Agreement, as amended, supplemented or modified from time to time.

“Available Commitment” means, at any time, (i) with respect to Lessor, the excess of (A) its Lessor Commitment, over (B) the aggregate Lessor Amount then outstanding, and (ii) with respect to each Participant Interest Party, the excess of (A) its Participant Interest Contribution Commitment, over (B) the aggregate amount of its Participant Interest Contributions then outstanding.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BALC” means Banc of America Leasing & Capital, LLC.

“Bank Credit Agreement” means that certain Credit Agreement, dated as of June 6, 2022, by and among Parent Guarantor, the other borrowers from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, modified, supplemented or replaced.

“Bank Credit Agreement Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) of the Bank Credit Agreement; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with generally accepted accounting practices; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, performance bids, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) judgment bonds so long as the enforcement of such liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with generally accepted accounting practices; (f) liens of a lessor or sublessor with respect to property under an operating lease and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject; (g) licenses of intellectual property in the ordinary course of business; (h) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) bankers’ liens; and (j) so long as such liens do not secure Debt, liens arising under standard custodial, bailee or depositary arrangements (including deposit accounts with banks or other financial institutions).

“Bankruptcy Code” shall mean the United States Bankruptcy Code, codified as Title 11, U.S. Code §101-1330, as amended.

“Base Term” is defined in Section 2.3(a) of the Lease.

“Base Term Commencement Date” means the Facility Completion Date.

“Basic Rent” means, in respect of each Payment Date after the Base Term Commencement Date, the sum of the (a) Capital Rent and (b) Accrual Rent payable on such Payment Date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Beneficiary” and “Beneficiaries” is defined in Section 1 of the Guaranty.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.

“Break Costs” means an amount equal to the amount, if any, required to compensate Lessor or any Participant Interest Party for any additional losses (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by Lessor or any Participant Interest Party to fund its obligations under the Operative Documents) it may reasonably incur as a result of (x) Lessee’s payment of Basic Rent or the Lease Balance other than on a Payment Date, (y) any Advance not being made on the date specified therefor in the applicable Advance Request for any reason or (z)  any conversion of the Term SOFR Rate during an Interest Period pursuant to and in accordance with the Operative Documents. A written statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by Lessor or any Participant Interest Party, as the case may be, to Lessee, shall be presumed correct absent demonstrable error.

“Breakage Costs” means any (x) costs or expenses incurred by the Administrative Agent or any Participant in connection with the termination of the General Construction Agreement or any of the other Project Agreements following the occurrence and continuance of a Construction Agency Agreement Event of Default and (y) without duplication, amounts payable by Construction Agent, Lessor, any other Participant or any Affiliate thereof under any Project Collateral Agreement as a result of such termination of such Project Collateral Agreement.

“Business Day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, and Providence, Rhode Island are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the Term SOFR Rate, any day which is a U.S. Government Securities Business Day.

“Capital Rent” means, for each Payment Date after the Base Term Commencement Date on which Basic Rent is due, that portion of the installment of Basic Rent payable on such Payment Date designated as Capital Rent, as determined by multiplying (a) the Lease Balance as of the Base Term Commencement Date by (b) 0.41667%. The calculation of Capital Rent shall be determined by the Administrative Agent (which determination shall be conclusive absent manifest error).

“Capitalized Contingent Rent” means all Contingent Rent due and payable to any Participant or Administrative Agent accruing during and for the period commencing on the Document Closing Date and ending on or before the Base Term Commencement Date, but excluding any amounts for which Lessee has an obligation to pay directly as set forth in the proviso to the second sentence of Section 4.3(a) of the Transaction Agreement.

“Capitalized Costs” means collectively Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent.

“Capitalized Fees” means all Fees accruing during and for all periods under the Operative Documents ending on or before the Base Term Commencement Date, including the Commitment Fees.

“Capitalized Yield” means, (a) with respect to the Lessor Amount, all Yield accruing on the portion of such Lessor Amount attributable to Advances made during and for all Interest Periods ending on or before the Base Term Commencement Date and (b) with respect to the Participant Interest Contributions, all Yield accruing on the portion of such Participant Interest Contributions attributable to Advances made during and for all Interest Periods ending on or before the Base Term Commencement Date. Yield accruing during such Interest Periods on the portion of Lessor Amount and Participant Interest Contributions attributable to such Advances shall be treated as Capitalized Yield.

“Casualty” means an event of damage or casualty relating to any portion of the Leased Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change of Control” means (i) any Person or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) has acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of the Parent Guarantor (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Parent Guarantor; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Parent Guarantor cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Parent Guarantor (except to the extent that individuals who at the beginning of such 12-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Parent Guarantor or (y) nominated for election by a majority of the remaining members of the board of directors of the Parent Guarantor and thereafter elected as directors by the shareholders of the Parent Guarantor).

“Change Order” means, with respect to the General Construction Agreement, or with respect to any other Project Agreement, any change order as defined in or contemplated by such contract or agreement.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (HR 1658), Pub. L. No. 106-185, 106th Cong. (2000), as amended, together with the rules and regulations promulgated thereunder.

“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, enforcement actions, proceedings, damages, penalties, fines, claims, demands, settlements, costs and expenses (including reasonable legal fees and expenses) of any nature whatsoever.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Collateral” means all of Lessee’s right, title and interest in (i) the Leased Property, (ii) the General Construction Agreement, (iii) each other Project Agreement, (iv) contracts and warranties relating to the Leased Property, (v) all Project Collateral Agreements, (vi) the Security Property, (vii) any rights to Liquidated Damages, rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Collateral, including the General Contractor under the General Construction

Agreement, and any other Contractor under any other Project Agreement, (viii) all insurance policies required to be maintained pursuant to the Lease or the Construction Agency Agreement, (ix) the Escrow Account and (x) all products, excess successions, subleases, rents, issues, profits, products, returns, income and proceeds of and from any or all of the foregoing (including proceeds from any of the foregoing), and to the extent not otherwise included, all payments under insurance (whether or not Lessee is the loss payee thereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

“Commitment” means (i) as to any Participant Interest Party, its Participant Interest Contribution Commitment, and (ii) as to Lessor, its Lessor Commitment.

“Commitment Fee Rate” means 25 basis points (0.25%).

“Commitment Fees” is defined in Section 4.4(b) of the Transaction Agreement.

“Commitment Percentage” means, (i) with respect to Lessor, the percentage set forth opposite Lessor’s name under the heading “Commitment Percentage” on Schedule I to the Transaction Agreement and (ii) with respect to any Participant Interest Party, the percentage set forth opposite such Participant Interest Party’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule II to the Transaction Agreement, in each case, as such schedule may be amended or modified from time to time in accordance with the Transaction Agreement.

“Commitment Period” means a period commencing on the Document Closing Date and ending on the earlier of (i) the Final Completion Date, (ii) the Outside Completion Date or (iii) the date an Insolvency Event occurs.

“Commitment Shortfall” is defined in Section 3.5(b) of the Transaction Agreement.

“Completion” or “Substantial Completion” means the substantial completion of the Facility on the Site, including the Site Obligations and Construction (subject to completion of punch list items), in accordance with the Plans and Specifications and Project Materials, except for Project Changes permitted under the Construction Agency Agreement and in compliance in all material respects with all Applicable Laws and Insurance Requirements, as either (a) determined in the reasonable judgment of the Construction Consultant or (b) evidenced by the issuance of a certificate of substantial completion pursuant to the General Construction Agreement, and, in each case, upon the issuance of a temporary or permanent certificate or certificates of occupancy by the appropriate Governmental Authority.

“Completion Advance Funds” is defined in Section 3.2(b) of the Transaction Agreement

“Completion Date Advance” is defined in Section 3.2(b) of the Transaction Agreement

“Compliance Certificate” means a certificate substantially in the form of Exhibit H to the Transaction Agreement.

“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Leased Property or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use or title is taken or transferred.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of the Transaction Agreement and any other Operative Document).

“Consent and Acknowledgment” means each Consent and Acknowledgment, to be entered into among a Contractor, Lessor and Construction Agent pursuant to which such Contractor will consent to, among other things, the assignment of the applicable Project Agreement to Lessor.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, patents, and other like intangibles, all as set forth in the most recent Consolidated balance sheet of the Parent Guarantor and computed in accordance with GAAP.

“Consolidated Net Worth” means, at any time, stockholders’ equity as set forth or reflected on the most recent Consolidated balance sheet of the Parent Guarantor and its Subsidiaries, plus the sum of minority interests, convertible preferred securities, and preferred stock, all determined in accordance with GAAP and consistently applied.

“Consolidated Total Capital” means, at any time, the sum of (i) Consolidated Net Worth, and (ii) Consolidated Debt for Borrowed Money.

“Construction” means the design, construction and installation of the Facility on the Site as contemplated by the Plans and Specifications.

“Construction Agency Agreement” means the Construction Agency Agreement, dated as of March 12, 2024, between Lessor and Construction Agent.

“Construction Agency Agreement Event of Default” is defined in Section 5.1 of the Construction Agency Agreement.

“Construction Agent” is defined in the Preamble to the Construction Agency Agreement.

“Construction Agent Person” means Parent Guarantor, Lessee, any Affiliate of Lessee or Parent Guarantor, and any contractor or other person for which Lessee or an Affiliate of Lessee has supervisory responsibility, including the General Contractor and each other Contractor and any other contractor or subcontractor or other Person performing work or providing services or materials on the Site, or relating to the Construction or the Leased Property (regardless of when such Person commenced performing such work or providing such services of materials, including any period prior to the Document Closing Date), and all of their respective officers, directors, shareholders, partners, employees, agents, consultants, service-providers, successors and assigns, and any Person controlled by any of the foregoing.

“Construction Consultant” means B. Wallace Tipton Construction Consultants or any successor named by Lessor.

“Construction Period” means the period of time commencing on and including the Document Closing Date and ending on but not including the Base Term Commencement Date.

“Contingency Reserve” means the Project Budget line item identified as the “contingency reserve”.

“Contingent Rent” means amounts payable to any Indemnitee pursuant to Section 13 of the Transaction Agreement or which become due and payable to any Person pursuant to any provisions of Section 15.11, 15.17(c) or 15.20 of the Transaction Agreement or Section 7.11 of the Construction Agency Agreement.

“Contractor” means the General Contractor and any person entering into a Project Agreement with Construction Agent or Lessor for the construction of the Facility (or portion thereof) or to provide any services or materials with respect thereto or the Facility.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

Controlled Substances Act” means 21 U.S.C. ch. 13, §801 et seq., known as the Controlled Substances Act, as amended, and the rules and regulations promulgated thereunder.

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published on such SOFR Determination Date on the Federal Reserve Bank of New York’s website (or any successor source selected by the Administrative Agent in its reasonable discretion); provided that if Daily Simple SOFR determined in accordance with the foregoing would otherwise be less than zero, Daily Simple SOFR shall be deemed zero for purposes of the Transaction Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e)  all obligations of such Person as lessee under leases that are in accordance with GAAP, recorded as finance leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Completion Costs” means all costs incurred by Administrative Agent, Lessor or any other Participant in completing the acquisition of the Site and/or Construction of the Leased Property following a Construction Agency Agreement Event of Default in excess of those set forth in the Project Budget including costs of removal and restoration of defective work, shut down and startup costs for any party under any of the Project Agreements, redesign, rebidding, repermitting and other costs incurred following such Construction Agency Agreement Event of Default in connection with any revision of the Plans and Specifications, construction supervision costs, carry during any period of delay in the completion of the Facility beyond the Outside Completion Date, legal fees incurred following such Construction Agency Agreement Event of Default in connection with the negotiation, enforcement, termination or any other action or proceeding in connection with any of the Project Agreements or any of the foregoing together with any amounts paid by Construction Agent as Prepaid Rent for such costs pursuant to the Construction Agency Agreement or any other funds used at the direction of Administrative Agent or Lessor for such purpose.

“Defaulted Participant Interest Party Commitment Amount” is defined in Section 3.5(b) of the Transaction Agreement.

“Defaulting Participant Interest Party” is defined in Section 3.5(a) of the Transaction Agreement.

“Designated Guarantor” means any wholly-owned Subsidiary of Guarantor required to provide a Subsidiary Guaranty pursuant to Section 18 of the Guaranty, other than any such Designated Guarantor that has ceased to be a Designated Guarantor as provided in Section 18 of the Guaranty.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Parent Guarantor designated for borrowing privileges under the Bank Credit Agreement.

“Disclosed Litigation” has the meaning specified in Section 7.2(f) of the Guaranty.

“Document Closing Date” is defined in Section 2.1 of the Transaction Agreement.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Early Termination Option” means Lessee’s option to purchase all, but not less than all, of the Leased Property in accordance with the provisions of Section 18.1 of the Lease.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Participant or Affiliate or Subsidiary of a Participant, (b) any lender or Affiliate or Subsidiary of a lender under the Bank Credit Agreement and (c) any other commercial bank, financial institution, leasing company or “accredited investor” (as defined in Regulation D) (x) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 12.3 of the Transaction Agreement to the extent that it may lawfully do so and (y) that is approved by Lessee (such approval not to be unreasonably withheld or delayed); provided that (i) Lessee’s consent or approval is not required pursuant to clause (a) or (b) or, with respect to clause (c), during the existence and continuation of a Default or an Event of Default and (ii) none of Lessee or any of its Affiliates or Subsidiaries shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Audit” means a Phase I environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard E1527-21 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any updates thereto) of the Site and any additional environmental assessments, reports or information reasonably requested by or provided to Lessor (including a Phase II environmental site assessment if recommended by the Phase I environmental site assessment) pursuant to the terms of the Operative Documents.

“Environmental Claims” is defined in Section 13.7 of the Transaction Agreement.

“Environmental Laws” means any federal, state or local laws, common laws, ordinances codes, rules, orders, regulations, licenses, permits, governmental approvals, judgments, comfort letters, environmental deed restriction, no further action letters, consent decrees, restrictions, or other requirements of, or legally binding agreement with, any Government Authority, in each case, relating to pollution, natural resources or wildlife, or the protection of human health, safety, the environment and natural resources, including laws relating to Hazardous Substances, reclamation of land and waterways, and emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes to the extent applicable to the relevant matter.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Violation” means any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

“Equipment” means all equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by Lessee using amounts advanced by the Participants pursuant to the Transaction Agreement (and any replacement thereof) and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Leased Property, including all screens, awnings, storm doors and windows, heating, electrical, switch gear, uninterrupted power supply, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, laundry equipment, cleaning systems (including window cleaning apparatus), communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description, but expressly excluding all Lessee Equipment.

“Equipment Lease Operative Documents” means the ‘Operative Documents’, as defined in that certain transaction agreement to be entered into on or after the Document Closing Date, by and among, Lessee, Lessor, Administrative Agent and the other parties thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Parent Guarantor’s, Lessee’s or any Designated Guarantor’s controlled group, or under common control with Parent Guarantor, Lessee or any Designated Guarantor, within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 412 of the Internal Revenue Code, under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043(c) of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Parent Guarantor, Lessee or any Designated Guarantor or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Parent Guarantor, Lessee or any Designated Guarantor or any of their ERISA

Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 303(k)(1)(A) and (B) of ERISA to the creation of a Lien upon property or rights to property of Parent Guarantor, Lessee or any Designated Guarantor or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; or (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination by the PBGC of, or the appointment of a trustee to administer, a Plan.

“Escrow Account” means that certain escrow account maintained at the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means any national bank or other financial institution reasonably satisfactory to the Participants who regularly performs escrow functions.

“Escrow Agreement” means that certain escrow agreement entered into among the Lessor, Construction Agent and Escrow Agent governing the terms of the Escrow Account.

“Escrowed Overages” means any amounts required to keep the Project Budget In Balance that are deposited by Construction Agent into the Escrow Account and maintained pursuant to the Escrow Agreement.

“Estimated Facility Completion Date” means the date set forth in the initial Advance Request by which Construction Agent has estimated it will complete Site Obligations and achieve Substantial Completion.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means a Construction Agency Agreement Event of Default or a Lease Event of Default.

“Event of Loss” means any Significant Casualty or Significant Condemnation.

“Excepted Payments” means: (a) all indemnity payments or payments under any guaranty (including indemnity payments made pursuant to Article XIII of the Transaction Agreement and payments under the Guaranty) to which any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled pursuant to the Operative Documents; (b) any amounts (other than Basic Rent or amounts payable by Construction Agent or Lessee pursuant to Section 15.2, Articles XVI or XVIII of the Lease or Sections 3.1, 3.4 or 5.1 of the Construction Agency Agreement) payable under any Operative Document to reimburse Lessor or any of its Affiliates (including the reasonable expenses of Lessor or such Affiliates incurred in connection with obtaining any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document; (c) any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of any Participant as the purchase price of the Participant’s interest (or a portion thereof); (d) any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies; (e) any insurance proceeds under policies maintained by the Administrative Agent or any Participant in accordance with Section 13.4 of the Lease; (f) Transaction Expenses, Contingent Rent or Fees paid or payable to or for the benefit of the Administrative Agent, the Arranger or any Participant; (g) all right, title and interest of Lessor to the Leased Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Instruments following the payment of the Participant Interest Contribution Balance; (h) any IDC Amount paid to Lessor pursuant to the IDC Side Letter; and (i) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (h) above.

“Excepted Rights” shall mean Lessor’s right (a) to receive from Lessee, the Administrative Agent or the Parent Guarantor all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which Construction Agent, Lessee or Parent Guarantor is permitted or required to give or furnish to the “Lessor” pursuant to the Construction Agency Agreement, the Lease, the Guaranty or any other Operative Document, (b) to exercise the inspection rights provided for in Section 4.2 of the Lease, (c) to give any demand notice under the Guaranty, notice of default under Section 5.1 of the Construction Agency Agreement or Section 16.1 of the Lease and to demand payment from the Parent Guarantor under the Guaranty, declare an Event of Default under the Construction Agency Agreement or the Lease in respect thereof and to retain the right to cause Parent Guarantor, Construction Agent or Lessee to take any action and execute and deliver such documents and assurances as the “Lessor” may from time to time reasonably request pursuant to the Guaranty, Article V of the Construction Agency Agreement or Article XVI of the Lease, as applicable, and (d) Lessor’s rights under Section 15.5 of the Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.

“Expiration Date” means the seventh (7th) anniversary of the Document Closing Date, as such date may be extended pursuant to Section 4.7 of the Transaction Agreement.

“Extended Remarketing Period” is defined in Section 20.3 of the Lease.

“Facility” means the manufacturing facility, to be constructed and/or installed on the Site, as described in the Plans and Specifications, including all buildings, structures, fixtures, Equipment and other improvements of every kind related thereto existing at any time and from time to time (including those purchased with amounts advanced by the Participants pursuant to the Transaction Agreement) on or under the Site to be constructed pursuant to the Construction Agency Agreement and the Project Agreements, together with any and all paving, grading, utility pipes, fencing, conduits and lines, signs, retaining walls, lighting, electrical and drainage structures, parking areas and roadways, all Modifications and other additions to or changes in the Facility at any time, but expressly excluding all Lessee Equipment and Improvements.

“Facility Completion Date” means the date Substantial Completion is achieved.

“Fair Market Value” means with respect to the Leased Property or any portion thereof, as of the date of the determination, the fair market value (which in any event shall not be less than zero) as determined by the Appraiser (or any other independent appraiser chosen by Lessor at the direction of the Administrative Agent and reasonably acceptable to Lessee) that would be obtained in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Lessor, Administrative Agent, Parent Guarantor or Lessee or any Affiliate thereof, for the purchase of the Leased Property or such portion thereof, as applicable. Such fair market value shall be calculated assuming that the Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes evaluating the items described in Section 13.2 of the Transaction Agreement and Section 20.3 of the Lease, in which case this assumption shall not be made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and, in each case, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing (or any law, regulation or other official administrative interpretation implementing such an intergovernmental agreement).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Transaction Agreement and the other Operative Documents.

“Fee Letters” means, collectively, the Arranger Fee Letter and the Administrative Agent Fee Letter, and each a “Fee Letter”.

“Fees” is defined in Section 4.4 of the Transaction Agreement.

“Final Completion Date” means the date upon which all performance (other than performance relating to warranty obligations) required under the General Construction Agreement and all other Project Agreements has been fully performed including the completion of all punchlist items, and all payments required thereunder have been made with respect to the Facility.

“Final Completion Work” means any work that, subsequent to Substantial Completion, needs to be performed to achieve the Final Completion Date.

“Financial Officer” means, with respect to any Person, the chief financial officer, treasurer, assistant treasurer or controller of such Person.

“FIRPTA” means a certification as to the nonforeign status for federal tax withholding purposes as contemplated by Treasury Regulation Section 1.1445-2(b)(2).

“FIRREA” means the Financial Institution Reform, Recovery and Enforcement Act of 1989, and all regulations promulgated pursuant thereto.

“Force Majeure Event” means, with respect to Construction of the Facility, any event (the existence of which at the date of the Initial Advance was not known, or would not reasonably have been expected to be discovered through the exercise of commercially reasonable due diligence, by Lessee or any Construction Agent Person, as applicable, taking into account the contemplated use of the Facility at the Site and the Construction) beyond the reasonable control of Lessee or any other Construction Agent Person, including general strikes (but not any strike or other job action solely involving employees of Construction Agent or any Construction Agent Person), acts of God, government activities or inactivities directly interfering with the Construction of the Facility, any general inability to obtain labor or materials, civil commotion and enemy action; but excluding in all cases any event, cause or condition that results from: an act or omission of Lessee or any other Construction Agent Person, a breach by Lessee or any Construction Agent Person of its obligations, representations or warranties under the Operative Documents or any other agreements to which it is a party, any Construction Agent Person’s financial condition or failure to pay or from the bankruptcy or insolvency of Lessee or any other Construction Agent Person or any event, cause or condition which could have been avoided or which could be remedied or mitigated through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds (which expenditure of funds, in the case of such an event, cause or condition arising on or after the Initial Advance Date, would have been paid with Funds available under the Project Budget or Other Available Amounts) or other commercially reasonable action, election or arrangement which would correct or resolve the impact of such event on the Construction.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Fund,” “Funded” or “Funding” means each funding by a Participant of a portion of the principal of its Participant Interest Contributions or a portion of its Lessor Amount (as the case may be) constituting a portion of any Advance as described in Article III of the Transaction Agreement.

“Funding Indemnity Agreement” means the Funding Indemnity Agreement, between Lessee and Administrative Agent, delivered in connection with the Initial Advance.

“General Construction Agreement” means that certain (i) Project Specific Agreement (PSA No. 001), dated as of February 1, 2023, by and between Parent Guarantor and the General

Contractor and assigned to the Lessor, (ii) Project Specific Agreement (PSA No. 002), dated as of November 15, 2023, by and between Parent Guarantor and the General Contractor and assigned to the Lessor, (iii) Project Specific Agreement (PSA No. 003), dated as of December 1, 2023, by and between Parent Guarantor and the General Contractor and assigned to the Lessor, (iv) Project Specific Agreement (PSA No. 004), dated as of December 3, 2023, by and between Parent Guarantor and the General Contractor and assigned to the Lessor, (v) Project Specific Agreement (PSA No. 006), dated as of January 23, 2024, by and between Parent Guarantor and the General Contractor and assigned to the Lessor, (vi) any other Project Specific Agreement entered into on or after the Document Closing Date, by and between Lessor and the General Contractor (or the General Contractor and Parent Guarantor and assigned to the Lessor) (in each case, pursuant to the terms of the Operative Documents) and (vii) Corning Master Agreement, dated as of February 1, 2023 (as amended by that certain First Amendment to Corning Master Agreement, dated as of February 28, 2024), by and between Parent Guarantor and the General Contractor, as incorporated into the Project Specific Agreements referred to in clauses (i) through (vi), which contract shall be a guaranteed maximum price or fixed price contract.

“General Contractor” means Turner Construction Company.

“General Indemnitee” or “Tax Indemnitee” means each of the Participants, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate co-agent appointed in accordance with the terms of the Transaction Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants (including any participant, assignee or transferee described in Article XII of the Transaction Agreement), representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, Parent Guarantor or any of their respective Affiliates be a General Indemnitee or Tax Indemnitee.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, comfort letters, no further action letters, environmental deed restrictions, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include all environmental and operating permits and licenses that are required for the ownership, occupancy, full use and operation of the Leased Property.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Proceeds” means the gross proceeds of the sale of the Leased Property.

“Grossed-Up Basis” is defined in Section 13.4(c)(ii) of the Transaction Agreement.

“Ground Lease” means the Ground Lease dated as of March 12, 2024, by and between the Ground Lessor, as Ground Lessor and Lessor, as Ground Lessee.

“Ground Lease Site Rent” shall have the meaning set forth in the Ground Lease.

“Ground Lessor” means DC HSC Holdings LLC, a Delaware limited liability company.

“Guarantors” or “Guarantor”, as applied, means (a) Parent Guarantor and (b) any Designated Guarantor which provides a Subsidiary Guaranty pursuant to Section 18 of the Guaranty.

“Guaranty” means that certain (a) Guaranty, dated as of March 12, 2024, from the Parent Guarantor for the benefit of Lessor, Administrative Agent, and the Participant Interest Parties and (b) any Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including all petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Substance” means any substance, waste or material which (i) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by-products and other hydrocarbons or (ii) is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States or the state in which the Site is located or any political subdivision of either of the foregoing and also including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Highest Lawful Rate” is defined in Section 4.6(b) of the Transaction Agreement.

“IDC Amount” is defined in the IDC Side Letter.

“IDC Side Letter” means that certain IDC Side Letter, dated as of March 12, 2024, by and between Lessee and Lessor.

“Immaterial Subsidiary” means, at any time, any Subsidiary of the Parent Guarantor (other than the Lessee or any Designated Subsidiary) having (a) Consolidated assets with a value of less than 5% of the total value of the Consolidated assets of the Parent Guarantor and its Subsidiaries, taken as a whole and (b) Consolidated revenues of less than 5% of the Consolidated revenues of the Parent Guarantor and its Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal year of the Parent Guarantor.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever (“Taxes”) (including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Site or Facility, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local authority upon or with respect to (a) any Tax Indemnitee, the Leased Property or any part thereof or interest therein, or Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Leased Property or any part thereof or interest therein; (c) the Participant Interest Contribution Amount, Lessor Amount, or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Facility or any part thereof or interest therein; (h) any transaction contemplated by Section 10.1(f) of the Transaction Agreement; or (i) otherwise in connection with the Overall Transaction.

Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Imposition” shall not mean or include:

(i)Taxes and impositions imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the overall gross or net income or overall gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax imposed on a Participant or Sub-Participant by reason of it providing the financing or owning or holding any Lessor Amount or Participant Interest Contribution Amount); provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(ii)any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition that relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates;

(iii)any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Transaction Agreement, provided that the foregoing shall not limit Lessee’s obligation under Section 13.4(b) of the Transaction Agreement to advance to such Tax Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 13.4(b) of the Transaction Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;

(iv)any Taxes or impositions imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition by such Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Participant Interest Contribution or Lessor Amount, or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by Lessee (including the Purchase Option) or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by Lessee);

(v)any Taxes or impositions imposed on a Tax Indemnitee to the extent such Tax Indemnitee or its Affiliates actually receives the benefit of a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Transaction Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

(vi)any Taxes or impositions imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or its Affiliates;

(vii)Taxes or impositions imposed on or payable by a Tax Indemnitee to the extent such Taxes or impositions would not have been imposed but for a breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);

(viii)Taxes or impositions to the extent resulting from such Tax Indemnitee’s failure to comply with the provisions of Section 13.4(b) of the Transaction Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Transaction Agreement (unless such failure is caused by Lessee’s breach of its obligations under the Operative Documents);

(ix)Taxes or impositions which are included in Project Costs if and to the extent actually paid and such Taxes or impositions are provided for in the Project Budget;

(x)Taxes or impositions imposed on or with respect to or payable as a result of activities of a Tax Indemnitee unrelated to the Overall Transaction; and

(xi)Taxes and impositions described in paragraph (A)–(H) of Section 13.4(e)(i) of the Transaction Agreement.

“Improvement” is defined in Section 10.2(b) of the Lease.

“In Balance” means that the undisbursed portion of the Project Budget shall be sufficient to complete the Facility pursuant to the Project Agreements and the Project Materials on or prior to the Outside Completion Date and to pay all Project Costs.

“In Balance Calculation” is defined in Section 5.6(a) of the Construction Agency Agreement.

“Indemnitee” means any of Lessor, a Participant Indemnitee, a General Indemnitee or a Tax Indemnitee, as applicable.

“Industry Standards” means the latest edition or revision of all industry codes, standards or regulations (hereinafter referred to collectively in this definition as “codes”) applicable to the operation, use, maintenance, repair or modification of the Leased Property or any portion thereof, as such codes may be changed from time to time.

“Initial Advance” means the Advance for Project Costs made on the Initial Advance Date.

“Initial Advance Date” is defined in Section 3.1(d)(ii) of the Transaction Agreement.

“Insolvency Event” means any event described in Section 5.1(j) of the Construction Agency Agreement or Section 16.1(f) of the Lease (without giving effect to any cure or time periods contained therein).

“Inspecting Parties” is defined in Section 4.2(a) of the Lease.

“Insurance Consultant” means A.J. Gallagher & Co. or any successor named by Lessor.

“Insurance Requirements” means all terms and conditions of any insurance policy required by the Lease or Construction Agency Agreement to be maintained by Lessee or Construction Agent.

“Interest Period” means (i) during the Commitment Period, with respect to any amounts outstanding under the Participant Interest Contribution Balance or Lessor Balance that are Funded on any Advance Date, the period commencing on (and including) such Advance Date and ending on (but excluding) the next following Payment Date, and thereafter each period commencing on

(and including) a Payment Date and ending on (but excluding) the Payment Date one month thereafter, and (ii) commencing with the Payment Date first following the Base Term Commencement Date, the period commencing on (and including) such Payment Date and ending on (but excluding) the Payment Date one month thereafter, and thereafter each period commencing on (and including) such previous Payment Date and ending on (but excluding) the next following Payment Date thereafter.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Investment Company Act” means the Investment Company Act of 1940, together with the rules and regulations promulgated thereunder.

“Investment Grade Rating” means (i) the Public Debt Rating from S&P is BBB- (or higher) and (ii) the Public Debt Rating from Moody’s is Baa3 (or higher).

“Laws” means, collectively, all foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means the Lease, Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 12, 2024, between Lessor and Lessee.

“Lease Balance” means, as of any date of determination, an amount equal to the sum of the Participant Interest Contribution Balance and the Lessor Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including but without duplication, accrued and unpaid Rent).

“Lease Event of Default” is defined at Section 16.1 of the Lease.

“Lease Renewal” is defined at Section 4.7 of the Transaction Agreement.

“Lease Renewal Term” is defined at Section 4.7 of the Transaction Agreement.

“Leased Property” means, collectively, the Facility and the leasehold interest in the Site.

“Leased Property Records” means those maintenance and other records relating to the maintenance and operation of the Leased Property in the possession of Lessee.

“Lessee” means Solar Technology LLC, a Delaware limited liability company, in its capacities as Lessee under the Lease and, as applicable, as Construction Agent under the Construction Agency Agreement.

“Lessee Equipment” means trade fixtures, machinery, equipment or other property belonging to Lessee or third parties that are not financed with Advances or that are not replacements of a component of the Leased Property pursuant to Section 9.1 of the Lease or Required Modifications pursuant to Section 10.1(a) of the Lease that, in each case, are required to be part of the Leased Property pursuant to such sections of the Lease.

“Lessor” means BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor under the Lease.

“Lessor Amount” means, as of any date of determination, the portion of the Advances funded by Lessor pursuant to Section 3.1 of the Transaction Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Lessor Balance” means as of any date of determination an amount equal to the sum of the outstanding Lessor Amount net of any distributions (other than distributions of Yield) with respect thereto, together with all accrued and unpaid Yield thereon.

“Lessor Commitment” means the commitment of Lessor to make available the Lessor Commitment Amount.

“Lessor Commitment Amount” means the aggregate principal amount set forth on Schedule I of the Transaction Agreement.

“Lessor Confirmation Letter” means that certain letter, delivered on or before the Document Closing Date, from Lessor to Lessee pursuant to which Lessor provided to Lessee information to assist in Lessee’s evaluation of Lessor.

“Lessor Documents” shall mean the Operative Documents to which Lessor is a party or is otherwise bound.

“Lessor Lien” means any Lien, true lease or sublease or disposition of title with respect to the Leased Property, any of the other Collateral, the Site or the Appurtenant Rights arising as a result of (a) any claim against Lessor, Administrative Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Documents, (b) any act or omission of Lessor, Administrative Agent or any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against Lessor, Administrative Agent or any Participant with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify Lessor, Administrative Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Transaction Agreement, (d) any claim against Lessor, Administrative Agent or any Participant arising out of any transfer by Lessor of all or any portion of the interest of Lessor in the Leased Property or the Operative Documents other than the transfer of title to or possession of the Leased Property by Lessor pursuant to and in accordance with the Operative Documents, including pursuant to the exercise of remedies, or (e) any claim against any Participant arising out of any transfer by such Participant of any Participant Interest or Lessor Amount, or any interest therein, other than in accordance with the Transaction Agreement and, in the case of a transfer of any Participant Interest Party Contribution, in accordance with the Transaction Agreement.

“Lender’s Policy” is defined in Section 6.1(x) of the Transaction Agreement.

“Liabilities” is defined in Section 1 of the Guaranty.

“Lien” means, with respect to any asset, any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in such asset to secure payment of a debt or performance of an obligation or other priority or preferential arrangement in the nature of security interest of any kind whatsoever, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidated Damages” means the payment by the General Contractor of any liquidated damages pursuant to the General Construction Agreement or any other similar payments made to Lessor, Participant Interest Parties, Administrative Agent, Lessee, Construction Agent, or their Affiliates under any other Project Agreement.

“Major Project Agreement” is defined in Section 2.4(b) of the Construction Agency Agreement.

“Major Project Agreement Default” means any breach or default under any Major Project Agreement that is reasonably likely to (i) cause Construction to be completed outside of the Outside Completion Date, (ii) prevent Construction to be completed at a cost less than, or equal to, the Aggregate Commitment Amount, (iii) cause the Project Budget not to be In Balance or (iv) result in a termination of such Major Project Agreement.

“Managed Service Provider” means any Person which is party to a Managed Service Agreement who provides the procurement or lease of equipment necessary to operate the Facility, including, without limitation, Consumers Energy Company, Arencibia, Inc. and Thomas Township.

“Managed Service Agreements” means any agreement entered into by Lessee with any Managed Service Provider providing for the procurement or lease of equipment necessary to operate the Facility.

“Managed Service Agreement Consents” means any consent and acknowledgment delivered in connection with the Managed Service Agreements providing for Lessor to assume the Lessee’s obligations under the Managed Service Agreements after an Event of Default has occurred.

“Margin Stock” means margin stock, as defined in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Transaction Agreement or any of the other Operative Documents against Lessee, or the rights and remedies of the Administrative Agent, Lessor or any other Participant under under or pursuant to any of the Operative Documents, (c) the ability of Lessee or any Guarantor to perform its respective obligations under any Operative Document, (d) the occurrence of the Facility Completion Date on or prior to the Outside Completion Date for the amounts set forth in the Project Budget, (e) the rights or interests of Administrative Agent, Lessor or any other Participant in the Leased Property, (f) the validity or priority of the Liens on the Collateral, taken as a whole, or (g) the Fair Market Value, use, utility, useful life or residual value of the Leased Property.

“Material Environmental Violation” is defined in Section 14.3 of the Lease.

“Maturity Date” means the Expiration Date, as extended from time to time.

“Memorandum of Ground Lease” means the Memorandum of Ground Lease to be entered into between the Ground Lessor and Lessor, as Ground Lessee.

“Memorandum of Lease” means the Memorandum of Lease in substantially the form of Exhibit B to the Lease to be executed, acknowledged and delivered to Administrative Agent pursuant to the Transaction Agreement.

“Modifications” is defined in Section 10.1 of the Lease.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means that certain Mortgage, which also contains an Assignment of Leases and Rents and constitutes a Security Agreement and Fixture Filing, dated as of March 12, 2024, by and between Lessor and Lessee.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Parent Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Parent Guarantor or any ERISA Affiliate and at least one Person other than Parent Guarantor, Lessee or such Designated Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which Parent

Guarantor or any ERISA Affiliate would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Nonconformance Amount” is defined in Section 13.2 of the Transaction Agreement.

“Non-Defaulting Participant Interest Party” is defined in Section 3.5(b) of the Transaction Agreement.

“Nonseverable” means a Modification or part of a Modification which cannot be readily removed from the Leased Property without causing material damage to or materially impairing the Fair Market Value, utility, useful life or residual value thereof as set forth in the Appraisal delivered on or prior to the Initial Advance Date, as reduced for any Liquidated Damages paid by the General Contractor or under the General Construction Agreement as compensation for diminution in Fair Market Value of the Modification.

“Obligations” means all obligations (monetary or otherwise) of Lessee arising under or in connection with any of the Operative Documents.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operative Documents” means the following:

(a)	the Transaction Agreement;

(b)	the Lease;

(c)	the Participation Agreement;

(d)	each Guaranty;

(e)	the Security Instruments;

(f)	the Fee Letters;

(g)	the Construction Agency Agreement;

(h)	the Consents and Acknowledgements;

(i)	the General Construction Agreement and each of the other Project Agreements, in each case, until the Base Term Commencement Date;

(j)	the Memorandum of Lease;

(k)	the Ground Lease;

(l)	the Memorandum of Ground Lease;

(m)	the Mortgage;

(n)	the Managed Service Agreement Consents; and

(o)	the Funding Indemnity Agreement.

“Original Executed Counterpart” is defined in Section 25.9 of the Lease.

“original payment” is defined in Section 13.5 of the Transaction Agreement.

“Other Available Amounts” means any insurance proceeds available under related insurance policies maintained by or on behalf of Lessee, Lessor or Construction Agent, Liquidated Damages, letter of credit proceeds (so long as neither Lessee or any Subsidiary has the reimbursement obligations thereunder), proceeds under surety bonds, proceeds from condemnation or eminent domain proceedings or other similar proceedings and similar proceeds consisting of available cash which are payable to Lessee, Lessor or Construction Agent in settlement of a Claim or other loss or for use in the Construction of the Facility.

“Outside Completion Date” means June 30, 2026 as such date may be extended pursuant to Section 3.2(b) of the Construction Agency Agreement.

“Overall Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents.

“Overdue Rate” means lesser of 2% over the Yield Rate and the Highest Lawful Rate.

“Owner’s Policy” is defined in Section 6.1(x) of the Transaction Agreement.

“Parent Guarantor” means Corning Incorporated, a New York corporation.

“Participant Balance” means as of any date of determination: (i) with respect to any Participant Interest Party, the Participant Interest Contribution Balance held by such Participant Interest Party or (ii) with respect to Lessor, the Lessor Balance.

“Participant Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-agent appointed in accordance with the terms of the Transaction Agreement, and their respective Affiliates, successors, permitted assigns, permitted transferees, permitted participants under Article XII of the Transaction Agreement, contractors, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, Parent Guarantor or any of their respective Affiliates be a Participant Indemnitee.

“Participant Interest” is defined in the recitals to Participation Agreement.

“Participant Interest Contribution Amount” means, as of any date of determination, the aggregate amount of Advances made by the Participant Interest Parties pursuant to Section 3.1 of the Transaction Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Participant Interest Contribution Balance” means, as of any date of determination, the aggregate principal amount of the outstanding Participant Interest Contribution Amount, together with all accrued and unpaid Yield thereon.

“Participant Interest Contribution Commitment” means the commitments of the Participant Interest Parties to make Participant Interest Contributions on an Advance Date in an aggregate principal amount set forth on Schedule II to the Transaction Agreement.

“Participant Interest Contribution Commitment Amount” means the principal amount for each Participant Interest Party set forth on Schedule II of the Transaction Agreement.

“Participant Interest Contributions” is defined in the recitals to the Participation Agreement.

“Participant Interest Parties” means, collectively, the Persons named on Schedule II to the Transaction Agreement and their permitted successors and assigns.

“Participant Interest” is defined in the recitals to Participation Agreement.

“Participation Agreement” means the Participation Agreement dated as of March 12, 2024, among Lessor, the Administrative Agent, and the Participant Interest Parties.

“Participants” means, collectively, Lessor and the Participant Interest Parties.

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“Payment Date” means (a) during the Commitment Period, the 25th day of each month, (b) upon the occurrence of the Base Term Commencement Date, the 25th day of the month in which the Base Term Commencement Date occurs and the 25th day of each month thereafter and (c) the last day of the Base Term. If the 25th day of any month is not a Business Day, then the applicable Payment Date shall be the next following Business Day, unless the result of such extension would carry such Payment Date into the next succeeding month, in which case such payment shall be made on the immediately preceding Business Day. If the last day of the Base Term is not a Business Day, then the applicable Payment Date shall be the immediately preceding Business Day.

“Payment Default” means the failure (i) of Lessee to make any payment of (A) Basic Rent when due or (B) any amounts due pursuant to Sections 15.1, 18.1, 19.1(b) or 20.1 of the Lease

when due, or (ii) of any Participant, Lessor or Administrative Agent to receive payment of any Yield, principal, Lessor Amount, Participant Interest Contribution Amount, Fees or amounts which constitute Supplemental Rent on the date any such amount is due and payable (for any reason, including as a result of the failure of any condition or the unavailability of funds for the purpose of Funding any Capitalized Yield, Capitalized Fees or Capitalized Contingent Rent) and, in the case of a failure of the type described in this clause (ii), such failure shall continue for five (5) Business Days after such amount is due and payable.

“Payment Office” means the office of Lessor or the Administrative Agent identified on Schedule III to the Transaction Agreement as its Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Lien” means (a) the respective rights and interests of Lessee, Lessor, the Participant Interest Parties and Administrative Agent, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings diligently conducted, so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and (iv) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (d) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title to the Leased Property or any interest therein and shall not interfere with the use or disposition of any Leased Property, the other Collateral or the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Liens created by the Lease or the Security Instruments and (iv) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (e) Liens arising after an Advance Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either have been bonded to the satisfaction of the Participants and Administrative Agent or the enforcement of such Lien has been stayed pending such appeal or review, (f) the rights of any sublessee under a sublease expressly permitted pursuant to and subject to the terms of the Lease and (g) easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 11.2 of the Lease or that are included as exceptions to title in the Title Policies.

“Permitted Modification” is defined in Section 10.1(a) of the Lease.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a Government Authority.

“Personalty” is defined in Section 24.2 of the Lease.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plans and Specifications” means the plans and specifications for the Construction of the Facility in the form delivered pursuant to Section 6.1 of the Transaction Agreement as they may be supplemented, amended or modified from time to time in accordance with the Project Agreements and the Construction Agency Agreement.

“Prepaid Rent” is defined at Section 5.3(b) of the Construction Agency Agreement.

“Project Agreements” means the General Construction Agreement and each of the other agreements and documents entered into by Construction Agent, in its role as Lessor’s Construction Agent (including any purchase orders relating to the components of the Facility), or Lessor to undertake or provide for Site Obligations, including the Construction.

“Project Budget” means the estimated budget of Project Costs attached to the Transaction Agreement as Schedule 3.1(d), as it may be amended, supplemented or modified in accordance with the provisions of the Transaction Agreement.

“Project Change” means a revision, amendment, modification to the Plans and Specifications, the Project Schedule or any of the Project Agreements (including a Change Order).

“Project Collateral Agreements” means each Assignment of Project Documents, the General Construction Agreement and the Project Agreements.

“Project Costs” means the costs incurred to lease the Site and construct the Facility in accordance with Plans and Specifications and the Project Materials, to fund amounts accruing under the Lease prior to the Base Term Commencement Date including amounts payable under any Project Agreement, or Project Collateral Agreement and all Site Acquisition Costs, Soft Costs, Capitalized Costs and Transaction Expenses, in each case, subject to the Aggregate Commitment Amount.

“Project Documents” has the meaning set forth in the applicable Assignment of Project Documents.

“Project Materials” is defined in Recital B of the Construction Agency Agreement.

“Project Schedule” means a construction schedule, in critical path form, which details and schedules all events necessary to control the Site Obligations, including the Construction, in the form delivered to and approved by Lessor prior to the Initial Advance, as it may be amended, supplemented or modified in accordance with the terms of the Project Agreements and the Construction Agency Agreement.

“Prudent Industry Practice” means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the manufacturing industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. “Prudent Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties and the requirements of any Governmental Authority of competent jurisdiction.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Parent Guarantor or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 5 under the definition of “Applicable Margin”; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Purchase Acceleration Notice” is defined at Section 18.1 of the Lease.

“Purchase Amount” means, as of any date of determination, the Lease Balance.

“Purchase Notice” means an irrevocable written notice by Lessee delivered to Lessor pursuant to Section 18.1 of the Lease, notifying Lessor of Lessee’s intention to exercise its Early Termination Option, and the proposed purchase date therefor.

“Purchase Option” is defined in Section 19.1(b) of the Lease.

“Recipient” is defined in Section 12.3(a) of the Transaction Agreement.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Release” means any release, migrating, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.

“Renewal Effective Date” is defined at Section 4.7 of the Transaction Agreement.

“Renewal Option” is defined in Section 19.1(a) of the Lease.

“Renewal Option Request” is defined at Section 4.7 of the Transaction Agreement.

“Renewal Option Response Date” is defined at Section 4.7 of the Transaction Agreement.

“Renewal Rescission” is defined in Section 4.7 of the Transaction Agreement.

“Renewal Rescission Period” is defined in Section 4.7 of the Transaction Agreement.

“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Required Modification” means any of the Modifications described in clause (i) of Section 10.1(a) of the Lease.

“Required Participants” means the Participants whose aggregate Credit Exposures (as hereinafter defined) constitute more than 50% of the aggregate Credit Exposure of all Participants at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each such Participant shall mean (a) at any time prior to the termination of the Commitments, the Commitment Percentage of such Participant multiplied by the Aggregate Commitment Amount and (b) at any time after the termination of the Commitments, the Commitment Percentage of such Participant multiplied by the aggregate outstanding Lease Balance.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, relative to Lessee, those of its officers or employees responsible for the Leased Property whose signature and incumbency or position shall have been certified to Lessor, relative to Parent Guarantor, those of its officers or employees whose signature and incumbency or position shall have been certified to Lessor, and, relative to any other Person, the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, Managing Director, Principal, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer or comptroller of such Person.

“Responsible Officer’s Certificate” means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale Option” is defined in Section 19.1(c) of the Lease.

“Sale Option Recourse Amount” means, as of any date of determination, an amount equal to the product of (a) 100% multiplied by (b) the Lease Balance.

“Sale Expenses” is defined in Section 20.1(i) of the Lease.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any comprehensive, territorial based Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or any similar Sanctions list issued by Her Majesty’s Treasury of the United Kingdom, European Union Sanctions authority or the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council.

“Savings” means the difference between the amount set forth for any line item in the Project Budget for the purchase, design, construction or other completion of the portion of the Leased Property described in such line item and, if less, the actual cost to complete such portion of the Leased Property described in such line item.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Security Instruments” means the Lease, the Memorandum of Lease, the Mortgage, the UCC Financing Statements, the Managed Service Agreement Consents, the Escrow Agreement and the Project Collateral Agreements.

“Security Property” is defined in Section 24.2(b) of the Lease.

“Significant Casualty” means that the Leased Property shall suffer (i) damage or destruction resulting in an insurance settlement on the basis of an actual, constructive or compromised total loss, (ii) destruction or damage beyond repair, (iii) damage which, in Lessee’s good faith judgment, makes repair uneconomic or renders the Leased Property unfit for Lessee’s commercial use, (iv) theft, loss or disappearance of a material part of the Leased Property for a period in excess of thirty (30) days or (v) damage or destruction for which the cost to repair or restore the Leased Property is in excess of $100,000,000.

“Significant Condemnation” means that (i) (x) title to all or any material portion of the Leased Property shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, (y) all or any material portion of the Leased Property shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds one hundred eighty (180) days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of the Leased Property in commercial operation shall have been prohibited, directly or indirectly, for a period of sixty (60) days.

“Significant Environmental Event” means an Environmental Violation the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $1,000,000.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Parent Guarantor or any ERISA Affiliate and no Person other than Parent Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which Parent Guarantor or any ERISA Affiliate would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Site” means the real property on which the Facility is to be constructed and which is located in Hemlock, Michigan as more fully described in the Lease, including any Appurtenant Rights.

“Site Obligations” is defined in Section 2.1(a) of the Construction Agency Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.10% (10 basis points); and with respect to Term SOFR means 0.10% (10 basis points).

“Soft Costs” means Project Costs incurred for the production of the Plans and Specifications, architectural and engineering fees, legal and accounting fees, permit and license fees and other such costs that are similar to the foregoing with respect to design of the Facility and obtaining all required Governmental Actions for the use thereof as contemplated in the Operative Documents.

“Specified Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Specified Environmental Law, Specified Environmental Permit or Specified Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Specified Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Specified Hazardous Materials.

“Specified Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Specified Environmental Law.

“Specified Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Specified Environmental Law.

“Specified Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent, Lessor or any other Participant under the Transaction Agreement or any of the other Operative Documents or (c) the ability of Lessee or any Guarantor to perform its respective obligations under any Operative Document.

“Subject Contract” is defined in Section 24.2(b) of the Lease.

“Subject Leases” is defined in Section 24.2(b) of the Lease.

“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock (or similar equity interests) having voting power to elect a majority of the Board of Directors (or similar governing body) of such Person (irrespective of whether at the time capital stock (or similar equity interests) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guaranty” means, with respect to any Designated Guarantor, a guarantee agreement between such Designated Guarantor and Administrative Agent providing for a guarantee of the Obligations by such Designated Guarantor, in such form as the Participants, the Lessee and such Designated Guarantor shall deem appropriate.

“Substantial Completion” means Completion.

“Sub-Participant” is defined in Section 12.2 of the Transaction Agreement.

“Successor Rate” is defined in Section 14.10 of the Transaction Agreement.

“Supplemental Rent” means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Lessor, Administrative Agent or any other Person, including Break Costs, any Sale Option Recourse Amount, any Lease Balance, any Contingent Rent and all rent and other amounts payable by Lessee under the Lease.

“Tax Indemnitee” is defined in the definition of General Indemnitee.

“Taxes” is defined in the definition of Impositions.

“Term” is defined in Section 2.3 of the Lease.

“Term SOFR” means for any Interest Period with respect to any Advance bearing Yield by reference to the Term SOFR Rate, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided further that if Term SOFR determined in accordance with the foregoing would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of the Transaction Agreement.

“Term SOFR Rate” means the sum of (a) Term SOFR plus (b) the SOFR Adjustment.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Termination Date” is defined in Section 15.2 of the Lease.

“Termination Notice” is defined in Section 15.1(a) of the Lease and Section 3.4(a) of the Construction Agency Agreement.

“Termination Payments” means any liquidated damage or specified cancellation payments owed by Construction Agent or its affiliates in connection with the cancellation or termination of a Project Agreement.

“Title Insurance Company” means First American Title Insurance Company and Chicago Title Insurance Company.

“Title Policies” is defined in Section 6.1(x) of the Transaction Agreement.

“Transaction Agreement” means the Transaction Agreement dated as of March 12, 2024 by and among Lessee, as Lessee and Construction Agent; Lessor; the Persons listed on Schedule II thereto, as Participant Interest Parties and the Administrative Agent.

“Transaction Expenses” means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including:

(a)the Arranger Fee;

(b)BALC’s reasonable costs and expenses, including the costs and expenses incurred by BALC with respect to any syndication and any other reasonable out-of-pocket expenses of BALC in connection with the consummation of the Overall Transaction;

(c)the reasonable fees and expenses of Chapman and Cutler LLP, as the single special counsel to Lessor;

(d)the reasonable fees and expenses of local counsel;

(e)the initial and ongoing fees and reasonable expenses of each of Lessor and Administrative Agent and their respective special counsel, if any, and any other reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with the consummation of the Overall Transaction;

(f)all applicable appraisal fees and reasonable expenses of the Appraiser relating thereto;

(g)search fees, recording fees, filing fees and Taxes incurred in connection with Lien searches and the filing of UCC Financing Statements, Memorandum of Ground Lease, Memorandum of Lease, Mortgage and any and all mortgages, deeds of trust or other Operative Documents to be recorded or filed;

(h)any title fees, premiums and escrow costs and other expenses relating to title insurance incurred in connection with the Advances as contemplated by the Operative Documents, and any expenses incurred for analysis of the Project Costs and inspection of the site;

(i)the initial and ongoing fees and costs of the Construction Consultant;

(j)insurance premiums accruing prior to the Base Term Commencement Date with respect to the insurance required by the Construction Agency Agreement;

(k)costs and expenses for the survey of the Site;

(l)costs and expenses for the review of the environmental reports of the Site by Lessor;

(m)the Fees payable to Administrative Agent; and

(n)the fees and expenses of the Insurance Consultant.

“UCC Financing Statements” means UCC financing statements appropriately completed for filing in the applicable jurisdiction in order to protect Lessor’s interest under the Lease to the extent the Lease is a security agreement.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” shall mean the United States of America.

“Upfront Fee” means an amount payable to the Administrative Agent, for the account of each Participant, on (a) the Document Closing Date, equal to (A) (i) 20 basis points (0.20%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $50,000,000 but less than $75,000,000, (ii) 25 basis points (0.25%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $75,000,000 but less than $100,000,000, (iii) 30 basis points (0.30%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $100,000,000 but less than $150,000,000, (iv) 35 basis points (0.35%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $150,000,000 but less than $200,000,000, (v) 40 basis points (0.40%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $200,000,000 but less than $250,000,000, or (vi) 45 basis points (0.45%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $250,000,000 (the foregoing percentages, the “Upfront Fee Percentage”), multiplied by, in each such case, (B) the final allocated Commitment of such Participant and (b) the Increase Effective Date, if applicable, equal to (A) the applicable Upfront Fee Percentage for such Participant, multiplied by, in each such case, (B) the amount of the increase of such Participant’s Commitment.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Voting Stock” means capital stock issued by a corporation, or equivalent interest in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Withholding Taxes” means Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for non-collection or in respect thereof.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means, with respect to each Interest Period (a) the Yield Rate for such Interest Period multiplied by (b) the aggregate Lease Balance outstanding, as determined for the applicable Interest Period in accordance with Section 4.1 of the Transaction Agreement.

“Yield Rate” means, with respect to any Interest Period, either (i) the sum of the Term SOFR Rate for such Interest Period, plus the Applicable Margin or (ii) if the provisions of Section 14.1 or Section 14.10 of the Transaction Agreement shall apply, the Alternate Base Rate or the Successor Rate, as applicable, plus the Applicable Margin.

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